     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 25, 1996

                                                      REGISTRATION NO. 333-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              ACE*COMM CORPORATION
             (Exact name of registrant as specified in its charter)
                           --------------------------

           MARYLAND                          3669                 52-1283030
 (State or other jurisdiction    (Primary Standard Industrial  (I.R.S. Employer
      of incorporation or        Classification Code Number)    Identification
         organization)                                               No.)

                           --------------------------

                               209 PERRY PARKWAY
                          GAITHERSBURG, MARYLAND 20877
                                 (301) 258-9850
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                           --------------------------

                               GEORGE T. JIMENEZ
                                   PRESIDENT
                              ACE*COMM CORPORATION
                               209 PERRY PARKWAY
                          GAITHERSBURG, MARYLAND 20877
                                 (301) 258-9850
           (Name, Address and Telephone Number of Agent for Service)
                           --------------------------

                                   COPIES TO:

             Ariel Vannier, Esq.                           Melvin Epstein, Esq.
      Venable, Baetjer and Howard, LLP                   Stroock & Stroock & Lavan
   1800 Mercantile Bank and Trust Building                 Seven Hanover Square
              Two Hopkins Plaza                        New York, New York 10004-2696
       Baltimore, Maryland 21201-2978                         (212) 806-5400
               (410) 244-7400

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
            AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE HEREOF.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. / / __________
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                            PROPOSED MAXIMUM
                                                          PROPOSED MAXIMUM     AGGREGATE
TITLE OF EACH CLASS OF SECURITIES      AMOUNT TO BE        OFFERING PRICE       OFFERING         AMOUNT OF
        TO BE REGISTERED                REGISTERED          PER SHARE(1)        PRICE(1)      REGISTRATION FEE
Common Stock, $.01 par value.....   2,895,933 Shares(2)        $11.00         $31,855,263        $10,984.66

(1) Estimated solely for purposes of calculating the registration fee.
(2) Includes 377,730 shares which the Underwriters have the right to purchase from the Company solely to cover over-allotments, if any.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                              ACE*COMM CORPORATION
CROSS REFERENCE SHEET SHOWING LOCATION IN PROSPECTUS OF INFORMATION REQUIRED BY
                          ITEMS IN PART I OF FORM S-1

FORM S-1 ITEM AND CAPTION                                                        LOCATION IN PROSPECTUS
- ----------------------------------------------------------------  -----------------------------------------------------

PART I

       1.  Front of Registration Statement and Outside Front
            Cover of Prospectus.................................  Cover of Prospectus
       2.  Inside Front and Outside Back Cover Pages of
            Prospectus..........................................  Inside Front and Outside Back Cover Page of
                                                                   Prospectus
       3.  Summary Information, Risk Factors and Ratio of
            Earnings to Fixed Charges...........................  Prospectus Summary; Risk Factors
       4.  Use of Proceeds......................................  Use of Proceeds
       5.  Determination of Offering Price......................  Underwriting
       6.  Dilution.............................................  Dilution
       7.  Selling Security Holders.............................  Principal and Selling Stockholders
       8.  Plan of Distribution.................................  Underwriting
       9.  Description of Securities to be Registered...........  Description of Capital Stock
      10.  Interest of Named Experts and Counsel................  Not Applicable
      11.  Information With Respect to the Registrant...........  Front Cover Page; Prospectus Summary; Risk Factors;
                                                                   Use of Proceeds; Dividend Policy; Capitalization;
                                                                   Dilution; Selected Financial Data; Management's
                                                                   Discussion and Analysis of Financial Condition and
                                                                   Results of Operations; Business; Management; Certain
                                                                   Transactions; Principal and Selling Stockholders;
                                                                   Description of Capital Stock; Shares Eligible for
                                                                   Future Sale; Financial Statements
      12.  Disclosure of Commission Position on Indemnification
            for Securities Act Liabilities......................  Not Applicable

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JUNE 25, 1996

PROSPECTUS
                                2,518,203 SHARES

                              ACE*COMM CORPORATION

                                  COMMON STOCK
                             ---------------------

    Of the 2,518,203 shares of Common Stock, $.01 par value per share ("Common Stock"), of ACE*COMM Corporation ("ACE*COMM" or the "Company"), offered hereby, 2,250,000 shares are being offered by the Company and 268,203 shares are being offered by a stockholder of the Company (the "Selling Stockholder"). See "Principal and Selling Stockholders." The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholder. Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $9 and $11 per share. See "Underwriting." The Company has applied to have the Common Stock listed on the Nasdaq National Market under the symbol "ACEC."
                            ------------------------

  FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SECURITIES OFFERED HEREBY, SEE "RISK FACTORS" BEGINNING AT
                                    PAGE 8.
                             ---------------------

THESE SECURITIES HAVE NOT  BEEN APPROVED OR DISAPPROVED  BY THE SECURITIES  AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
     ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRE-   SENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                                                       UNDERWRITING                          PROCEEDS TO THE
                                                      DISCOUNTS AND      PROCEEDS TO THE         SELLING
                                 PRICE TO PUBLIC      COMMISSIONS(1)        COMPANY(2)         STOCKHOLDER
Per Share.....................          $                   $                   $                   $
Total (3).....................          $                   $                   $                   $

(1) The Company and the Selling Stockholder have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deduction of expenses payable by the Company estimated at $750,000.

(3) The Company has granted to the Underwriters a 30-day option to purchase up to 377,730 additional shares of Common Stock, on the same terms and conditions as set forth above, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to the Company and Proceeds to the
    Selling  Stockholder will be  $            , $            , $            and
    $         , respectively. See "Underwriting."

    The shares are being offered by the several Underwriters, subject to prior sale, when, as, and if delivered to and accepted by the Underwriters, and subject to various prior conditions, including the right to reject orders in whole or in part. It is expected that delivery of share certificates will be made against payment therefor at the offices of Furman Selz LLC in New York, New
York, on or about             , 1996.

FURMAN SELZ
                            OPPENHEIMER & CO., INC.
                                                          RODMAN & RENSHAW, INC.
                                ---------------

               The date of this Prospectus is             , 1996.

    The inside front cover page contains a map of the world indicating the number of installations of the Company's products and the countries in which the Company's products have been installed.

    In addition, the inside front cover folds open to reveal two pages, which contain brief descriptions of the Company's carrier network products and network management products and depict where such products fit within an end user's network.

                            ------------------------

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND RELATED NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. EXCEPT AS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES (I) NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION, (II) THE EFFECT OF A 5.42-FOR-ONE STOCK SPLIT OF THE COMPANY'S COMMON STOCK TO BE EFFECTED IN THE FORM OF A STOCK DIVIDEND PRIOR TO THE DATE OF THIS PROSPECTUS, (III) THE REDEMPTION OF ALL OUTSTANDING SHARES OF THE COMPANY'S CLASS B PREFERRED STOCK AND (IV) THE CONVERSION OF ALL OUTSTANDING SHARES OF THE COMPANY'S CLASS C CONVERTIBLE PREFERRED STOCK (THE "CLASS C PREFERRED STOCK") INTO 1,843,944 SHARES OF COMMON STOCK, WHICH WILL OCCUR AUTOMATICALLY UPON THE COMPLETION OF THIS OFFERING. THE COMPANY CONSIDERS TELECOMMUNICATIONS SERVICE PROVIDERS TO CONSIST GENERALLY OF BOTH CARRIERS OPERATING VOICE AND DATA NETWORKS FOR THEIR CUSTOMERS AND OF ENTERPRISES WHICH OPERATE VOICE AND DATA NETWORKS FOR THEIR OWN USE. CERTAIN TECHNICAL TERMS AND ACRONYMS USED IN THIS PROSPECTUS ARE DEFINED IN THE "GLOSSARY OF TERMS" BEGINNING ON PAGE 55.

                                  THE COMPANY

    ACE*COMM Corporation ("ACE*COMM" or the "Company") develops, markets and services operations support systems ("OSS") products for networks deployed by telecommunications service providers, such as telephone companies, other public carriers and large enterprises operating data and voice networks using intranets and the Internet. The Company's products perform such functions as billing data collection, network surveillance, alarm processing and network management for some of the largest carriers and enterprises in the world.

    Increasing worldwide demand for data, voice and video services has created a need for increased network capacity and new network services. In addition, telecommunications service providers face an increasingly competitive environment due to continued deregulation and privatization of the global telecommunications industry. In response to these developments, interexchange and local exchange carriers and providers of Internet, personal communications and cellular services are offering a wide range of network features and options. As a result of the growth in network usage and new services, large enterprises require timely, accurate information regarding network performance and system usage to support the increasing volumes of data and voice communications to and from employees, customers and suppliers. ACE*COMM's solutions are designed to enable carriers and large enterprises to optimize the use of new and existing communications networks.

    The Company's carrier network products connect to existing network infrastructures and enable carriers to rapidly and accurately collect call records and performance data which are used for billing, fraud detection, customer care, marketing research and forecasting, and other operations support functions. These products are designed to enhance the carriers' competitive position by allowing them to offer new features and services, minimize network down-time, increase revenue through more accurate and timely billing and improve network productivity. The Company believes that it is well positioned to continue to offer its carrier network products to international customers located, for example, in Europe, Asia and the Pacific Rim, which typically operate a wide variety of switches from different manufacturers and require a data collection system capable of adapting to and integrating with the billing system and other OSSs.

    Leveraging its experience in developing carrier network products, the Company has also produced network management products that meet the growing needs of large enterprises in the United States and abroad, including government agencies, military organizations, educational institutions and "Fortune 1000" size organizations. As these enterprises have become increasingly dependent on the Internet and intranets for voice and data communications, their demand for reliable and flexible network management tools has increased. The Company's network management products consist of standardized software-based systems that enable network managers to manage voice and data communications by automating service administration, tracking network connections, detecting system errors and malfunctions, controlling network inventory assignments and configuration, monitoring traffic and performing billing functions. The Company's network management products are designed to increase the efficiency of communication operations and incorporate recent developments in object-oriented development, real-time response, client server architecture and graphical user interfaces.

    The Company is well positioned to develop products to support the convergence and growth of telephony and data networks within the enterprise, as a result of its knowledge and experience in data control and network switching technology, data capture and warehousing, and client-server systems. The Company presently is partnering with Newbridge Networks Corporation ("Newbridge") to develop software designed to provide billing data collection capabilities for asynchronous transfer mode ("ATM"), Frame Relay and X.25 switch users. The Company anticipates similar opportunities to develop other network edge technologies for equipment and service providers in the data services market.

    The Company has established strategic alliances with several companies in order to distribute its products effectively and develop products that can be responsive to the needs of the Company's end users. The Company's principal strategic partners are AT&T Corporation, Cincinnati Bell Information Systems, Inc. ("CBIS"), Teleglobe Canada, Inc. ("Teleglobe"), International Computers Limited ("ICL"), Lucent Technologies, Inc., GTE Government Systems Corporation ("GTE Government Systems") and BellSouth Communication Services, Inc. ("BellSouth"). These relationships have resulted in the sale of products to domestic and overseas carriers, the U.S. Armed Forces, the U.S. Department of State and major airports, among others. The alliances have been especially helpful in enabling the Company to further penetrate, on a cost-effective basis, the international telecommunications carrier markets, where the Company's alliance partners are well recognized and have well-developed business relationships. The Company also sells directly to large customers such as Telefonos de Mexico S.A. de C.V. ("TELMEX"), NYNEX and the University of Iowa.

    The Company's carrier network products have been installed in over 500 end user sites in 32 countries and its network management products have been installed in over 100 end user sites in 10 countries. The Company believes that these installations constitute one of the largest installed bases in the world for billing mediation and network management systems in the telecommunications service provider market. The Company's telecommunication carrier products can be tailored to the needs of operating companies in both the wireline and wireless sectors, as well as end users, regardless of the geographical location of the switches. The Company's network management products are compatible with virtually all standard network management platforms.

    The Company was incorporated in the State of Maryland in 1983. Its principal executive offices are located at 209 Perry Parkway, Gaithersburg, Maryland
20877, and its telephone number is (301) 258-9850. The Company's site on the World Wide Web is located at http://www.acec.com.

                                  THE OFFERING

Common Stock offered by:
  The Company........................  2,250,000 shares
  The Selling Stockholder............  268,203 shares
Common Stock to be outstanding after
the offering.........................  8,418,442 shares(1)
Use of Proceeds to the Company.......  For  general  corporate  purposes,  including working capital, the employment of additional personnel,  the
                                       repayment  of  bank indebtedness,  the  redemption of
                                       Class B Preferred Stock and the repayment of  certain
                                       indebtedness  held by the holder of such stock and by
                                       a related party. See "Use of Proceeds."
Proposed Nasdaq National Market
symbol...............................  ACEC

- ------------------------
(1) Excludes 1,293,217 shares of Common Stock issuable upon exercise of outstanding options.

                                  RISK FACTORS

    For a discussion of certain factors that should be considered by prospective purchasers of the securities offered hereby, see "Risk Factors."

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                             NINE MONTHS ENDED
                                             FISCAL YEAR ENDED JUNE 30,          MARCH 31,
                                           -------------------------------  --------------------
                                             1993       1994       1995       1995       1996
                                           ---------  ---------  ---------  ---------  ---------
STATEMENT OF OPERATIONS DATA:
Revenue -- products and services.........  $  11,137  $  14,523  $  12,415  $   9,238  $  13,111
Costs and operating expenses:
  Cost of products and services..........      5,870      7,675      6,579      4,758      6,672
  Selling, general and administrative....      4,065      5,473      6,049      4,675      4,744
  Research and development...............        780        573      1,045        712        631
                                           ---------  ---------  ---------  ---------  ---------
(Loss) income from operations............        422        802     (1,258)      (907)     1,064
Interest expense, net....................        (53)      (156)      (335)      (229)      (285)
                                           ---------  ---------  ---------  ---------  ---------
(Loss) income before income taxes and
 extraordinary item......................        369        646     (1,593)    (1,136)       779
Income taxes.............................       (151)    --         --         --         --
                                           ---------  ---------  ---------  ---------  ---------
(Loss) income before extraordinary
 item....................................        218        646     (1,593)    (1,136)       779
Extraordinary item -- tax benefit of net
 operating loss carryforwards............        151     --         --         --         --
                                           ---------  ---------  ---------  ---------  ---------
Net (loss) income........................  $     369  $     646  $  (1,593) $  (1,136) $     779
                                           ---------  ---------  ---------  ---------  ---------
                                           ---------  ---------  ---------  ---------  ---------
Pro forma net (loss) income per
 share (1)...............................                        $   (0.26)            $    0.12
                                                                 ---------             ---------
                                                                 ---------             ---------
Shares used to compute pro forma net
 (loss) income per share (1).............                        6,200,992             6,510,335
                                                                 ---------             ---------
                                                                 ---------             ---------

                                                                       QUARTERS ENDED
                                       -------------------------------------------------------------------------------
                                        SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,    SEPT. 30,   DEC. 31,   MAR. 31,
                                          1994        1994       1995       1995        1995        1995       1996
                                       -----------  ---------  ---------  ---------  -----------  ---------  ---------
STATEMENT OF OPERATIONS DATA:
Revenue -- products and services.....   $   2,879   $   3,552  $   2,807  $   3,177   $   3,433   $   4,772  $   4,906
Costs and operating expenses:
  Cost of products and services......       1,485       2,027      1,246      1,821       1,736       2,736      2,200
  Selling, general and
   administrative....................       1,505       1,576      1,594      1,374       1,362       1,610      1,772
  Research and development...........         218         268        226        333         132         235        264
                                       -----------  ---------  ---------  ---------  -----------  ---------  ---------
(Loss) income from operations........        (329)       (319)      (259)      (351)        203         191        670
Interest expense, net................         (53)        (74)      (102)      (106)       (104)        (97)       (84)
                                       -----------  ---------  ---------  ---------  -----------  ---------  ---------
(Loss) income before income taxes....        (382)       (393)      (361)      (457)         99          94        586
Income taxes.........................      --          --         --         --          --          --         --
                                       -----------  ---------  ---------  ---------  -----------  ---------  ---------
Net (loss) income....................   $    (382)  $    (393) $    (361) $    (457)  $      99   $      94  $     586
                                       -----------  ---------  ---------  ---------  -----------  ---------  ---------
                                       -----------  ---------  ---------  ---------  -----------  ---------  ---------

- ------------------------
(1) For a description of the computation of pro forma net (loss) income per share and shares used in computing pro forma net (loss) income per share, see Note 1 to the Company's financial statements included elsewhere in this Prospectus.

                                                                        MARCH 31, 1996
                                                                   ------------------------
                                                                                    AS
                                                                    ACTUAL(1)   ADJUSTED(2)
                                                                   -----------  -----------
BALANCE SHEET DATA:
Cash.............................................................   $       2    $  16,520
Working capital (deficit)........................................       2,588       19,228
Total assets.....................................................       8,861       25,379
Total liabilities................................................       7,167        3,819
Stockholders' equity.............................................       1,694       21,560

- ------------------------
(1) Gives effect to the conversion of all outstanding shares of Class C Preferred Stock into 1,843,944 shares of Common Stock.

(2) Adjusted to reflect the sale of 2,250,000 shares of Common Stock offered by the Company hereby at an initial offering price of $10 per share (the mid-point of the estimated range of the initial public offering price) after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, and the application of the estimated net proceeds therefrom, including the repayment of certain indebtedness and the redemption of shares of Class B Preferred Stock. See "Use of Proceeds" and "Capitalization."

BACKLOG

    The following table sets forth, on the dates indicated, the Company's backlog by backlog type. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview" and "Business -- Backlog."

                                                                JUNE 30,                   MARCH 31,
                                                     -------------------------------  --------------------
                                                       1993       1994       1995       1995       1996
                                                     ---------  ---------  ---------  ---------  ---------
Order Backlog......................................  $   3,723  $   5,656  $   3,606  $   5,478  $  11,362
Contract Backlog...................................      1,500      2,600      1,005        830     38,231

                                  RISK FACTORS

    AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. THE FOLLOWING FACTORS AND CAUTIONARY STATEMENTS SHOULD BE CAREFULLY CONSIDERED IN EVALUATING THE COMPANY AND ITS BUSINESS.

    RELIANCE ON SIGNIFICANT CUSTOMERS AND LARGE ORDERS; LONG SALES CYCLES; FLUCTUATIONS IN RESULTS. A significant portion of the Company's revenues have been, and will continue to be, derived from substantial orders placed by large organizations. For the nine months ended March 31, 1996, TELMEX and Teleglobe, its largest carrier network product customers for the period, represented approximately 24.5% and 13.2% of total revenue, respectively, and ANSTEC, Inc. ("ANSTEC") and GTE Government Systems, its largest network management product customers for the period, represented approximately 10.7% and 7.1% of total revenue, respectively. The Company expects that in the future it will continue to be dependent upon a limited number of customers in any given period for a significant portion of its revenue. Furthermore, such customers are concentrated in the carrier market. The Company's future success may depend upon the continued demand by such customers for its products and services. Customer demand can be affected by numerous variables, including changes in governmental regulation, changes in the customers' competitive environment, pricing policies by the Company or its competitors, personnel changes, demand for the Company's products in this market, the number, timing and significance of new product and product enhancement announcements by the Company and its competitors, the ability of the Company to develop, introduce and market new and enhanced versions of its products on a timely basis, and the mix of direct and indirect sales and general economic factors. There can be no assurance that revenue from customers that have accounted for significant revenues in past periods, individually or as a group, will continue, or if continued will reach or exceed historical levels in any future period. The Company's results of operations and financial condition could be materially adversely affected by the failure of anticipated orders to materialize and by deferrals or cancellation of orders.

    The Company's revenue is difficult to forecast as a result of the fact that the purchase of operations support and network management systems generally involves a significant commitment of capital and management time. Accordingly, the sales cycle associated with the purchase of the Company's products -- from initial contact to contract execution and delivery of product -- typically is lengthy, varies from customer to customer and from project to project, and is subject to a number of additional significant risks, including customers' budgetary constraints and internal acceptance reviews, over which the Company has little or no control.

    The Company's results also vary based on the type and quantity of products shipped, the timing of product shipments, the relative revenue mix in a given period and the resulting margins. The variations may be material.

    As a result of these and other factors, the Company believes that revenue and operating results, and particularly quarterly results, are likely to vary significantly in the future and to be difficult to forecast and that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. In addition, the Company's expense levels are based, in part, on its expectations as to future revenue levels. If revenue levels are below expectations in any given period, operating results are likely to be materially adversely affected. Further, it is likely that in some future period the Company's revenue or operating results will be below the expectations of public market analysts and investors. In such event, the price of the Common Stock will be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Selected Quarterly Results" and "Business -- Strategic Alliances and Other Customers."

    RELIANCE ON TELECOMMUNICATIONS SERVICE PROVIDER MARKET. The Company derived substantially all of its revenue from sales to telecommunications service providers during the twelve months ended June 30, 1994 and 1995 and the nine months ended March 31, 1996. Sales to the telecommunications service provider market are expected to provide the substantial majority of the Company's revenue in the foreseeable future. The Company's business is dependent upon the continued growth of the telecommunications industry in the United States and internationally, on the continued convergence of voice and data networks and on the evolution and widespread adoption of emerging network technologies. Any decline in the growth of the industry, the failure of these markets to converge or the failure of these network technologies to evolve or achieve widespread market acceptance could have a material adverse effect on the Company and its results of operations.

    The telecommunications industry is subject to extensive regulation in the United States and other countries and regulatory approvals generally must be obtained by most of the Company's customers. The enactment by federal, state or foreign governments of new laws or regulations or changes in the interpretation of existing regulations could adversely affect the Company's customers.

    Any adverse development in the carrier or telecommunications market, including reregulation, or reduction in demand for the Company's products by these industry sectors, could have a material adverse effect on the financial condition and results of operations of the Company.

    RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS. Sales of products to be delivered outside of the United States accounted for approximately 37.1%, 62.9% and 68.6% of the Company's total revenue for the years ended June 30, 1994 and 1995 and for the nine months ended March 31, 1996, respectively. The Company expects that revenue from the sale of products outside of the United States will continue to account for a significant portion of its total revenue in future periods. The Company intends to enter additional international markets and to continue to expand its operations outside of the United States by expanding its direct sales force, opening additional in-region customer support and sales offices, adding licensees and distributors and pursuing additional strategic relationships. Market acceptance of the Company's products for emerging markets, such as Asia and the Pacific Rim, is important to the Company's future success, but these markets are diverse and rapidly evolving, and it is difficult to predict their potential size, future growth rate or the timing of their development. In addition, access to international markets is often difficult due to the established relationships between a government owned or controlled communications company and its traditional indigenous suppliers of communications products. Accordingly, there can be no assurance that the Company's products will be widely accepted by the service providers in these emerging markets or that the Company will be able to continue to penetrate these markets effectively.

    The proposed further expansion into international markets will require significant management attention and expenditure of significant financial resources and could adversely affect the Company's operating margins. The Company's international operations and revenue involve a number of inherent risks, including extensive field testing and a lengthier sales cycle than with domestic customers, longer receivables collection periods and greater collection difficulty, difficulty in staffing and managing international operations, the impact of possible recessionary environments in economies outside the United States, unexpected changes in regulatory requirements, including a slowdown in the rate of privatization of carriers, reduced protection for intellectual property rights in some countries and tariffs and other trade barriers. There can be no assurance that the Company will be able to sustain or increase revenue derived from international sales or that the foregoing factors will not have a material adverse effect on the Company's future international revenue, and, consequently, on the Company's results of operations and financial condition.

    Currency exchange fluctuations in countries in which the Company sells its products could have a material adverse effect on the Company's results of operations and financial condition by resulting in pricing that is not competitive with products priced in local currencies. In addition, sales in Europe and certain other parts of the world typically are adversely affected in the third quarter of each calendar year as many customers reduce their business activities during the summer months. If the Company's international sales become a greater component of total revenue, these seasonal factors may have a more pronounced effect on the Company's operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business -- Sales and Marketing" and "-- Strategic Alliances and Other Customers."

    DEPENDENCE ON THIRD PARTY RELATIONSHIPS. A key element of the Company's business strategy is to develop strategic alliances with leading companies that provide telecommunications services or that manufacture and market network equipment, in order to expand the Company's distribution channels and enter new markets. There can be no assurance that the Company will be able to continue to increase the number of, or to expand these types of relationships, in order to market its products effectively, particularly internationally. Many of the Company's strategic alliances are nonexclusive and certain of the companies with which the Company has such alliances also have agreements with, or are themselves, competitors or potential competitors of the Company. The Company believes that these alliances are critical to the Company's ability to expand its penetration of international markets for its carrier network products and to increase sales of its network management products in the United States. There can be no assurance that the Company's strategic partners will not discontinue one or more of their alliances with the Company or form additional competing arrangements with competitors of the Company or themselves begin to compete with the Company. See "Business -- Strategic Alliances and Other Customers."

    DEPENDENCE ON KEY PERSONNEL. The Company's success depends to a significant degree upon the continuing contributions of its key management, sales, customer support and product development personnel. In particular, the Company would be materially adversely affected if it were to lose the services of George Jimenez, Joseph Dorr or Thomas Russotto, who have provided significant leadership and direction to the Company since its inception and who have significant knowledge of the Company's proprietary technology and products. The Company currently does not have employment agreements with its key personnel, although the Company has non-competition and non-disclosure agreements with each of them. The Company has obtained key man life insurance on the life of Mr. Jimenez in the amount of $1.0 million, payable to the Company. The loss of key management or technical personnel could have a material adverse effect on the Company's results of operations and financial condition.

    INTENSE COMPETITION. The market for carrier network and network management products is highly competitive. Many providers offer products that are directly competitive with those offered by the Company in both domestic and international markets. The Company also experiences competition from in-house systems developed by existing and potential customers. Many of the Company's current and potential competitors have significantly greater financial, marketing, technical, and other competitive resources than the Company. Current and potential competitors, including providers of software or processing services, may establish cooperative relationships with one another or with third parties or consolidate to compete more effectively against the Company. It is also possible that new competitors may emerge and acquire market share. Any of these events could have a material adverse effect on the Company's results of operations and financial condition. See "Business -- Competition."

    NEW PRODUCTS AND TECHNOLOGY AND NEED TO RESPOND TO RAPIDLY CHANGING CUSTOMER NEEDS. The market for the Company's products is characterized by rapid change and is highly competitive with respect to the need for timely product innovation and new product introductions. The Company believes that its future success depends in part upon its ability to enhance its current offerings and develop new products that address the increasingly complex needs of customers. In particular, the Company believes that it must respond quickly to customers' needs for additional functionality and new software technologies. There can be no assurance that the Company will be able to do so. The Company continually seeks to develop new products and individual features within a complex hardware and software system. Development projects can be lengthy and are subject to changing requirements, programming difficulties, and unforeseen factors which can result in delays. In addition, new products or features, when first released by the Company, may contain undetected errors that, despite testing by the Company, are discovered only after a product has been installed and used by customers. Delays or undetected errors could have a material adverse effect on the Company's results of operations and financial condition.

    The introduction or announcement by the Company or one or more of its competitors of products embodying new technologies, or changes in industry standards or customer requirements, could render the Company's existing products obsolete or unmarketable. The introduction of new or enhanced versions of its products also requires the Company to manage the transition from older products in order to minimize disruption in customer operations. There can be no assurance that the introduction or announcement by the Company or one or more of its competitors of new products, or changes in industry standards or customer requirements, will not cause customers to limit or defer purchases of Company products. Such actions could have a material adverse effect on the Company's results of operations and financial condition.

    MANAGEMENT OF GROWTH. The Company is expanding into new products, services and markets. This growth has resulted in new and increased responsibilities for management personnel and has placed and continues to place a significant strain upon the Company's management, operating and financial systems and resources. Although the Company believes that there are currently no existing material weaknesses, in order to accommodate recent growth and to compete effectively and manage future growth, if any, the Company will be required to continue to implement and improve operating, financial and management information systems, procedures and controls on a timely basis and in such a manner as is necessary to accommodate the increased number of transactions and customers and the increased size of the Company's operations. Management of future growth, if any, will also require that the Company continuously expand, train, motivate and manage its work force. These demands will require the addition of new management personnel. The Company's future success will depend to a significant extent on the ability of its current and future executive officers to operate effectively, both independently and as a group. There can be no assurance that the Company's personnel, systems, procedures and controls will be adequate to support the Company's existing and future operations. Any failure to implement and improve the Company's operating, financial and management systems or to expand, train, motivate or manage employees could have a material adverse effect on the Company's results of operations and financial condition.

    DIFFICULTY IN ATTRACTING AND RETAINING NECESSARY PERSONNEL. Certain members of the senior management team of the Company have been in place for a relatively short time. James Moore, Vice President, Marketing, began his employment in May 1996. The Company believes that its future success will depend in large part upon its ability to continue to attract and retain highly skilled managerial, sales, professional services, customer support and product development personnel. The Company has at times experienced and continues to experience difficulty in recruiting qualified personnel. Competition for qualified personnel with knowledge of the telecommunications industry is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel. The complex nature of the products demanded by the Company's customers requires that the Company recruit and hire personnel with expertise in and a broad understanding of the telecommunications and other industries in which the Company's customers compete. In addition, there are only a limited number of qualified development and customer support engineers, and competition for such individuals is especially intense. Competitors have in the past and may in the future attempt to recruit the Company's employees. Failure to attract and retain key personnel could have a material adverse effect on the Company's results of operations and financial condition.

    DEPENDENCE UPON PROPRIETARY TECHNOLOGY. The Company's success and ability to compete is dependent in part upon its proprietary technology. The Company relies on a combination of trade secret, copyright and trademark laws, nondisclosure and other contractual agreements and technical measures to protect its proprietary rights. The Company currently has no patents or patent applications pending. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary, or to develop products with functionality or features similar to the Company's products that are substantially equivalent or superior to the Company's products. In addition, effective copyright, trademark and trade secret protection may be unavailable or limited in certain countries. The Company believes that its products and trademarks do not infringe upon the proprietary rights of third parties, but there can be no assurance that third parties will not in the future assert claims of infringement of their proprietary rights. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require the Company to develop non-infringing technology or enter into royalty or licensing agreements which, if available, may not be on terms acceptable to the Company. A claim of product infringement against the Company and failure or inability of the Company to develop non-infringing technology, or license the infringed or similar technology, could have a material adverse effect on the Company's results of operations and financial condition. The Company relies on certain software that it licenses from third parties, including software that is integrated with internally developed software and used in the Company's products to perform key functions. There can be no assurance that these third party software licenses will continue to be available to the Company on commercially reasonable terms. The absence of such software, if the Company is unable to find a substitute, could have a material adverse effect on the Company's ability to produce products. See "Business -- Proprietary Rights and Licenses."

    NO PRIOR PUBLIC MARKET; DETERMINATION OF OFFERING PRICE; POSSIBLE VOLATILITY OF STOCK PRICE. Prior to this offering, there has been no public market for the Company's Common Stock. There can be no assurance that an active trading market will develop for the Common Stock or that the price at which shares of Common Stock may trade in the public market from time to time subsequent to this offering will exceed the initial public offering price. The initial public offering price will be determined by negotiations between the Company and the representatives of the Underwriters and may not be indicative of future market prices. See "Underwriting" for a discussion of factors to be considered in determining the initial public offering price. The stock market has from time to time experienced extreme price and volume fluctuations, particularly in the technology sector, which often have been unrelated to the operating performance of particular companies. Any announcement with respect to any variance in revenue or earnings from levels generally expected by securities analysts for a given period could have an immediate and significant effect on the trading price of the Common Stock. In addition, factors such as announcements of technological innovations or new products by the Company, its competitors, or third parties, as well as changing market conditions in the industry, may have a significant impact on the market price of the Common Stock.

    SHARES ELIGIBLE FOR FUTURE SALE. Sales of a substantial number of shares of Common Stock in the public market following this offering could adversely affect prevailing market prices for the Common Stock. Upon the expiration of "lock-up" agreements, 180 days following the date of this Prospectus, approximately 5,635,634 shares of Common Stock will be eligible for sale under Rule 701 or Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). On the date 90 days following the date of this Prospectus and without consideration of the foregoing contractual restrictions, substantially all of the Common Stock outstanding prior to this offering will be eligible for sale in the public markets subject to the provisions of Rule 144. After this offering, holders of 1,575,740 shares of Common Stock are entitled to certain registration rights (taking into account the conversion of the Class C Preferred Stock). If such holders, by exercising their registration rights, cause a large number of shares to be registered and sold in the public market, such sales may have an adverse effect on the market price for the Common Stock. In addition, the Company intends to register on one or more registration statements filed after completion of this offering, up to 1,500,000 shares of Common Stock reserved for issuance under the Company's plans. Shares covered by these registration statements will be eligible for sale in the public market immediately after the effective dates of such registration statements. See "Shares Eligible for Future Sale" and "Underwriting."

    CONTROL BY EXISTING STOCKHOLDERS; ANTI-TAKEOVER PROVISIONS. The Company's directors and officers and their affiliates will, in the aggregate, beneficially own more than 49.7% of the outstanding Common Stock after this offering. As a result, these stockholders, if they act together, would be able to control most matters requiring approval by the Company's stockholders, including the election of directors. In addition, the Company's Charter and By-laws will contain provisions that may discourage acquisition bids for the Company by persons unrelated to certain existing stockholders. The effect of this stock ownership and these provisions may be to limit the price that investors might be willing to pay in the future for shares of the Common Stock or prevent or delay a merger, takeover, or other change in control of the Company and thus discourage attempts to acquire the Company. See "Principal and Selling Stockholders" and "Shares Eligible for Future Sale." In addition, the Company's Board of Directors has the authority to issue up to 5,000,000 shares of Preferred Stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no present plan to issue any shares of Preferred Stock. The Company's Charter and By-laws contain other provisions, such as notice requirements for stockholders, staggered terms for its Board of Directors, and limitations on the stockholders' ability to remove directors or to present proposals to the stockholders for a vote, all of which may have the further effect of making it more difficult for a third party to gain control or to acquire the Company. See "Description of Capital Stock" and "Certain Charter and By-law Provisions."

    DILUTION. The initial public offering price will be substantially higher than the book value per share of Common Stock. Assuming an initial public offering price of $10.00 per share (the mid-point of the estimated range of the initial public offering price), investors participating in this offering will incur immediate, substantial dilution of approximately $7.41 per share. To the extent outstanding options to purchase the Company's Common Stock are exercised, there will be further dilution. See "Dilution."

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the shares of Common Stock offered hereby are estimated to be approximately $20.2 million (approximately $24.0 million if the Underwriters' over-allotment option is exercised in full), after deducting the underwriting discounts and commissions and estimated offering expenses and assuming a public offering price of $10.00 per share.

    The Company expects to use the net proceeds for general corporate purposes including working capital and employment of additional personnel, provided that:
(i) certain amounts will be used for repayment of bank indebtedness of which approximately $3.2 million was outstanding at March 31, 1996, (ii) approximately $0.4 million will be used for redemption of all outstanding shares of Class B Preferred Stock and the repayment of certain indebtedness held by the holder of such shares, of which approximately $52,000 was outstanding at March 31, 1996, and (iii) approximately $0.1 million will be used for repayment of outstanding related-party indebtedness. See Note 13 to the Company's financial statements and "Certain Transactions" for further information.

    The principal purposes of this offering are to increase the Company's equity and to create a public market for the Company's Common Stock. The Company believes that success in its industry requires substantial capital in order to maintain the flexibility to take advantage of opportunities that arise and to be able to withstand adverse business conditions, should they occur. Portions of net proceeds may also be used to fund acquisitions of complementary businesses, products or technologies, although no specific acquisitions are planned or under negotiation as of the date of this Prospectus. The Company has not allocated a significant portion of the net proceeds of this offering to any particular use. Accordingly, management will have significant flexibility in applying the net proceeds of this offering. Pending application of the proceeds as described above, the Company intends to invest the net proceeds in investment-grade, short-term securities.

    The  Company will not receive any of the proceeds from the sale of shares of
Common  Stock  by   the  Selling   Stockholder.  See   "Principal  and   Selling
Stockholders."

                                DIVIDEND POLICY

    The Company has never declared or paid cash dividends on the Common Stock. The Company currently intends to retain earnings, if any, to finance the growth and development of its business and does not anticipate paying cash dividends in the foreseeable future. The terms of the Company's bank credit facilities prohibit the payment of cash dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." The future payment of cash dividends, if any, is also within the discretion of the Board of Directors and will depend on the future earnings, capital requirements, financial condition and future prospects of the Company and such other factors as the Board of Directors may deem relevant.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of March 31, 1996, (i) giving effect to a 5.42-to-one stock split and assuming the conversion of all outstanding Class C Preferred Stock into Common Stock and (ii) as adjusted to reflect the sale of 2,250,000 shares of Common Stock offered by the Company hereby (at an assumed initial public offering price of $10 per share), and the application of the estimated net proceeds of this offering as described in "Use of Proceeds." This table should be read in conjunction with the Company's financial statements and notes thereto included elsewhere in this Prospectus.

                                                                                                 MARCH 31, 1996
                                                                                              --------------------
                                                                                                            AS
                                                                                               ACTUAL    ADJUSTED
                                                                                              ---------  ---------
                                                                                              (IN THOUSANDS EXCEPT
                                                                                                FOR SHARE DATA)
Long-term debt, net of current portion......................................................  $   3,228     --
                                                                                              ---------
Stockholders' equity: (1)
  Class B Preferred Stock, $1.00 par value; 1,000 shares authorized, 1,000 issued and
   outstanding, actual; none issued and outstanding, as adjusted............................          1     --
  Common Stock, $.01 par value; 45,000,000 shares authorized, 6,074,937 issued and outstanding, actual; 45,000,000 shares authorized, 8,324,937 issued and outstanding, as
   adjusted.................................................................................         61  $      83
Additional paid-in capital..................................................................      2,557     22,402
Stock subscriptions receivable..............................................................       (114)      (114)
Accumulated deficit.........................................................................       (811)      (811)
                                                                                              ---------  ---------
    Total stockholders' equity..............................................................      1,694     21,560
                                                                                              ---------  ---------
      Total capitalization..................................................................  $   4,957  $  21,560
                                                                                              ---------  ---------
                                                                                              ---------  ---------

- ------------------------

(1) Excludes options to purchase 1,130,617 shares of Common Stock at exercise prices ranging from $.34 to $.69 per share, outstanding as of March 31, 1996.

                                    DILUTION

    The pro forma net tangible book value of the Company as of March 31, 1996 was $1.7 million, or $.28 per share of Common Stock. "Pro forma net tangible book value" per share represents the amount of total tangible assets less total liabilities, divided by the total number of shares of Common Stock then outstanding (without giving effect to this offering but assuming the automatic conversion of all outstanding shares of Class C Preferred Stock into 1,843,944 shares of Common Stock and the effectiveness of a 5.42-to-one stock split).

    After giving effect to the sale by the Company of the 2,250,000 shares of Common Stock offered by the Company and the application of the estimated net proceeds of this offering as described in "Use of Proceeds" (after deduction of underwriting discounts and commissions and estimated offering expenses), the Company's pro forma net tangible book value at March 31, 1996, would have been $21.6 million, or $2.59 per share of Common Stock to purchasers of Common Stock in this offering. This represents an immediate dilution of $7.41 per share to new investors. The following table illustrates the per share dilution:

Assumed initial public offering price per share.....................             $   10.00
  Pro forma net tangible book value per share at March 31, 1996.....  $    0.28
  Increase in pro forma net tangible book value per share
   attributable to new investors....................................       2.31
                                                                      ---------
Pro forma net tangible book value per share after this offering.....                  2.59
                                                                                 ---------
Dilution per share to new investors.................................             $    7.41
                                                                                 ---------
                                                                                 ---------

    The following table summarizes, on a pro forma basis as of March 31, 1996, the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by the existing stockholders and by purchasers of Common Stock in this offering:

                                                        SHARES PURCHASED          TOTAL CONSIDERATION        AVERAGE
                                                    ------------------------  ---------------------------   PRICE PER
                                                      NUMBER       PERCENT      AMOUNT(2)       PERCENT       SHARE
                                                    -----------  -----------  --------------  -----------  -----------
Existing Stockholders (1).........................    6,074,937       73.0%   $    2,544,209       10.2%    $    0.42
New Investors (1).................................    2,250,000       27.0        22,500,000       89.8     $   10.00
                                                    -----------      -----    --------------      -----
    Total.........................................    8,324,937      100.0%   $   25,044,209      100.0%
                                                    -----------      -----    --------------      -----
                                                    -----------      -----    --------------      -----

- ------------------------
(1) The sale by the Selling Stockholder in this offering will reduce the number of shares of Common Stock held by existing stockholders to 5,806,734, or approximately 69.8% (5,806,734 shares, or approximately 66.7%, if the Underwriters' over-allotment option is exercised in full), and will increase the number of shares held by new investors to 2,518,203, or approximately 30.2% (2,895,933 shares, or approximately 33.3%, if the Underwriters' over-allotment option is exercised in full), of the total number of shares of Common Stock outstanding after this offering. See "Principal and Selling Stockholders."

(2) The consideration received from existing stockholders for the purchase of their shares includes notes in the aggregate principal amount at March 31, 1996 of $113,663.

                            SELECTED FINANCIAL DATA

    The following table sets forth for the periods indicated selected financial data for the Company. The statement of operations and balance sheet data for the years ended June 30, 1993, 1994 and 1995 have been derived from the Company's financial statements, which have been audited by Price Waterhouse LLP, independent accountants. The statement of operations and balance sheet data for the years ended June 30, 1991 and 1992 have been derived from the Company's audited financial statements which have not been included in this Prospectus. Management believes that the unaudited interim financial statements for the nine months ended March 31, 1995 and 1996 reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial data for such periods. Results of operations for the nine months ended March 31, 1996 are not necessarily indicative of the results to be expected for the entire year. The information set forth below is qualified by reference to, and should be read in conjunction with, the Company's financial statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                                                                       NINE MONTHS
                                                        FISCAL YEAR ENDED JUNE 30,                   ENDED MARCH 31,
                                          ------------------------------------------------------  ---------------------
                                            1991       1992       1993       1994        1995       1995        1996
                                          ---------  ---------  ---------  ---------  ----------  ---------  ----------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue -- products and services........  $   5,545  $   7,877  $  11,137  $  14,523  $   12,415  $   9,238  $   13,111
Costs and operating expenses:
  Cost of products and services.........      4,181      4,462      5,870      7,675       6,579      4,758       6,672
  Selling, general and administrative...      2,259      3,098      4,065      5,473       6,049      4,675       4,744
  Research and development..............         50        218        780        573       1,045        712         631
                                          ---------  ---------  ---------  ---------  ----------  ---------  ----------
(Loss) income from operations...........       (945)        99        422        802      (1,258)      (907)      1,064
Interest expense, net...................       (136)       (56)       (53)      (156)       (335)      (229)       (285)
                                          ---------  ---------  ---------  ---------  ----------  ---------  ----------
(Loss) income before income taxes and
 extraordinary item.....................     (1,081)        43        369        646      (1,593)    (1,136)        779
Income taxes............................         --        (21)      (151)        --          --         --          --
                                          ---------  ---------  ---------  ---------  ----------  ---------  ----------
(Loss) income before extraordinary
 item...................................     (1,081)        22        218        646      (1,593)    (1,136)        779
Extraordinary item -- tax benefit of net
 operating loss carryforwards...........         --         21        151         --          --         --          --
                                          ---------  ---------  ---------  ---------  ----------  ---------  ----------
Net (loss) income.......................  $  (1,081) $      43  $     369  $     646  $   (1,593) $  (1,136) $      779
                                          ---------  ---------  ---------  ---------  ----------  ---------  ----------
                                          ---------  ---------  ---------  ---------  ----------  ---------  ----------
Pro forma net (loss) income per shares
 (1)....................................                                              $    (0.26)            $     0.12
                                                                                      ----------             ----------
                                                                                      ----------             ----------
Number of shares used in computing pro
 forma net (loss) income per share......                                               6,200,992              6,510,335
                                                                                      ----------             ----------
                                                                                      ----------             ----------

                                                                                JUNE 30,
                                                          -----------------------------------------------------   MARCH 31,
                                                            1991       1992       1993       1994       1995        1996
                                                          ---------  ---------  ---------  ---------  ---------  -----------
                                                                                    (IN THOUSANDS)
BALANCE SHEET DATA:
Cash....................................................  $      80  $      52  $      62  $     147  $     190   $       2
Working capital (deficit)...............................     (1,511)       117        519        590     (1,374)      2,588
Total assets............................................      2,980      4,645      6,582      7,407      8,293       8,861
Total liabilities.......................................      3,231      3,195      4,763      4,943      7,414       7,167
Mandatorily redeemable preferred stock..................         --      1,749      1,842      1,982      2,122       2,227
Stockholders' (deficit) equity..........................       (251)      (299)       (23)       483     (1,242)       (533)

- ------------------------------

(1) For a description of the computation of pro forma net (loss) income per share and shares used in computing pro forma net (loss) income per share, see Note 1 of the notes to the Company's financial statements included elsewhere in this Prospectus.

BACKLOG

    The following table sets forth, on the dates indicated, the Company's backlog by backlog type. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview" and "Business -- Backlog."

                                                                    JUNE 30,                   MARCH 31,
                                                         -------------------------------  --------------------
                                                           1993       1994       1995       1995       1996
                                                         ---------  ---------  ---------  ---------  ---------
Order Backlog..........................................  $   3,723  $   5,656  $   3,606  $   5,478  $  11,362
Contract Backlog.......................................      1,500      2,600      1,005        830     38,231

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    The Company sells carrier network products and network management products, both through direct channels and through its strategic alliance partners, for delivery in the United States and internationally. Since June 1994, the Company, consistent with its strategic emphasis, has derived most of its revenue from the sale of its carrier network products. The Company expects the sales of such products to increase as a percentage of its revenue for at least the next several years. The balance of the Company's revenue is derived from the sale of network management products to enterprise customers, including agencies of the U.S. Government.

    The Company has generated growth in its revenue in every fiscal year since fiscal 1986 except for fiscal 1995. In fiscal 1995, the Company experienced simultaneous delays in three large contract awards due to internal customer matters unrelated to the Company and beyond its control. The delays caused a decline in the Company's revenue, without any offsetting reduction in expenses because of the need to retain key personnel, maintain fixed overhead costs and incur substantial sales and marketing expenses associated with trying to obtain the delayed contracts. Two of these delayed contracts, one awarded by NYNEX and one by the U.S. Air Force, were finally awarded late in fiscal 1995 and early in fiscal 1996, with the Company realizing revenue from these contracts in fiscal 1996.

    The Company's products typically are sold pursuant to long-term contracts having an aggregate contract value of several hundred thousand to several million dollars. As part of the contract, the Company agrees to provide certain services, including postcontract customer support, assistance to customers in the development and installation of new systems, maintenance and enhancement of installed systems, and customer training and technical support. These contracts may involve significant production, modification or tailoring of hardware and software. The Company recognizes revenue principally from contracts of this type, using the percentage-of-completion method, based on performance milestones specified in each contract, if any, where such milestones fairly reflect progress toward contract completion. Revenue from maintenance and other postcontract customer support is recognized ratably over the term of the related agreement.

    The Company sells most of its products as components in the products or systems developed and marketed by its strategic partners. The Company also sells products directly to end users. The Company typically experiences higher margins in connection with its direct sales contracts, offset in part by relatively higher sales and marketing expenses.

    The Company tracks two types of backlog: "order backlog," which represents signed purchase orders and which the Company believes represents a reliable indication of future revenue, and "contract backlog," which represents signed project contracts and future revenue, subject to the signing of specific purchase orders. Order backlog reached its highest level in the Company's history during fiscal 1996 and was $11.4 million at March 31, 1996, compared to $5.5 million at March 31, 1995.

    The Company's revenue typically is concentrated among certain customers, the largest of which in the first nine months of fiscal 1996 consisted of TELMEX, Teleglobe and ANSTEC. These customers represented approximately 24.5%, 13.2% and 10.7%, respectively, of total revenue for the nine months ended March 31, 1996. See "Risk Factors -- Reliance on Significant Customers and Large Orders; Long Sales Cycles; Fluctuations in Results" and "Business -- Backlog."

    As a result of the size of most of its contracts, the significant length of sales cycles and the complexities which arise from time to time in completing any given contract, the Company typically experiences fluctuations in quarterly and year-to-year results. Marketing in foreign countries, particularly in Asia and other emerging markets, frequently requires extensive field testing and may result in delays in the timing and closing of sales. The Company has experienced significant delays in timing of revenue related to sales in overseas markets. See "Risk Factors -- Reliance on Significant Customers and Large Orders; Long Sales Cycles; Fluctuations in Results" and "-- Risks Associated with International Operations."

    The Company's cost of products and services consists of the cost of product engineering and production, personnel cost of customer support personnel, license fees paid to third-party software vendors, amortization of costs of capitalized software development and the cost of hardware purchased by the Company for incorporation into its products.

    Selling, general and administrative expenses consist of costs to support the Company's sales and administrative functions. Included within these costs are salaries, bonuses, commissions, rent, insurance, depreciation and non-product amortization expenses. Also included are costs associated with the Company's participation in trade shows and industry conferences, and related travel and other promotional costs.

    Research and development expenses consist of personnel costs related to the design and development of the Company's products. These costs are expensed as incurred. However, computer software development costs incurred after the technological feasibility of a product is established and until the product is available for release to customers are capitalized. Capitalized software and purchased technology costs are amortized on a product by product basis based on the greater of the ratio of current sales to estimated total future sales or a straight-line basis over the remaining estimated economic life of the product (no greater than three years) including the current year.

    Effective July 1, 1993, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Previously, the Company used the deferral method for computing income taxes. The adoption of this standard did not have a material impact on the Company's financial position or results of operations.

RESULTS OF OPERATIONS

    The following table sets forth, for the periods indicated, certain items on of the Company's statement of operations as a percentage of revenue:

                                                                      FISCAL YEAR ENDED               NINE MONTHS ENDED
                                                                          JUNE 30,                        MARCH 31,
                                                            -------------------------------------  ------------------------
                                                               1993         1994         1995         1995         1996
                                                            -----------  -----------  -----------  -----------  -----------
Revenue -- products and services..........................      100.0%       100.0%       100.0%       100.0%       100.0%
Costs and operating expenses:
  Cost of products and services...........................       52.7         52.8         53.0         51.5         50.9
  Selling, general and administrative.....................       36.5         37.7         48.7         50.6         36.2
  Research and development................................        7.0          3.9          8.4          7.7          4.8
                                                                -----        -----        -----        -----        -----
Income (loss) from operations.............................        3.8%         5.6%       (10.1)%       (9.8)%        8.1%
                                                                -----        -----        -----        -----        -----
                                                                -----        -----        -----        -----        -----

NINE MONTHS ENDED MARCH 31, 1995 AND 1996

    REVENUE. Revenue increased by 42%, from $9.2 million in the nine months ended March 31, 1995 to $13.1 million in the nine months ended March 31, 1996. The increase is attributable to increased sales volume of the Company's carrier network products to NYNEX and TELMEX and delivery of NetPlus-Registered Trademark- network management systems under the Company's contract with the U.S. Government.

    COST OF PRODUCTS AND SERVICES. Cost of products and services increased 40% from $4.8 million in the nine months ended March 31, 1995 to $6.7 million in the nine months ended March 31, 1996. The increase is attributable to increased purchases of hardware related to DCMS-Registered Trademark- units for the TELMEX contract which were subsequently incorporated in shipped products. Gross margins were 48% and 49% for the nine months ended March 31, 1995 and March 31, 1996, respectively. The improvement in gross margin was caused primarily by efficiencies resulting from increased order quantities and the sale of products directly to end users which have higher associated profit margins.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses remained relatively constant for the nine month periods ended March 31, 1995 and 1996. These expenses represented 50.6% and 36.2% of total revenue in the nine months ended March 31, 1995 and March 31, 1996, respectively. The increase is attributed to the Company's continued expansion of marketing programs. The Company expects these expenses to increase in future periods as a result of plans to position itself to penetrate international markets for its carrier network products, to expand sales of its network management products in the United States and to hire additional management personnel to supplement its current management team. See "Business -- Sales and Marketing."

    RESEARCH AND DEVELOPMENT. Research and development expense remained relatively constant for the nine month periods ended March 31, 1995 and 1996. As a percentage of revenue, research and development expense decreased from 7.7% in the nine months ended March 31, 1995 to 4.8% in the nine months ended March 31, 1996, as a result of the increase in period to period revenue. The Company plans to spend significant resources on research and development in future periods to enhance its technology and expects that expenses, as a percentage of total revenue, will increase.

    PROVISION FOR INCOME TAXES. No income tax benefit or provision was recorded for the nine months ended March 31, 1995 and 1996, respectively, since any benefit or provision was offset by a similar increase or decrease in the valuation allowance.

YEARS ENDED JUNE 30, 1994 AND 1995

    REVENUE. Revenue decreased 14.5%, from $14.5 million in fiscal 1994 to $12.4 million in fiscal 1995. The decrease is attributable to simultaneous delays in three large contracts due to matters beyond the Company's control. See "-- Overview."

    COST OF PRODUCTS AND SERVICES. Cost of products and services decreased 14.2% from $7.7 million in fiscal 1994 to $6.6 million in fiscal 1995. The decrease is attributable to reduced hardware purchases, reflecting the reduced delivery of network management products in fiscal 1995. Since the decrease in these costs was offset by a corresponding decrease in period to period revenue, cost as a percentage of revenue remained unchanged. As a result, gross margins, as a percentage of revenue were also unchanged.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses increased 10.5% from $5.5 million in fiscal 1994 to $6.0 million in fiscal 1995. These expenses represented 37.7% and 48.7% of revenue in fiscal 1994 and fiscal 1995, respectively. The increase in expenses resulted from increases in the Company's direct sales force and in marketing programs, specifically on bid and proposal efforts relating to the TELMEX and ANSTEC - U.S. Air Force contracts described under "Business -- Strategic Alliances and Other Customers." Additional costs were incurred in fiscal 1995 as a result of the hiring of executive accounting personnel. The increase in these expenses as a percentage of revenue from fiscal 1994 to fiscal 1995 is primarily attributable to the decrease in period to period revenue.

    RESEARCH AND DEVELOPMENT. Research and development expenses increased by 82.3% from $0.6 million in fiscal 1994 to $1.0 million in fiscal 1995. These expenses represented 4.0% and 8.4% of revenue in fiscal 1994 and 1995, respectively. The increase in these expenses was primarily attributable to work performed on the software development relating to the technology platform developed in anticipation of a contract with Teleglobe. An increase in expense was also experienced as a result of hiring additional software engineers and support personnel in anticipation of planned research and development expansion in fiscal 1996. The increase in these expenses as a percentage of total revenue from fiscal 1994 to fiscal 1995 is primarily attributable to the decrease in period to period revenue.

    PROVISION FOR INCOME TAXES. No income tax benefit or provision was recorded for the fiscal years ended June 30, 1994 and 1995 since any benefit or provision was offset by a similar increase or decrease in the valuation allowance.

YEARS ENDED JUNE 30, 1993 AND 1994

    REVENUE. Revenue increased 30.4% from $11.1 million in fiscal 1993 to $14.5 million in fiscal 1994. The increase is attributable to the delivery of a higher volume of products. The Company also experienced an increase in fiscal 1994 revenue as a result of additional sales to an overseas subsidiary of Digital Equipment Corporation and to AT&T.

    COST OF PRODUCTS AND SERVICES. Cost of products and services increased 30.8% from $5.9 million in fiscal 1993 to $7.7 million in fiscal 1994. These costs increased as a result of purchases of hardware and software incorporated in automated directory attendance systems, primarily purchased for U.S. Army bases. As a percentage of revenue, such costs remained unchanged. Accordingly, gross margins as a percentage of revenue were also unchanged.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses increased 34.6% from $4.1 million in fiscal 1993 to $5.5 million in fiscal 1994. These expenses represented 36.5% and 37.7% of revenue in fiscal 1993 and fiscal 1994, respectively. The increase in these expenses resulted in part from increases in the Company's direct sales force, primarily at the executive level. In addition, the Company hired outside marketing consultants in fiscal 1994, to help obtain certain contracts with certain government agencies. The decrease in these expenses as a percentage of revenue is primarily attributable to the increase in period to period revenue.

    RESEARCH AND DEVELOPMENT. Research and development expenses declined 26.4% from $0.8 million in fiscal 1993 to $0.6 million in fiscal 1994. These expenses represented 7.0% and 3.9% of revenue in fiscal 1993 and 1994, respectively. The decrease in these expenses was primarily attributable to the capitalization of costs associated with the NetPlus technology platform, as a result of the establishment of technological feasibility.

    PROVISION FOR INCOME TAXES. The fiscal 1993 provision for income taxes contained a charge in lieu of Federal and state income taxes that would have been required to be paid had the Company not been able to utilize its net operating loss carryforwards. The tax benefit for fiscal 1993 of $0.2 million resulting from such utilization is shown as an extraordinary item.

SELECTED QUARTERLY RESULTS

    The following tables present certain unaudited statement of operations data for each quarter of fiscal 1995 and the first three quarters of fiscal 1996. These data have been derived from the Company's unaudited financial statements and have been prepared on the same basis as the Company's audited financial statements which appear elsewhere in this Prospectus. In the opinion of the Company's management, these data include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. Such quarterly results are not necessarily indicative of future results of operations. This information is qualified by reference to, and should be read in conjunction with, the Company's financial statements and notes thereto included elsewhere in this Prospectus.

                                                                       FISCAL THREE MONTHS ENDED
                                       -----------------------------------------------------------------------------------------
                                                          FISCAL 1995                                   FISCAL 1996
                                       --------------------------------------------------  -------------------------------------
                                        SEPT. 30,    DEC. 31,     MAR. 31,     JUNE 30,     SEPT. 30,    DEC. 31,     MAR. 31,
                                          1994         1994         1995         1995         1995         1995         1996
                                       -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                                                            (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenue -- products and services.....  $   2,879    $   3,552    $   2,807    $   3,177    $   3,433    $   4,772    $   4,906
Costs and operating expenses:
  Cost of products and services......      1,485        2,027        1,246        1,821        1,736        2,736        2,200
  Selling, general and
   administrative....................      1,505        1,576        1,594        1,374        1,362        1,610        1,772
  Research and development...........        218          268          226          333          132          235          264
                                       -----------  -----------  -----------  -----------  -----------  -----------  -----------
(Loss) income from operations........       (329)        (319)        (259)        (351)         203          191          670
Interest expense, net................        (53)         (74)        (102)        (106)        (104)         (97)         (84)
                                       -----------  -----------  -----------  -----------  -----------  -----------  -----------
(Loss) income before income taxes....       (382)        (393)        (361)        (457)          99           94          586
Income taxes.........................      --           --           --           --           --           --           --
                                       -----------  -----------  -----------  -----------  -----------  -----------  -----------
Net (loss) income....................  $    (382)   $    (393)   $    (361)   $    (457)   $      99    $      94    $     586
                                       -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                       -----------  -----------  -----------  -----------  -----------  -----------  -----------

AS A PERCENTAGE OF REVENUES:
Revenue -- products and services.....        100%         100%         100%         100%         100%         100%         100%
Costs and operating expenses:
  Cost of products and services......         52           57           44           57           51           57           45
  Selling, general and
   administrative....................         52           44           57           43           40           34           36
  Research and development...........          8            8            8           10            4            5            5
                                       -----------  -----------  -----------  -----------  -----------  -----------  -----------
(Loss) income from operations........        (12)          (9)          (9)         (10)           5            4           14
Interest expense, net................         (2)          (2)          (4)          (3)          (3)          (2)          (2)
                                       -----------  -----------  -----------  -----------  -----------  -----------  -----------
(Loss) income before income taxes....        (14)         (11)         (13)         (13)           2            2           12
Income taxes.........................      --           --           --           --           --           --           --
                                       -----------  -----------  -----------  -----------  -----------  -----------  -----------
Net (loss) income....................        (14)%        (11)%        (13)%        (13)%          2%           2%          12%
                                       -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                       -----------  -----------  -----------  -----------  -----------  -----------  -----------

    The Company's quarterly operating results have in the past and will in the future vary significantly as a result of the timing of contract execution and delivery of significant product orders. Large orders typically are preceded by long sales cycles and, accordingly, the timing of such an order has been and will continue to be difficult to predict. The failure to obtain one or more large orders, for any reason, could have a material adverse effect on the Company's results of operations and financial condition.

    The timing of large orders depends on a variety of factors affecting the capital spending decisions of the Company's customers, which, in turn, can affect the Company's quarterly operating results. These factors include changes in governmental regulation, changes in the customers' competitive environment, pricing policies by the Company or its competitors, personnel changes, demand for the Company's products, the number, timing and significance of new product and product enhancement announcements by the Company and its competitors, the ability of the Company to develop, introduce and market new and enhanced versions of its products on a timely basis, and the mix of direct and indirect sales and general economic factors.

    The Company's sales cycle, from initial contact to contract execution and delivery of product, also varies substantially from customer to customer and from project to project. The purchase of carrier network products and network management products generally involves a significant commitment of customer capital and management time. The sales cycle associated with the purchase of the Company's products is subject to a number of additional significant risks, including customers' budgetary constraints and internal acceptance reviews, over which the Company has little or no control.

    The Company's expense levels are based, in part, on its expectations as to future revenue levels. If revenue levels are below expectations, operating results are likely to be materially adversely affected.

    Based upon all of the foregoing, the Company believes that quarterly revenue and operating results are likely to vary significantly in the future and that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. Further, it is likely that in some future quarter the Company's revenue or operating results will be below the expectations of public market analysts and investors. In such event, the price of the Common Stock could be materially adversely affected.

LIQUIDITY AND CAPITAL RESOURCES

    The Company's operating activities used cash of approximately $0.5 million, $0.001 million, and $1.2 million in fiscal years 1993, 1994, and 1995, respectively, and generated cash of approximately $1.5 million in the nine month period ended March 31, 1996. During fiscal 1993, the combination of a $2.3 million increase in accounts receivable and a $0.5 million decrease in deferred revenue more than offset cash provided by the sum of net income, adjusted for $0.7 million in non-cash charges, and a $1.1 million increase in accounts payable. During fiscal 1994, net income, increased by $0.6 million of non-cash charges, was offset by the combination of a $0.7 million increase in accounts receivable, a $0.4 million increase in inventory and a $0.4 million decrease in accounts payable. Cash used in 1995 reflects the impact of a net loss for the period combined with a $0.3 million increase in accounts receivable offset, in part, by a $0.3 million increase in deferred revenue. Cash generated during the nine months ended March 31, 1996 is primarily attributable to net income of $0.8 million adjusted for non-cash charges of $0.6 million offset, in part, by a $0.4 million increase in inventories.

    Cash used for investing activities of $0.4 million, $0.2 million, $1.0 million, and $0.7 million in fiscal 1993, 1994, 1995 and the nine month period ended March 31, 1996, respectively, reflect purchases of property and equipment and capitalization of software development costs. Purchases of property and equipment, consisting primarily of computers and related equipment, were $0.3 million, $0.3 million, $0.5 million, and $0.2 million in fiscal 1993, 1994, 1995 and for the nine months ended March 31, 1996, respectively. Capitalized software development costs were $0.3 million, $0.7 million, $0.5 million and $0.5 million in fiscal 1993, 1994, 1995 and for the nine months ended March 31, 1996.

    To date, the Company has used sales of preferred equity, cash generated from operations and revolving bank lines of credit to fund its working capital and investing activities. Effective March 31, 1996, the Company entered into a credit agreement with a bank to finance inventory for a large foreign contract. Under the agreement, the Company can borrow up to $1 million at 1.25% over the bank's prime rate. The agreement requires the Company to comply with certain financial covenants. The U.S. Export-Import Bank guarantees 90% of the outstanding balance, which is collateralized by the inventory and the foreign receivables generated by the contract. This agreement expires on August 31, 1996.

    The Company entered into an agreement for a $2.5 million revolving line of credit which became effective on May 29, 1996 and expires on November 30, 1997. Borrowings under the facility bear interest, payable monthly, at 0.5% over the bank's prime rate. In addition, the Company replaced a second $1.35 million line of credit with $1 million revolving line of credit. This facility bears interest, payable monthly, at 0.5% over the bank's prime rate and is due on November 30, 1997. The Company also replaced $0.6 million of demand indebtedness with a loan of $0.6 million. This loan bears interest, payable monthly, at 1.0% over the bank's prime rate and is due on November 30, 1997. These new credit facilities are secured by accounts receivable and inventory certain of which are subordinated to the security interests under the credit agreement described in the immediately preceding paragraph, and the agreement contains certain financial covenants.

    In connection with these agreements, the Company reclassified $2.9 million of current borrowings at March 31, 1996 to noncurrent borrowings in accordance with SFAS No. 6, "Classification of Short-Term Obligations Expected to be Refinanced."

    The Company believes that the net proceeds from this offering, together with existing cash balances, cash flow from operations and available bank lines, will be sufficient to support the Company's working capital requirement for at least the next 12 months. Thereafter, if cash generated from operations is insufficient to satisfy the Company's working capital requirements, the Company may be required to raise additional funds. No assurance can be given that additional financing will be available or that, if available, such financing will be obtainable on terms favorable to the Company or its stockholders. To the extent the Company raises additional capital by issuing equity or convertible debt securities, ownership dilution to the Company's stockholders will result. In the event that adequate funds are not available, the Company's business may be adversely affected.

RECENT ACCOUNTING PRONOUNCEMENTS

    SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," and SFAS No. 123, "Accounting for Stock Based Compensation," both effective beginning with fiscal 1997, are not expected to have a material impact on the Company's financial position or results of operations.

    The Company's business is subject to significant risks that could cause the Company's results to differ materially from those expressed in any forward-looking statements made in this Prospectus. These risks include the matters set forth above this caption, under "Risk Factors" and elsewhere herein.

                                    BUSINESS

GENERAL

    ACE*COMM develops, markets and services OSS products for networks deployed by telecommunications service providers, such as telephone companies, other public carriers and large enterprises operating data and voice networks using, intranets and the Internet. The Company's products perform such functions as billing data collection, network surveillance, alarm processing and network management for some of the largest carriers and enterprises in the world.

    CARRIER NETWORK PRODUCTS

    The Company's primary carrier network products include billing data collection and network surveillance systems for carriers seeking the ability to bring services to market quickly and for many emerging carriers that lack state-of-the-art billing data collection systems. These carriers typically focus their internal development resources on networking and switching technology and on marketing their services and turn to outside suppliers to obtain OSSs. Outside suppliers provide flexible, efficient solutions that may be more costly for carriers to develop internally.

    The Company's carrier network products, which consist of software and hardware, connect to existing network infrastructures and enable carriers to rapidly and accurately collect call records and performance data and generate displays, graphics and reports which are used for billing, fraud detection, customer care, marketing research and forecasting and other operations support functions. These products are designed to enhance the carriers' competitive position by allowing them to offer new features and services, minimize network down-time, increase revenue through more accurate and timely billing and improve network productivity. The Company has expertise derived from 13 years of developing products adapted to a variety of network hardware and software configurations. The Company believes that it is well-positioned to continue to offer its carrier network products to international customers located, for example in Europe, Asia and the Pacific Rim, which typically operate a wide variety of switches from different manufacturers and require a data collection system capable of adapting to and integrating with the billing system and other OSSs. The Company's carrier network products have been installed in over 500 end user sites in 32 countries in North, South and Central America, Europe, the Middle East, and Asia, including China.

    The Company expects to increase revenues from international markets, which are experiencing increasing deregulation and privatization, and where telecommunications infrastructures have not reached nearly the stage of development as in the United States. The Company believes that its strategic alliances with prominent U.S. and international carriers and equipment manufacturers, such as AT&T, ICL and Teleglobe which are actively marketing carrier systems abroad, will enable it to effectively increase its penetration of international markets.

    The Company also expects demand for its carrier network products to increase in the United States as a result of the recent passage of the Telecommunications Act of 1996, which removed certain existing barriers to entry and is expected to result in the creation of new, alternative carriers and to cause existing carriers to upgrade their systems to meet increasing competition.

    NETWORK MANAGEMENT PRODUCTS

    The Company's network management products are designed to meet the growing needs of large enterprises in the United States and abroad, including government agencies, military organizations, educational institutions and "Fortune 1000" size organizations. As these enterprises have become increasingly dependent on the Internet and intranets for voice and data communications, their demand for reliable and flexible network management tools has increased.

    The Company has packaged network management products into standardized, flexible state-of-the-art software based systems that enable network managers to manage voice and data communications by automating service administration, tracking network connections, detecting system errors and malfunctions, controlling the network inventory assignments and configuration, monitoring traffic and performing billing functions. The Company's network management products have been installed in networks operated by over 100 end users sites in 10 countries.

    The Company is well positioned to develop products to support the convergence and growth of telephony and data networks within the enterprise, as a result of its knowledge and experience in data control and network switching technology. The Company's network management products are designed to increase the efficiency of communication operations and incorporate recent developments in object-oriented development, real-time response, client server architecture and graphical user interfaces.

INDUSTRY BACKGROUND

    CARRIERS

    Historically, the telecommunications industry has been characterized by significant government regulation or ownership and limited competition. In this environment, telecommunications services consisted primarily of monopoly local and long distance telephone service over traditional landlines. The beginning of the break-up of AT&T in 1984 began a deregulatory trend that has led to a proliferation of competition in the long-distance carrier market. More recently, the passage of the U.S. Telecommunications Act of 1996 is expected to create an environment where both long distance and local exchange carriers in the United States will increasingly compete with one another for both local and long-distance services. In addition, domestic service providers are aligning with international telephone companies to deliver seamless services globally. Today, both domestic and international telephony carriers face increasing competition from cable and wireless companies for telephony and new, high bandwidth voice, data and video services.

    In response to this evolving competitive environment, carriers have sought to reduce expenses and differentiate themselves by improving existing services, and rapidly introducing new services and new technologies. New telecommunications services include high-speed data services, video teleconferencing, video-on-demand, home shopping and home banking. Competition has increased the importance of rapidly bringing these new and enhanced services to market. The availability of new and enhanced services has fueled a dramatic increase in usage of telecommunications services by organizations and individuals, placing additional burdens on existing telecommunications infrastructures.

    Internationally, demand for better telecommunications services has increased competition and resulted in privatization, investment in new infrastructures and increased competition to provide better service. In less developed parts of the world, carriers are implementing new systems through traditional landline networks, new wireless technologies and other new technologies. Various factors have further contributed to acceleration in the rate of growth in the development of the telecommunications systems outside of the United States, including the globalization of business, the rise in standards of living, the increasing demand for reliable communications and the increasing deregulation in the industry. Service providers in less developed parts of the world typically are building systems through the purchase of equipment from a wide variety of suppliers, which results in a heterogeneous assortment of switches and other network hardware and software. This mix generates a need for products that support network operations and can be flexible and adapted to these various switches and system features. The Company's specialized knowledge and experience with a wide variety of switch equipment is particularly suited to meeting these requirements.

    To develop, deploy and manage networks and services, carriers rely on OSSs including network management systems ("NMS") that, among other functions, monitor equipment performance to detect errors (fault management), report network performance and traffic loads (traffic reporting), help in the performance of market research and forecasting and collect and consolidate customer usage information (billing data collection). Historically, OSSs and NMSs were developed and deployed in an environment characterized by limited competition and slowly changing technologies and services. These systems were typically mainframe-based, with proprietary software written in early generation programming languages. As a result, these "legacy" systems were not designed for rapid deployment or adaptation, do not easily support heterogeneous equipment and are not easily customized to fit specific business needs. In view of the industry trends toward increased competition, technological complexity and rapid change, carriers require OSSs and NMSs that:

    - can be rapidly deployed and easily adapted to changing business and network requirements;

    - interface with a wide variety of existing network equipment and systems and accommodate new equipment and systems as they are deployed;

    - can be tailored through software to provide a variety of OSS and NMS functions; and

    - allow existing networks to accommodate rapid growth through scaleable architecture.

OSSs and NMSs that provide the foregoing benefits, and the products designed to support them, will enable carriers to rapidly and cost effectively bring new and enhanced services to market.

    ENTERPRISE NETWORKS

    The proliferation of new voice and data services offered by communications companies has increased the awareness of and demand for network management and billing systems. As a result of the growth of network usage and competitive pressures, enterprises in most industries have developed needs for sophisticated NMSs, which permit network managers to manage networks carrying different types of voice and data communications and to lower costs, manage growth, track expenses and provide services without interruption.

    The growing dependence on intranets and the Internet to support the expanding information flow between offices, buildings and countries, both within the enterprise and to and from customers and suppliers of the enterprise, requires an efficient NMS to avoid the costly disruption of critical day-to-day operations. Enterprises increasingly rely on e-mail, phone mail, facsimiles, on-line order entry, customer service and telecommuting programs for employees to transmit critical business information. For example, banks rely on dispersed automated teller machines to conduct banking transactions, and doctors and hospitals rely on networks to transmit medical records and provide on-line care. Furthermore, as enterprises increase the employment of sophisticated network equipment like ATM, Frame Relay and X.25 data switches, it will become increasingly important for network managers to have the ability to charge based on the amount of data transmitted. In cooperation with and funded by Newbridge, the Company is developing the billing component for their advanced data switches. The billing element gives access providers flexible options for billing users of data network services. The Company anticipates similar opportunities to develop other network edge technologies for equipment and service providers in the growing market for data services.

    Enterprises which require NMSs capable of handling large numbers of subscribers efficiently, reliably and rapidly include: government agencies, military organizations, educational institutions and "Fortune 1000" size organizations. The NMS requirements of an organization become more sophisticated as the number of subscribers, locations, users, countries, third parties communicating with the organization, and types of hardware involved, increases. Network managers therefore require NMSs that provide:

    - the ability to perform high volume data collection and to produce displays, graphics and reports with respect to usage, surveillance and management requirements;

    - the ability to manage communications over both voice circuits (e.g., telephone, voice-mail) and data circuits (e.g., the Internet and intranet connections, e-mail, facsimilies, orders, inventory control) simultaneously;

    - the ability to bill for usage;

    - proprietary and standard protocol features which may include the Simple Network Management Protocol ("SNMP");

    - compatibility with standard network management platforms (e.g., Hewlett-Packard Open View, IBM Netview and Sun Net Manager) and the ability to run under standard operating systems (e.g., UNIX, Windows 95 and Windows NT); and

    - flexibility to accommodate expanding network management requirements.

    Telecommunications service providers benefit from the availability of timely and accurate information about their deployed networks because it allows increased service availability without increasing network investment. The Company believes that advanced products that support their network operations and sophisticated network management products are important to their future success.

ACE*COMM SOLUTIONS

    The Company provides flexible, tailored solutions that operate at the edge of the network and address a range of systems and network management needs. The Company's products, developed with the benefit of the Company's 13 years of experience, are designed to improve the efficiency of revenue collection for carriers and decrease network operating expenses for enterprises. These products provide the information required for prompt, accurate billing, real time fraud detection, subscriber management and the ability to conduct market research and forecasting. The products incorporate open system architectures, accommodate growth through scaleable architecture, and can adapt to most standard interfaces. Network management products are modular products designed to increase the efficiency and management of data and voice networks and facilitate communications on enterprise intranets and the Internet.

    The Company develops close, long-term relationships with its customers, from the early stage of project development through product implementation and upgrading, to identify their needs, and design and implement solutions that can operate on a stand-alone basis or be tailored to a customer's specific network. The Company has developed, and continuously refines, its base of software applications, which can be combined and tailored to meet the current and evolving requirements of its customers. The Company works closely with customers after initial implementation, to enable customers to include new features, expand into additional geographic markets or operate with new network technologies and protocols. In addition, the Company provides ongoing support, maintenance and training related to the customer's system.

STRATEGY

    The Company's objective is to be the market leader in the markets in which it participates. The Company plans to achieve this objective by implementing the following strategies:

    FOCUS ON NEW AND EMERGING GROWTH MARKETS. The Company's principal marketing emphasis is on two types of carriers: existing providers and emerging providers. Existing providers are replacing their older systems, augmenting their existing systems to support new features and services or adding new systems to enable them to expand into new domestic and international markets. Emerging providers worldwide are expected to offer new types of services such as personal communications systems ("PCS") and are entering existing service markets that have been recently opened to competition as a result of the Telecommunications Act of 1996 and similar legislation in other countries. The Company believes that its experience in providing solutions to markets worldwide within the carrier market, including local exchange, long distance and wireless, involving applications for a wide variety of switches and other heterogeneous network system elements, provides it with a significant competitive advantage in designing products which can effectively handle the growing needs of these providers.

    EXPAND STRATEGIC ALLIANCES. The Company is strengthening its existing strategic alliances with marketing partners and creating new alliances as a means of identifying new business opportunities
and    entering   new    markets.   These    strategic   alliances    are   with
internationally-recognized telecommunications equipment and service providers. The alliances are a critical component of the Company's strategy to increase penetration in large international markets, by leveraging on the reputation and marketing efforts of its partners.

    POSITIONING COMPANY PRODUCTS IN INTERNATIONAL MARKETS. Through its alliances with internationally focused partners, the Company intends to continue to identify new users in emerging countries. Each new installation represents an opportunity for the Company to provide additional products and services for end users. The Company has expanded its opportunities by providing products to one type of carrier in a country, often a cellular carrier, and leveraging its performance and reputation with that customer to sell products to other local carriers. The Company's experience with TELMEX is a model for this strategy. See " -- Strategic Alliances and Other Customers."

    LEVERAGE TECHNOLOGICAL LEADERSHIP. The Company is continually pursuing opportunities to use its technological leadership to create product enhancements such as real time data collection and subscriber data warehousing. Recently, the Company led a national effort for the development of a standard protocol for use with the Microsoft Windows operating system ("WinSNMP") which is enabling the development of flexible, decentralized data network management systems. In conjunction with this effort, the Company developed enabling technology that facilitates the use of Microsoft Windows, Intel processors and the Company's NetPlus products for managing networks. To date, over 500 such kits have been sold to customers such as Microsoft Corporation, Oracle Corporation, 3Com Corporation, Lotus Development Corporation, CISCO Systems, Inc. and Symantec Inc. To further its penetration of the data network market, the Company is also developing the billing component for advanced data switches, which provides access providers with flexible options for billing users of data network services. The Company anticipates similar opportunities to develop other network edge technologies for equipment and service providers in the growing market for data services.

    EXPAND SOFTWARE OPTIONS TO MEET THE NEEDS OF ENTERPRISES. The Company continues to package its NetPlus software features into Company-standard systems designed to work individually or as a group and to facilitate enterprise-wide voice and data communications. The Company is also expanding the number of available features to support data communications networks and operations. The Company believes it will be particularly important to provide network managers with the flexibility to meet the increasing demands of converging voice and data telecommunications markets and expanding enterprise network requirements.

    MAINTAIN ISO 9001 PRODUCT QUALITY REGISTRATION. The Company has invested substantial resources to obtain, and plans to continue such investments to maintain, the registration of its processes and procedures under the international quality standard ISO 9001. This standard assures that the Company meets rigorous performance and quality criteria established by an internationally recognized organization. Compliance with this standard is particularly important in establishing credibility and acceptance in international markets.

PRODUCTS

    All of the following products reflect the Company's extensive knowledge of switch interface technology and experience in the collection and management of data from switches made by virtually any manufacturer. The Company has applied the same expertise to network management products for large enterprises, whose complex networks often involve remote locations and require similarly flexible and innovative designs to facilitate the flow of communications.

    CARRIER NETWORK PRODUCTS

    The Company's carrier network products meet the requirements of the existing telephony wireline businesses and the growing markets of cable television, the Internet and wireless businesses. The automation of data collection from remote switches enables carriers to operate larger, increasingly complex systems with more customer features more reliably, more cost effectively and with fewer personnel. The Company's carrier network products are designed to facilitate more accurate and more frequent billing, thereby reducing billing lag time and accounts receivable. They also enable carriers to track calling patterns, reduce fraud, perform fault management, improve network performance, and verify that calls are not needlessly routed through inefficient or expensive paths. These products enable a carrier to increase the size of its system and provide its end users with better service, in remote and international locations. Following are descriptions of the Company's principal carrier network products:

    DATA COLLECTION

        DCMS-REGISTERED TRADEMARK- -- DCMS, Distributed Call Measurement System-TM-, is a hardware and software based microprocessor controlled product which collects call record data from telephone switches and electronically transmits them to a central location, where the data can be processed for such purposes as billing, traffic analysis and fraud detection. DCMS eliminates magnetic tape storage units and manual data collection, reduces processing costs, and increases the accuracy of billing data which, in turn, increases revenue. The most recent version of DCMS, NEDS-TM-, Network Element Data Server, can provide the data on a real-time basis. The Company also offers the DCMS*Plus-TM-, a version of DCMS which is based on a new technology platform and is targeted at carriers in third world and emerging countries. These products can be adapted to support virtually all wireline and wireless telephone switches.

    BILLING REPORTS AND ACCESS TO CUSTOMER DATA

        UPS-32-REGISTERED TRADEMARK- -- UPS-32, Universal Polling System-32-TM-, is a mini-computer, server or PC-based product, programmed to control the collection and transmission of call detail records transmitted by multiple DCMS units and similar equipment of other vendors. UPS-32 collects call data from dispersed switch sites, processes and formats the data on a customer-defined schedule, and distributes the data to the customer's billing center. The most recent version of UPS-32, CANS-TM-, Central Access Network Server, collects and distributes data in real-time.

        TIBS-TM- -- TIBS, TELMARS-TM- International Billing System, a software-based alternative carrier billing system, uses information gathered by the DCMS or other providers' data collection products, and provides carriers with billing information. TIBS is designed to reliably and accurately bill for subscriber calls originating in over 30 countries, and to support accurate currency conversions based on daily exchange rates.

        TREX*COMM-TM- -- TREX*COMM is a software-based product designed for U.S. local exchange carriers who use network switches to provide customer premises voice and data communication services for business customers, under a service concept called CENTREX. TREX*COMM automates the transfer of CENTREX call usage data from remote switch sites to customers' equipment and sorts records by customer codes, group codes, or other identifying data fields. Using standard modem protocols, customers can dial the TREX*COMM system to retrieve their data. Running on UNIX platforms and used in conjunction with a data collection product, such as the DCMS, TREX*COMM makes network information available to CENTREX subscribers to enable them to manage and control data.

    SURVEILLANCE AND ALARM (TRAFFIC REPORTING)

        UTS-32-REGISTERED TRADEMARK- -- UTS-32, Universal Traffic System-32-TM-, uses information gathered by DCMS products or other providers' data collection products to provide reports on system traffic and usage on a periodic basis. UTS-32 produces hourly group traffic reports, multi-day study reports, multi-day load balancing reports, multi-day group traffic analyses, weekly historical usage reports, yearly trunk forecasting reports, and other engineering information used to monitor and maximize the efficiency of the system and enable the carrier to minimize down-time.

        RTMS-TM- -- RTMS, Real Time Management System, a system originally developed for Teleglobe, monitors network data in real time and provides, from a single data base, information for billing, fraud detection, subscriber management and network management. The heart of

    RTMS is a 600 gigabyte data warehouse. RTMS uses NEDS to capture call records in real time from remote switches. RTMS processing software presents the data for analysis within 15 seconds of call completion.

        ANMS-REGISTERED TRADEMARK- -- ANMS, AMAT Network Management System-TM-, monitors the elements of a billing network. ANMS is a mini-computer based product that collects and reports on alarms sent by DCMSs, UPS-32s and other network elements in the billing system to assure that no billing data is lost. In addition, ANMS serves as a user interface and collects system logs from the network elements. The Company presently is adding standard network management protocols to ANMS.

    NETWORK MANAGEMENT PRODUCTS

    The Company provides network management products to enable network managers to manage their networks more effectively and to reduce the cost of operating the network. The Company's network management products meet the requirements of network managers of large, growing and increasingly complex integrated voice and data networks. The Company's network management products are designed to enable network managers to operate their networks more efficiently, to more accurately control costs, to minimize network down time, and to implement other network management features as their requirements grow and change.

        NETPLUS-REGISTERED TRADEMARK- VOICE AND DATA NETWORK MANAGEMENT SYSTEM -- The NetPlus family of network management products consists of five systems designed to automate network operations and management functions. These systems employ a client server architecture and common database that permits them to operate either independently or as an integrated whole. NetPlus products are scaleable, providing flexibility to accommodate a broad range of network sizes and multiple locations. The Company typically provides NetPlus products as fully integrated hardware and software configurations. These products are intended to manage voice and data networks for 1,000 to 50,000 users. The Company also licenses NetPlus software to resellers to reach the market for small size networks. NetPlus products are capable of providing total network management including: FAULT, CONFIGURATION, ACCOUNTING, PERFORMANCE AND SECURITY MANAGEMENT ("FCAPS"). These products allow a network to automate tasks such as alarm processing, connectivity tracking, automatic cable and channel assignment, creation of subscriber and circuit records, inventory control, traffic surveillance and management, work order and trouble ticket processing, directory assistance and subscriber billing.

SALES AND MARKETING

    Historically, the Company's sales and marketing efforts have been managed by a small group of senior managers with substantial experience in the telecommunications  service  provider  market.  These  managers  relied  on  the
Company's proven performance in promoting the Company's products. Sales opportunities originated primarily from (i) referrals, (ii) involvement in trade shows and industry conferences, (iii) responses to Requests for Proposals received from telecommunications service providers, governments and other organizations and (iv) leads from or contract proposals with the Company's strategic alliance partners. See "-- Strategic Alliances and Other Customers."

    The sales process for new contracts generally requires a significant investment of time and money and takes from several months to several years. This process involves senior executives, sales representatives and support personnel and typically requires presentations, demonstrations, field trials, and lengthy negotiations.

    As part of its sales strategy, the Company spends a significant amount of time consulting with strategic partners and end users to adapt its products to meet end user requirements. Through ongoing sales, maintenance, training and systems analysis, the Company maintains contact with its partners and end users to determine their evolving requirements for updates and enhancements. Through these processes, the Company gains valuable industry expertise, as well as the ability to identify emerging industry applications and new sales opportunities.

    At present, the Company plans to significantly increase its sales efforts over the next six to 12 months through more aggressive sales and marketing strategies. The Company is hiring more direct, experienced sales representatives, adding third party distribution channels and developing additional strategic alliances with carriers and communications equipment manufacturers to market the Company's products.

    The Company's products typically are sold as part of systems sold to the customers of strategic partners. Resellers are also used to target markets where large numbers of customers with smaller networks are predominant. A small, direct sales force markets the Company's products in markets where relationships are not established. The Company is in the process of identifying and targeting the markets most likely to need its products. To date, as a result of market research and analysis, the Company has begun to actively market its network management products to universities and airports. The Company plans also certain promotional efforts targeted at identified potential enterprise customers, such as through participation at the American College and University Telecom Association and other national conferences on network management and billing.

    The Company is working with several manufacturers to promote the visibility and positioning of its network management products. As a leader in the promotion of SNMP, which is emerging as an industry standard for network management, the Company has sold licenses to various suppliers, including Microsoft Corporation, 3Com Corporation, CISCO Systems, Inc., Lotus Development Corporation, Oracle
Corporation and Symantec Inc., enabling them to incorporate WinSNMP in their products for use in establishing network management applications, which could include NetPlus products.

    The Company plans to increase its promotional and name recognition efforts over the next 12 months. It will continue to exhibit in trade shows and industry conferences, publish newsletters and hold user group meetings. The Company has also established a home page on the Internet to communicate with customers and prospects.

CUSTOMER SUPPORT

    The Company believes that a high level of engineering and development services and customer support is critical to the Company's continuing success in developing relationships with its strategic partners and end users. To augment its sales efforts, the Company offers product-related engineering and development services to its customers. The Company offers a range of other services to customers, including requirements analysis, project management, system design, tailoring and installation, training, ongoing support and upgrades. Because the Company's services personnel work closely with customers, they are able to gain valuable industry expertise, as well as identify emerging industry applications. In addition, the Company's services personnel are able to identify new sales opportunities. When the Company undertakes engineering and development services for customers, the development often results in product enhancement.

    The Company offers technical customer support 24 hours per day, seven days per week. Support is provided via telephone, remote login, e-mail and, if necessary, on-site assistance. In addition, the Company has established a World Wide Web site on the Internet which keeps customers informed of product developments. International customers are supported directly by the Company or by local representatives that have been trained by the Company. The Company also conducts training classes for its strategic partners and other customers.

STRATEGIC ALLIANCES AND OTHER CUSTOMERS

    In order to distribute its products effectively, the Company has established strategic alliances with several companies. The Company's strategic alliances apply to both its carrier network products and its network management products. Each alliance is designed to do one or more of the following:

establish a joint marketing relationship, create a reseller channel for products, facilitate the development of products and facilitate the distribution of products. These alliances have been especially helpful in enabling the Company to penetrate, on a cost-effective basis, international markets, where the Company's alliance partners are well known and have well developed business relationships.

    Typically, the Company enters into a formal agreement with the partner which specifies product pricing and the responsibilities of each partner for system integration, proposal drafting and marketing. The Company's partners generally include ACE*COMM products in proposals to their customers in accordance with the terms of these agreements. In some instances, the partner is the direct end user of the Company's products.

    The Company's carrier network products have been installed in over 500 end user sites in 32 countries. The Company's three largest carrier network product customers, including strategic alliance partners and end users, in each of 1993, 1994 and 1995, accounted for approximately 20.9%, 24.6%, and 43.0%, respectively, of the Company's revenues in each of such years.

    The Company's network management products have been installed in networks operated by over 100 end user sites in 10 countries. Network management products accounted for approximately 68.7%, 59.4%, and 37.1% of the Company's revenues in 1993, 1994 and 1995, respectively. Sales to ANSTEC during the nine months ended March 31, 1996 represented 10.7% of the Company's total revenues for that period.

    The following is a list of the Company's most significant strategic alliances:

    CARRIER NETWORK PRODUCTS

        - AT&T WORLD SERVICES, INC. ("AT&T WORLD SERVICES") -- selected the DCMS and UPS-32 as operating components of its billing analysis systems for international toll gateways, to be sold to customers worldwide. These systems are used to collect data for traffic analysis and billing. These systems have been sold to Telecom Networks and International, Ltd. of Auckland, New Zealand; the Philippines Long Distance
          Telephone; Brunei; Codetel, the Dominican Republic's long distance carrier; Unisource, a consortium of joint venture companies providing services in Europe; Taiwan's International Telephone Authority and Compania Anonima Nacional Telefonos de Venezuela.

        - CINCINNATI BELL INFORMATION SYSTEMS, INC. -- CBIS is the largest cellular billing service provider in the world. The Company and CBIS developed a customized version of the DCMS which contains information management software designed to meet the needs of cellular service providers. CBIS has installed over 50 DCMS units in the United States for AT&T Wireless, formerly McCaw Cellular, one of CBIS's largest customers. In addition, the Company currently is doing follow-on work to further upgrade these systems and to deploy additional DCMS products for other CBIS customers.

        - TELEGLOBE CANADA, INC. -- Teleglobe is the government chartered international long distance provider for Canada. Teleglobe has an agreement with the Company for the development of a data collection network, data warehouse and operator display system to capture and monitor international traffic and usage data and provide information for fraud detection and other OSS functions on a real time basis. The result of this cooperative development project was the Company's RTMS product, which is being marketed to other carriers worldwide.

        - LUCENT TECHNOLOGIES, INC. (FORMERLY AT&T NETWORK SYSTEMS) -- developed an OEM version of the DCMS to be used in combination with Lucent's BILLDATS-Registered Trademark- (corresponding to the Company's UPS-32/CANS product) collection software with the Company. Lucent has deployed BILLDATS systems incorporating the Company's products in various domestic and international teleprocessing projects, including projects for Ameritech, the People's Republic of China and Korea Mobile Telephone. As Lucent pursues other opportunities in Asia, the Company expects its product to be included in future proposals.

        - SAMSUNG ELECTRONICS COMPANY, LIMITED, LG INFORMATION AND COMMUNICATIONS, LIMITED AND ILGIN CORPORATION -- formed a consortium to provide a billing data collection system for Korea Telecom, the national carrier for the Republic of South Korea. The consortium has purchased significant quantities of the Company's products for tests and field trials and the Company expects to conclude partnering agreements with one or more of the consortium members in the near future.

        - INTERNATIONAL COMPUTERS LIMITED -- is installing the Company's NEDS and CANS products along with its own billing system for Vodafone Limited in the United Kingdom and the national cellular carrier in Indonesia.

        - GTE-TSI --  ordered  DCMSs  for installation  at  NYNEX  Mobile,  SNET
          Cellular and Puerto Rico Telephone Company Cellular for use with GTE-TSI's telephone fraud detection product. GTE-TSI has installed the UPS-32 product as part of its own product and the Company expects to install additional units pursuant to this arrangement.

    NETWORK MANAGEMENT PRODUCTS

        - ANSTEC, INC. -- teamed with the Company and was selected, through a competitive procurement process, to install the Company's NetPlus products at 107 U.S. Air Force bases and 50 other U.S. government installations throughout the world.

        - AMERLND, INC. -- installed a version of the Company's NetPlus products as a part of the U.S. Army's automated directory attendance system at installations throughout the United States.

        - BELLSOUTH COMMUNICATION SERVICES, INC. UNDER CONTRACT TO HARRIS CORPORATION -- installed systems containing the Company's NetPlus products to be operated by Harris Corporation at National and Dulles Airports near Washington, D.C. The Company expects to participate in further airport projects with BellSouth and Harris Corporation.

        - GTE GOVERNMENT SYSTEMS -- provides telephone systems at military facilities throughout the world. The Company, as a subcontractor to GTE Government Systems for network management products, installs and supports NetPlus products at 40 of these military facilities. The Company expects, through its continuing relationship with GTE Government Systems, to provide additional products and services to military facilities.

        - AT&T CORPORATION, FEDERAL SYSTEMS DIVISION -- provides telephone systems for the Executive Branch of the U.S. Government. The Company, as a subcontractor to AT&T, installed and supports NetPlus products in the U.S. Department of State.

    The following is a list of some of the Company's other most significant customers that have installed the Company's carrier network and network management products within their organizations:

        - TELEFONOS DE MEXICO, S.A. DE C.V. -- TELMEX, the national and local long distance carrier of Mexico, selected the Company to upgrade data collection throughout its switch network system. The three-year contract has an estimated value of $12 million.

        - GTE TELOPS (A DIVISION OF GTE TELEPHONE COMPANY) -- purchased DCMS systems for installation on certain switch types through its network.

        - TELCEL -- is the largest cellular carrier in Mexico and has installed the Company's DCMS and UPS-32 products in its network.

        - NYNEX  --  is  installing  one  of  the  Company's  newest   products,
          TREX*COMM, to support its CENTREX customers.

        - ALLTEL -- is using the Company's UPS-32 product to provide billing services to its customers.

        - UNIVERSITY OF IOWA -- awarded the Company a contract to install NetPlus to manage and monitor the University's voice and data network.

    In addition, companies such as ISI Infortext Inc., Computer Science Corporation, Polaris Communication Services, Inc. and Telsoft International, Inc. have agreed to promote and sell the Company's products on a non-exclusive basis. They participate in trade shows, industry conferences and customer events and feature ACE*COMM products in their marketing programs.

    As more ATM, Frame Relay and X.25 data switches are incorporated into carrier and enterprise networks, it will become increasingly important for network managers to be able to bill customers based on actual usage. The Company is developing a billing component for advanced data switches, which provides access providers with flexible options for billing users of data network services. The Company anticipates similar opportunities to develop other network edge technologies for equipment and service providers in the growing market for data services.

    The Company plans to continue to develop and expand its strategic alliances with established, well-recognized industry leaders, as it believes that these alliances enable the Company to increase sales most cost-effectively and successfully position it to increase market penetration of its products.

BACKLOG

    The Company tracks two types of backlog: "order backlog," which represents signed purchase orders and which the Company believes represents a reliable tool for forecasting revenues, and "contract backlog," which represents signed project contracts and future revenues, subject to the signing of specific purchase orders. Order backlog was approximately as follows: $3.7 million, $5.7 million, $3.6 million, and $11.4 million, at June 30, 1993, 1994 and 1995, and at March 31, 1996, respectively. Contract backlog was approximately: $1.5 million, $2.6 million, $1.0 million, and $38.2 million at June 30, 1993, 1994 and 1995, and at March 31, 1996, respectively.

    The Company's contracts are large and technically complicated and require a significant commitment of management and financial resources from the Company's customers. The development of a contract typically is a lengthy process because it must address a customer's specific technical requirements and often requires internal approvals that require substantial lead time. Accordingly, the Company may experience significant variations in revenue from quarter to quarter, reflecting delays in contract signing or contract order deliveries.

COMPETITION

    Competition in the market for the Company's products is driven by rapidly changing technologies, evolving industry standards, frequent new product introductions and enhancements and rapid changes in customer requirements. To maintain and improve its competitive position, the Company must continue to develop and introduce, on a timely and cost-effective basis, new products and product features that keep pace with technological developments and emerging industry standards and address the increasingly sophisticated needs of its customers.

    The Company expects the continued growth of the carrier market and of the large enterprise network management market to encourage new competitors to enter the markets in the future. The Company believes that the principal competitive factors in these markets include specialized project management capabilities and technical expertise, compliance with industry quality standards and protocols, customer support, product features such as adaptability, scaleability and flexibility, ability to integrate with other products, functionality and ease of use, product reputation, responsiveness to customer needs, and timeliness of implementation. In the future, the Company will be required to respond promptly and effectively to the challenges of technological change and its competitors' innovations.

    In  the  carrier  network  products   market,  the  Company's  current   and
prospective competitors include (i) large carriers which internally develop full system products for themselves, tailored to their particular specifications,
(ii) companies, such as Securicor Telesciences, Inc., CGI, Inc. ("CGI"), and IDT
- - Alston that can supply individual billing data collection components and (iii) vendors that supply product components, including Hewlett-Packard Company ("HP"), IBM Corporation ("IBM"), Moscom Corporation ("Moscom"), Objective System Integrators, Inc. ("OSI") and CGI.

    In the network management products market, the Company's current and prospective competitors include (i) companies that provide products for telephony networks, such as Telco Research Corporation, Complimentary Solutions, Inc., Stonehouse & Company, Switchview, Inc., Moscom and OSI and (ii) companies that provide products for data networks, such as Remedy Corporation, Net Manage, Inc., Computer Associates International, Inc., FTP Software, Inc., Castle Rock Computing, HP, IBM and Sun Microsystems, Inc.

    The Company believes that its ability to compete in both markets depends in part on a number of competitive factors outside its control, including the ability of others to develop technology that is competitive with the Company's products, the price at which competitors offer comparable products and services, the extent of competitors' responsiveness to customer needs and the ability of the Company's competitors to hire, retain and motivate key personnel.

    The Company competes with a number of companies that have substantially greater financial, technical, sales marketing and other resources, as well as greater name recognition than the Company. As a result, the Company's competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the promotion and sale of their products than can the Company. There can be no assurance that the Company's current or potential competitors will not develop products comparable or superior to those developed by the Company or adapt more quickly than the Company to new technologies, evolving industry trends or changing customer requirements.

RESEARCH AND PRODUCT DEVELOPMENT

    The Company's research and development efforts are focused on developing new products to meet the growing needs of carriers and enterprises and on improving existing products by incorporating new features and technologies. The Company believes that the timely development of new products and enhancements is essential to its maintaining its competitive position in the marketplace.

    In its research and development efforts the Company works closely with customers, end users and leading technology vendors, often in cooperative funding arrangements. For example, the Company is working with Newbridge to develop new software for its data switch products. The Company continually reviews opportunities to license technologies from third parties when appropriate based on timing and cost considerations. The Company believes that this approach facilitates and accelerates the development of new and enhanced products.

    The Company's efforts are influenced significantly by industry developments and by customer and end user requirements. New features may be tailored initially for delivery to a single customer and subsequently incorporated into future versions of the product which are available to all customers.

    During the fiscal years 1994, 1995 and the nine months ended March 31, 1996, product research and development expenses were $0.6 million, $1.0 million and $0.6 million, respectively.

PROPRIETARY RIGHTS AND LICENSES

    The Company does not currently hold any patents and relies on a combination of statutory and/or common law, copyright, trademark, contract and trade secret laws to maintain its proprietary rights to its products. The Company believes that, because of, among other things, the rapid pace of technological change in the telecommunication and software industries, patent protection for its products is a less significant factor in the Company's success than the knowledge, ability and experience of the Company's employees, the frequency of product enhancements and the timeliness and quality of support services provided by the Company.

    The Company generally enters into confidentiality agreements with its employees, consultants, customers and potential customers and limits access to, and distribution of, its proprietary information. Use of the Company's software products is usually restricted to specified locations and is subject to terms and conditions prohibiting unauthorized reproduction or transfer of the software products. The Company also seeks to protect its software, including the source code, as a trade secret and as a copyrighted work.

EMPLOYEES

    At March 31, 1996, the Company employed a total of 119 employees, including 29 involved in manufacturing and quality assurance, 26 in research and development, 21 in sales and marketing, 15 in professional services and 28 in administration and finance. None of the Company's employees is represented by a labor union. The Company has experienced no work stoppages and believes that its employee relations are good.

PROPERTIES

    The Company leases space at its four office locations: two in Gaithersburg, Maryland and one each in Flemington, New Jersey and Orlando, Florida. The Gaithersburg offices are the Company's corporate headquarters and are used for product assembly, software and engineering development and support. The Flemington office is used for the development and project management liaison with NYNEX, AT&T and Lucent Technologies. The Orlando office is used primarily for sales and sales support.

    The following sets forth information concerning the Company's leased facilities:

                                  SQUARE
LOCATION                          FOOTAGE      LEASE EXPIRATION      ANNUAL RENT
- -------------------------------  ---------  -----------------------  ------------
Gaithersburg, Maryland
  Perry Parkway                     21,800  July 31, 1996             $  220,000
  North Frederick Avenue             4,500  December 1, 1996          $   36,000
Flemington, New Jersey               2,500  December 31, 1996         $   39,600
Orlando, Florida                       400  April 30, 1997            $   11,040

    The Company believes that its facilities are adequate for its current needs and that suitable additional space will be available as required.

LEGAL PROCEEDINGS

    The Company is not a party to any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The executive officers and directors of the Company are as follows:

NAME                                        AGE                              POSITION
- --------------------------------------      ---      ---------------------------------------------------------
George T. Jimenez.....................          60   President, Treasurer and Director
S. Joseph Dorr........................          48   Vice President -- Network Management Division
Thomas V. Russotto....................          51   Vice President -- Carrier Networks Division
James M. Moore........................          54   Vice President -- Marketing
Paul G. Casner, Jr. ..................          58   Director
Gary P. Golding.......................          39   Director
Gilbert A. Wetzel.....................          63   Director

    GEORGE T. JIMENEZ has served as President and a Director of the Company since its inception in 1983. From 1980 to 1983, Mr. Jimenez served as the President of the Company's predecessor.

    S. JOSEPH DORR has been Vice President -- Network Management Division since 1988 and a Vice President of the Company since 1983. From 1983 to 1989, he served as Corporate Secretary of the Company. From 1980 to 1983, he served as Director of the Commercial Systems Division of the Company's predecessor.

    THOMAS V. RUSSOTTO has been Vice President -- Carrier Networks Division since 1988 and a Vice President of the Company since 1985. From 1983 to 1985, he served as Director of Product Development at the Company.

    JAMES M. MOORE has been Vice President -- Marketing of the Company since May 1996. From March 1994 to May 1996, Mr. Moore served as Vice President, Business Market of NYNEX, a telecommunications company, and from May 1992 to March 1994 he served as Managing Director, Business Market of NYNEX. From March 1989 to May 1992, Mr. Moore served as Managing Director, Marketing of New England Telephone Company.

    PAUL G. CASNER, JR. has been a Director of the Company since 1983. Since April 1994, Mr. Casner has served as President of DRS Electronic Systems Group, which is comprised of the following entities: Technology Applications & Service Company ("TAS"), DRS Military Systems, DRS Medical Systems, Inc. and Laurel Technologies. From March 1991 to September 1993, Mr. Casner served as Chairman and Chief Executive Officer of TAS.

    GARY P. GOLDING has been a Director of the Company since 1991. Since January 1989, Mr. Golding has served as General Partner of CEO Venture Fund, a venture capital firm. Mr. Golding is a director of Databook, Inc.

    GILBERT A. WETZEL has been a Director of the Company since 1992. Mr. Wetzel has served as Regional Director of Key Executive Services for Right Associates, an international human resources consulting firm, since 1994. He is the retired Chairman and Chief Executive Officer of Bell of Pennsylvania and Diamond State Telephone and founder and retired Chief Executive Officer of Geographic Business Publishers, Inc.

    The directors are divided into three classes, denominated as Class I, Class II, and Class III, with the terms of office of each Class expiring at the 1997, 1998 and 1999 annual meetings of stockholders, respectively. At each annual meeting following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term to expire at the third succeeding annual meeting of stockholders after their election, provided that the stockholders electing new or replacement directors may from time to time specify a term of less than three years in order to maintain the number of directors in each class as nearly equal as possible. The directors have been initially divided into classes as follows: Class I -- Gilbert A. Wetzel, Class II -- Gary P. Golding and

Paul G. Casner, Jr., Class III -- George T. Jimenez. Officers of the Company serve at the discretion of the Board of Directors. There are no family relationships among any of the Company's directors and executive officers.

BOARD COMMITTEES AND COMPENSATION

    The Board of Directors has established an Audit Committee and a Compensation Committee. The Audit Committee oversees actions taken by the Company's independent auditors, recommends the engagement of auditors and reviews any internal audits the Company may perform. The current members of the Audit Committee are Messrs. Golding, Wetzel and Casner. The Compensation Committee approves the compensation of executives of the Company, makes recommendations to the Board of Directors with respect to standards for setting compensation levels and administers the Company's Amended and Restated Omnibus Stock Plan (the "Stock Plan"). The current members of the Compensation Committee are Messrs. Golding, Wetzel and Casner, none of whom is employed by the Company.

    Directors are reimbursed for their travel expenses in attending Board and Committee meetings. Each of the Company's current non-employee directors (other than Mr. Golding) was granted an option to purchase 5,420 shares of the Company's Common Stock at an exercise price of $.53 per share on December 9, 1995, pursuant to the Company's Amended Stock Option Plan for Directors (the "Directors Stock Plan"). Only non-employee directors may participate in the Directors Stock Plan. The plan authorizes the issuance of up to 100,000 shares of Common Stock, subject to adjustment to reflect stock splits, recapitalization and other changes in the outstanding stock. Each eligible director is entitled under the plan to receive upon his election or reelection as a director an option for a number of shares equal to 5,420 multiplied by the number of years in the term for which he is then elected, exercisable at the fair market value of the Common Stock on the date of grant. The option becomes exercisable in equal installments of 5,420 shares on each anniversary of the date of grant or, on such earlier date as the director ceases to be a director other than by reason of his removal for cause, if such date is 15 days prior to such an anniversary date and such director has served at least twelve months in office. Each option expires upon the earlier of five years from the date of grant, the expiration of six months following death, resignation or removal other than for cause, or upon removal of a director for cause.

EXECUTIVE COMPENSATION

    The following table sets forth all compensation awarded to, earned by, or paid for services rendered to the Company in all capacities during the fiscal year ended June 30, 1995, by the following executive officers (the "Named Executive Officers"): (i) the Company's Chief Executive Officer and (ii) the Company's other executive officers whose salary and bonus for the fiscal year exceeded $100,000.

                                                                       LONG-TERM
                                                                     COMPENSATION
                                                                        AWARDS
                                                                     -------------
                                               ANNUAL COMPENSATION    SECURITIES
                                               --------------------   UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION                    SALARY($)  BONUS($)   OPTIONS(#)(1)  COMPENSATION(2)
- ---------------------------------------------  ---------  ---------  -------------  -------------
George T. Jimenez............................  $ 145,000  $  22,563       40,244      $  10,775
  President, Treasurer and Director
S. Joseph Dorr...............................  $ 112,128  $   8,000            0      $     953
  Vice President
Thomas V. Russotto...........................  $ 106,328  $  22,563       27,441      $   1,106
  Vice President

- ------------------------
(1) Options were granted in fiscal year 1996 for fiscal year 1995 performance.
(2) Consists of amounts paid in connection with a life insurance policy for Mr. Jimenez and disability insurance policies for each Named Executive Officer as follows: (i) Mr. Jimenez; $6,975 for life insurance and $3,800 for disability insurance; (ii) Mr. Dorr; $953 for disability insurance; and
    (iii) Mr. Russotto; $1,106 for disability insurance.

    The following table sets forth information regarding the grant of options to purchase Common Stock to each of the Named Executive Officers during the fiscal year ended June 30, 1995.

                          OPTION GRANTS IN FISCAL 1995

                                                                                                 POTENTIAL REALIZABLE
                                                            INDIVIDUAL GRANTS                      VALUE AT ASSUMED
                                          -----------------------------------------------------    ANNUAL RATES OF
                                           NUMBER OF    PERCENTAGE OF                                STOCK PRICE
                                          SECURITIES    TOTAL OPTIONS                              APPRECIATION FOR
                                          UNDERLYING     GRANTED TO      EXERCISE                   OPTION TERM(3)
                                            OPTIONS     EMPLOYEES IN     PRICE PER   EXPIRATION  --------------------
NAME                                        GRANTED    FISCAL 1995(1)    SHARE(2)       DATE        5%         10%
- ----------------------------------------  -----------  ---------------  -----------  ----------  ---------  ---------
George T. Jimenez.......................      30,623          10.6%      $     .69     09/11/99  $   5,807  $  12,832
S. Joseph Dorr..........................      13,501           4.7%      $     .69     09/11/99      2,560      5,657
Thomas V. Russotto......................      56,373          19.6%      $     .69     09/11/99     10,690     23,622

- ------------------------
(1) All of the options were granted under the Company's Stock Plan and were fully vested and exercisable on the date of grant.

(2) The exercise price per share of the options granted represented the fair market value of the underlying shares of Common Stock on the dates the respective options were granted.

(3) Potential realizable value is based on the assumption that the Common Stock of the Company appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the five year option term. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission (the "Commission") and do not reflect the Company's estimate of future stock price growth.

    The following table sets forth certain information concerning option exercises during fiscal 1995 by the Named Executive Officers and the number and value of securities underlying options held by each of the Named Executive Officers at the end of fiscal 1995.

             AGGREGATE OPTION EXERCISES AND YEAR-END OPTION VALUES

                                                                                                           VALUE OF
                                                                                                          UNEXERCISED
                                                                                                         IN-THE-MONEY
                                                                       NUMBER OF SECURITIES UNDERLYING      OPTIONS
                                                                       UNEXERCISED OPTIONS AT JUNE 30,    AT JUNE 30,
                                                                                     1995                   1995(1)
                                      SHARES ACQUIRED       VALUE      --------------------------------  -------------
NAME                                  ON EXERCISE(#)      REALIZED     EXERCISABLE     UNEXERCISABLE      EXERCISABLE
- -----------------------------------  -----------------  -------------  -----------  -------------------  -------------
George T. Jimenez..................              0                0       213,646                0       $   2,052,633
S. Joseph Dorr.....................              0                0       165,749                0           1,597,833
Thomas V. Russotto.................              0                0        97,696                0             923,445


NAME                                   UNEXERCISABLE
- -----------------------------------  -----------------
George T. Jimenez..................      $       0
S. Joseph Dorr.....................              0
Thomas V. Russotto.................              0

- ------------------------
(1) Value for "in-the-money" options represent the positive spread between the respective exercise prices of outstanding options and an assumed initial public offering price of $10.00 per share (the mid-point of the estimated range of the initial public offering price).

AMENDED AND RESTATED OMNIBUS STOCK PLAN

    The Company has adopted, subject to stockholder approval, the ACE*COMM Corporation Amended and Restated Omnibus Stock Plan (the "Stock Plan"). The maximum number of shares of Common Stock in respect of which stock-based awards may be granted under the Stock Plan is 1,500,000. The shares of Common Stock to be delivered under the plan will be made available from the authorized but unissued shares of Common Stock.

    The Stock Plan will be administered by the Compensation Committee of the Board of Directors (the "Committee"), upon which no director who is an officer of the Company may serve, and which comprises only Directors who are "non-employee directors" within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and who are "outside directors"
within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). All employees of the Company, including employee directors, are eligible to participate in the Stock Plan. It is anticipated that the Committee's determinations of which eligible individuals will be granted awards and the terms thereof will be based on each individual's present and potential contribution to the success of the Company.

    Stock options may be granted under the Stock Plan at the discretion of the Committee and subject to such terms and conditions determined by the Committee and set forth in a grant agreement. Options granted under the Stock Plan may be either nonqualified options or incentive stock options. The Committee has discretion to fix the exercise price of such options at a price not less than 100% of the fair market value of the underlying shares of Common Stock at the time of grant thereof. The Committee has broad discretion as to the terms and conditions upon which options shall be exercisable, but under no circumstances will an option have a term exceeding 10 years from date of grant.

    The option exercise price may be satisfied in cash or, in the discretion of the Committee, by exchanging shares of Common Stock owned by the optionee, by a combination of cash and shares of Common Stock or by such other means and the Committee may prescribe. The ability to pay the option exercise price in shares of Common Stock would, if permitted by the Committee, enable an optionee to engage in a series of successive stock-for-stock exercises of an option (sometimes referred to as "pyramiding") and thereby fully exercise an option with little or no cash investment. The Company also may make or guarantee loans to grantees to assist grantees in exercising stock options.

    The terms of an option may provide for the automatic grant of a new award exercisable for not more than the number of shares tendered when the exercise price of the option and/or related tax obligation is paid by tendering shares of Common Stock (sometimes referred to as "reload options"), subject to certain limitations set forth in the Stock Plan. Incentive stock option awards under the Stock Plan must comply with Section 422 of the Code, including with respect to grants made to a grantee who owns more than 10% of the outstanding stock of the Company, that the exercise price shall be not less than 110% of the fair market value of the underlying shares on the date of grant and that the aggregate fair market value of shares of Common Stock with respect to which all incentive stock options first became exercisable by a grantee in any calendar year shall either not exceed $100,000 or be treated as non-qualified options.

    The Committee also may grant stock appreciation rights. Upon the exercise of a stock appreciation right with respect to a share of Common Stock, a participant would be entitled to receive the excess of the fair market value of such shares over the exercise price of such right. The Committee has the authority to determine whether the value of a stock appreciation right is paid in cash or shares of Common Stock or a combination of both.

    The Committee also has discretion to make contingent grants of performance shares which will be earned to the extent performance goals established by the Committee are achieved over a period of time specified by the Committee. The Committee will have discretion to determine the value of each performance shares, to adjust the performance goals as it deems equitable to reflect events affecting the Company or changes in law or accounting principles or other factors, and to determine the number of performance share which have been earned based on performance relative to such performance goals. The value of performance shares that are earned may, in the discretion of the Committee, be paid in the form of cash, shares of Common Stock, or a combination of both.

    Awards of stock or stock payment units under the Stock Plan will be made at the discretion of the Committee and will consist of shares of Common Stock or units denominated in dollars granted to a participant, which may be subject to forfeiture and restrictions on transfer. In general, a participant who has been granted restricted stock will from the date of grant have the benefits of ownership in respect of such shares, including the right to vote such shares and to receive dividends and other distributions thereon, subject to the restrictions set forth in the Stock Plan and in the instrument evidencing such award. The shares of restricted stock will be held by the Company, or by an escrow agent designated by the Company, during the restricted period and may not be sold, assigned, transferred, pledged, or otherwise encumbered until the restrictions have lapsed. The Committee has authority to determine the duration of the restricted period and the conditions under with stock and stock payment units may be forfeited, as well as the other terms and conditions of such awards. Stock payment units may be paid, in the discretion of the Committee, in cash or shares of Common Stock or a combination of both.

    The Stock Plan also authorizes the Committee to grant to participants awards of shares of Common Stock and other awards that are valued in whole or in part by reference to, or are otherwise based on, the value of shares of Common Stock ("Stock Unit Awards"). The Committee has discretion to determine the participants to whom Stock Unit Awards are to be made, the times at which such awards are to be made, the size of such awards, and all other conditions of such awards, including any restrictions, deferral periods, or performance requirements. The provisions of the Stock Unit Awards will be subject to such rules and regulations as the Committee shall determine at the time of grant.

    Any award under the Stock Plan may provide that the participant has the right to receive currently or on a deferred basis dividends or dividend equivalents and/or other cash payments in addition to or in lieu of such award, all as the Committee shall determine.

    If the Committee determines that any stock split, stock dividend or other distribution (whether in the form of cash, securities, or other property), recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares, issuance of warrants or other rights to purchase shares at a price below fair market value, or other similar corporate event affects the Common Stock such that an adjustment is required in order to preserve the benefits intended under the Stock Plan, then the Committee has discretion to make (i) equitable adjustments (a) in the number and kind of shares that may be the subject of future awards under the Stock Plan or (b) the number and kind of shares (or other securities or property) subject to outstanding awards and the respective grant of exercise prices thereof and/or,
(ii) if appropriate, to provide for the payment of cash to a participant.

    The Committee has broad discretion as to the specific terms and conditions of each award and any rules applicable thereto, including but not limited to the effect thereon of the death, retirement, or other termination of employment of the participant and the effect, if any, of a change in control of the Company. The terms of each award are to be evidenced by a written instrument delivered to the participant. The awards authorized under the Stock Plan are subject to applicable tax withholding by the Company which may be satisfied by the withholding of shares issuable under the Stock Plan, and may not be assigned or transferred, except by will or the laws of descent and distribution.

    No award may be granted under the Stock Plan after the tenth anniversary of the effective date of the Stock Plan.

    The Stock Plan may be amended or terminated at any time by the Board of Directors, except that no amendment may be made without stockholder approval if such approval is necessary to comply with any tax or regulatory requirement, including any approval requirement which is a prerequisite for exemptive relief from Section 16 of the Exchange Act.

    The Stock Plan is not subject to any provision of ERISA and is not qualified under Section 401(a) of the Code.

    Special rules apply to a participant who is subject to Section 16 of the Exchange Act. Certain additional special rules apply if the exercise price for an option is paid in shares of Common Stock previously owned by the optionee rather than in cash.

    Counsel has provided the Company with the following brief summary of the Federal income tax consequences, under the Code as currently in effect, with respect to (i) incentive stock options, (ii) non-qualified stock options and
(iii) restricted stock awards:

    (i) INCENTIVE STOCK OPTIONS. No taxable income is realized by the optionee upon the grant or exercise of an incentive stock option. If there were no disposition of the option shares until more than two years after the option is granted and more than one year after the option is exercised, the gain or loss realized by the optionee on the sale of such shares would be treated as long-term capital gain or loss, and the Company would not be entitled to any income tax deduction by reason of the grant or exercise of the option. If the option shares were disposed of in a sale, exchange, gift or other "disqualifying disposition" prior to the expiration of the two-years-from-grant/one-year-from-exercise holding period, generally (a) the optionee would realize taxable ordinary income in the year of such disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise of the option over the option price thereof (except that, if the disposition is a sale or exchange of the type on which a loss, if sustained, would be recognized to such optionee, ordinary income would be realized by such optionee in an amount equal to only the gain realized on such sale or exchange if such gain is less than such excess) and would realize capital gain on the balance of the gain, and (b) the Company would be entitled to a deduction for such year in the amount of the ordinary taxable income to the optionee.

    (ii) NON-QUALIFIED OPTIONS. No taxable income is realized by the optionee upon the grant of a non-qualified option. On exercise, the excess of the fair market value of the shares at the time of exercise over the option price of such shares would be treated as compensation. Any amounts treated as compensation (a) would be taxable at ordinary income tax rates in the year of exercise, (b) would be subject to withholding for Federal income tax purposes, and (c) generally would be an allowable income tax deduction to the Company. The optionee's tax basis for shares acquired upon exercise of a non-qualified option would be equal to the option price paid for the shares plus any amounts treated as compensation. An optionee would generally be entitled to long-term capital gain treatment on the difference between his tax basis and the sale price of the shares acquired upon exercise.

    (iii) RESTRICTED STOCK AWARDS. No income would be realized by an employee in connection with the grant of a restricted stock award. When the restrictions lapse, the employee would be required to include as taxable ordinary income the fair market value of such shares at the time the restrictions lapse. The Company would be entitled to a deduction for Federal income tax purposes equal to the amount so included in such employee's income. An employee may, by making a
Section 83(b) election within 30 days after the transfer of stock, choose to recognize income upon the grant of a restricted stock award. Any appreciation in the stock value after the grant date will, if the stock is held long enough, be eligible for long-term capital gain treatment upon the subsequent sale of the stock. However, if the stock is forfeited later, the loss deduction allowable is limited to the price paid for the stock (if any) minus any amounts received upon such forfeiture.

    (iv) PAYMENT OF WITHHOLDING TAXES. The Company may withhold, or require a participant to remit to the Company, an amount sufficient to satisfy any federal, state and local withholding tax requirements. The Committee may permit a participant to satisfy a tax withholding requirement on exercise of an option by delivery to the Company of shares of its Common Stock owned by the participant, including shares the participant is entitled to receive upon exercise of the option.

    (v)   CODE SECTION  162(M).   Section  162(m) of  the  Code limits  the  tax
deduction available for compensation paid to the Company's five most highly-compensated individuals in excess of $1,000,000. To the extent practicable, awards under the Stock Plan to designated executives will qualify as "performance-based" compensation which is excluded from the Section 162(m) cap on deductibility. Stock options issued under the Stock Plan are expected to be fully deductible as performance-based.

    (vi) OTHER. To the extent payments which are contingent on a change in control are determined to exceed certain Code limitations, they may be subject to a 20% nondeductible excise tax and the Company's deduction with respect to the associated compensation expense may be disallowed in whole or in part.

    The foregoing discussion summarizes the Federal income tax consequences of the Stock Plan based on current provisions of the Code which are subject to change. This summary does not cover any state or local tax consequences of participation in the Stock Plan.

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

    The Company currently has no employment contracts with any of the Named Executive Officers, and the Company has no compensatory plan or arrangement with such Named Executive Officers where the amounts to be paid exceed $100,000 and which are activated upon resignation, termination or retirement of any such executive officers upon a change in control of the Company.

LIMITATION ON LIABILITY OF DIRECTORS

    The Charter provides that a director will not be personally liable for monetary damages to the Company or its stockholders for breach of fiduciary duty as a director, except to the extent such exemption for liability or limitation thereof is not permitted under Maryland law, including liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for paying a dividend or approving a stock repurchase in violation of Section 2-311 of the Maryland Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

    While the Charter provides directors with protection from having to pay monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, the Charter will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions of the Charter described above apply to an officer of the Company only if he or she is a director of the Company and is acting in his capacity as director, and do not apply to officers of the Company who are not directors.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Charter provides that the Company shall indemnify its currently acting and its former officers and directors against any and all liabilities and expenses incurred in connection with their services in such capacities to the maximum extent permitted by Maryland law, as from time to time amended. The Charter further provides that the right to indemnification shall also include the right to be paid by the Company for expenses incurred in connection with any proceeding arising out of such service in advance of its final disposition to the fullest extent permitted by Maryland law.

    The Charter further provides that the Company may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Company and such other persons serving at the request of the Company as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise to such extent and to such effect as is permitted by Maryland law and the Board of Directors shall determine to be appropriate.

    The Company expects to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise against any expense, liability, or loss incurred by such person in any such capacity or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under Maryland law.

    The Charter provides that (i) the Board of Directors may, by by-law, resolution or agreement, make further provision for indemnification of directors, officers, employees and agents and (ii) no amendment, modification or repeal of the Charter, nor the adoption of any additional provision of the Charter or the By-laws nor, to the fullest extent permitted by Maryland law, any amendment, modification or repeal of law shall eliminate or reduce the effect of the provisions in the Charter limiting liability or indemnifying certain persons or adversely affect any right or protection then existing thereunder in respect of any acts or omissions occurring prior to such amendment, modification, repeal, or adoption.

                              CERTAIN TRANSACTIONS

    In connection with the purchase of certain assets by the Company at its inception, Mr. Jimenez, the Company's President loaned $150,000 to the Company to assist in financing the acquisition. The note bears interest at the federal short-term rate established periodically by the U.S. Treasury. Principal is payable upon demand and interest is paid quarterly. The outstanding loan balance was $78,572 at March 31, 1996 and will be entirely repaid out of proceeds of this offering. See "Use of Proceeds."

    During fiscal years 1994 and 1995 and the nine months ended March 31, 1996, the Company purchased voice processing systems totaling approximately $1,036,000, $62,000, and $73,000, respectively, from Microlog Corporation ("Microlog"), a company whose Board of Directors included Mr. Jimenez, the Company's President, and Graham Hartwell, a former Director of the Company. Mr. Jimenez resigned from Microlog's Board of Directors in January 1994. Mr.
Hartwell retired from the Company's Board of Directors in December 1995. The Company expects to continue to do business with Microlog on terms no less favorable to the Company than could be obtained from an unaffiliated third party.

    The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All further transactions, including loans, between the Company and its officers, directors, principal shareholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors and will continue to be, in the judgment of such a majority, on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table sets forth certain information regarding beneficial ownership of the Common Stock as of June 1, 1996, and as adjusted to reflect the sale of shares offered hereby, by (i) each stockholder known by the Company to be a beneficial owner of more than five percent of the Common Stock, (ii) the Selling Stockholder, (iii) each of the Company's directors, (iv) each of the Named Executive Officers and (v) all directors and executive officers of the Company as a group. Except as indicated in the footnotes to this table, the Company believes that the persons and entities named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.

                                                    SHARES BENEFICIALLY OWNED                   SHARES BENEFICIALLY OWNED
                                                       PRIOR TO OFFERING(1)                         AFTER OFFERING(1)
                                                   ----------------------------   NUMBER OF    ----------------------------
                                                      NUMBER OF                  SHARES BEING     NUMBER OF
NAME AND ADDRESS (2)                                   SHARES         PERCENT      OFFERED         SHARES         PERCENT
- -------------------------------------------------  ---------------  -----------  ------------  ---------------  -----------
CEO Venture Fund II..............................     1,843,944(3)       29.9%       268,203      1,575,741          18.7%
  1950 Old Gallows Road
  Vienna, Virginia 22182
George T. Jimenez................................     2,955,179(4)       46.3%             0      2,955,179          34.2%
S. Joseph Dorr...................................       830,626(5)       13.2%             0        830,626           9.7%
Thomas V. Russotto...............................       336,517(6)        5.4%             0        336,517           4.0%
Paul G. Casner, Jr...............................        32,520(7)       *                 0         32,520          *
Gary P. Golding..................................         3,165(8)       *                 0          3,165          *
Gilbert A. Wetzel................................        21,680(9)       *                 0         21,680          *
All directors and executive officers as a group
 (7 persons).....................................     4,179,687          62.8%             0      4,179,687          49.7%

- ------------------------
 *  Less than 1% of the outstanding Common Stock.

(1) The number of shares of Common Stock outstanding prior to this offering includes (i) 4,324,499 shares of Common Stock outstanding as of June 1, 1996, (ii) 1,843,944 shares issuable by the Company upon the conversion of all outstanding shares of Class C Preferred Stock which will occur automatically upon completion of this offering and (iii) shares issuable by the Company pursuant to options held by the respective person or group which may be exercised within 60 days after June 1, 1996. Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. All of these shares are subject to lock-up restrictions until 180 days after the date of this Prospectus. See "Shares Eligible for Future Sale."

(2) Unless otherwise indicated, the address is c/o ACE*COMM Corporation, 209 Perry Parkway, Gaithersburg, Maryland 20877.

(3) Includes 1,788,053 shares held by CEO Venture Fund II of which 268,203 are being offered hereby, 26,363 shares held by William R. Newlin, 26,363 shares held by James Colker and 3,165 shares held by Gary P. Golding. Colker and Newlin Management Associations II ("CNMA II"), as the general partner of CEO Venture Fund II, exercises voting and investment power with respect to the 1,788,053 shares held by CEO Venture Fund II. Messrs. Colker and Newlin, as managing general partners of CNMA II, exercise shared voting and investment power with respect to these shares and Mr. Golding, E.R. Yost, and G.F. Chatfield, as general partners of CNMA II, exercise shared investment power with respect to these shares. CNMA II and Messrs. Colker, Newlin, Golding, Yost and Chatfield disclaim ownership of the shares held by CEO Venture Fund II other than to the extent of its or his individual partnership interest.

(4) Includes 220,356 shares issuable upon the exercise of options that are exercisable within 60 days.

(5) Includes 145,202 shares issuable upon the exercise of options that are exercisable within 60 days.

(6) Includes 83,815 shares issuable upon the exercise of options that are exercisable within 60 days.

(7) Includes 21,680 shares issuable upon the exercise of options that are exercisable within 60 days.

(8) Does not include 1,788,053 shares held by CEO Venture Fund II of which Mr. Golding is a general partner.

(9) Includes 16,260 shares issuable upon the exercise of options that are exercisable within 60 days.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    Upon the completion of this offering, the Company will be authorized to issue 45,000,000 shares of Common Stock, $.01 par value, and 5,000,000 shares of undesignated Preferred Stock, $.01 par value.

COMMON STOCK

    As of June 1, 1996, there were 6,168,442 shares of Common Stock outstanding held of record by 26 stockholders. As of May 1, 1996, options to purchase an aggregate of 1,293,217 shares of Common Stock were also outstanding of which options to purchase 1,130,617 shares were then exercisable. See "Management -- Amended and Restated Omnibus Stock Plan."

    The holders of Common Stock are entitled to one vote per share on all matters to be voted on by shareholders and have cumulative voting rights with respect to the election of directors. Subject to the prior rights of holders of Preferred Stock, if any, the holders of Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefor. Upon liquidation or dissolution of the Company, the remainder of the assets of the Company will be distributed ratably among the holders of Common Stock after payment of liabilities and the liquidation preferences of any outstanding shares of Preferred Stock. The Common Stock has no preemptive or other subscription rights and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. All of the outstanding shares of Common Stock are, and the shares to be sold in this offering will be, fully paid and nonassessable.

PREFERRED STOCK

    The Board of Directors has the authority to issue the Preferred Stock in one or more series and to fix the price, rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting a series or the designation of such series, without any further vote or action by the Company's shareholders. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control of the Company without further action by the shareholders and may adversely affect the market price of, and the voting and other rights of, the holders of Common Stock. The Company has no current plans to issue any shares of Preferred Stock.

BUSINESS COMBINATIONS

    Maryland law prohibits certain "business combinations" (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an Interested Stockholder. "Interested Stockholders" are all persons (a) who beneficially own 10% or more of the voting power of the corporation's shares or (b) an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was an Interested Stockholder or an affiliate or an associate thereof. Such business combinations are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by all holders of voting shares of the corporation, and (b) 66 2/3% of the votes entitled to be cast by all holders of voting shares of the corporation other than voting shares held by the Interested Stockholder, or an affiliate or associate of the Interested Stockholder, with whom the business combination is to be effected, unless, among other things, the corporation's stockholders receive a minimum price (as defined in Maryland law) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of Maryland law do not apply, unless the corporation's charter or by-laws provide otherwise, to a corporation that on July 1, 1983 had an existing Interested Stockholder, unless, at any time thereafter, the Board of Directors elects to be subject to the law. The Company has adopted such a resolution, which has the effect of making the law applicable to the Company, except with respect to certain business combinations involving persons who were Interested Stockholders as of the date of this Prospectus, or their affiliates, which include CEO Venture Fund II and George T. Jimenez. These provisions of Maryland law would not apply, however, to business combinations that are approved or exempted by the Board of Directors of the corporation prior to the time that any other Interested Stockholder becomes an Interested Stockholder. A Maryland corporation may adopt an amendment to its charter electing not to be subject to the special voting requirements of the foregoing legislation. Any such amendment would have to be approved by the affirmative vote of at least 80% of the votes entitled to be cast by all holders of outstanding shares of voting stock and 66 2/3% of the votes entitled to be cast by holders of outstanding shares of voting stock who are not Interested Stockholders. The Company has not adopted such an amendment to its Charter.

CONTROL SHARE ACQUISITIONS

    Maryland law provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are employees of the corporation. Control shares are voting shares of stock which, if aggregated with all other shares of stock previously acquired by such a person, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (a) 20% or more but less than 33 1/3%; (b) 33 1/3% or more but less than a majority; or
(c) a majority of all voting power. Control shares do not include shares of stock an acquiring person is entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means, subject to certain exceptions, the acquisition of, ownership of, or the power to direct the exercise of voting power with respect to, control shares.

    A person who has made or proposes to make a "control share acquisition," upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand therefor to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders' meeting.

    If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as permitted by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to voting rights, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for "control shares" are approved at a stockholders' meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the stock as determined for purposes of such appraisal rights may not be less than the highest price per share paid in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a "control share acquisition."

    The control share acquisition statute does not apply to stock acquired in a merger, consolidation or stock exchange if the corporation is a party to the transaction, or to acquisitions previously approved or exempted by a provision in the charter or by-laws of the corporation. The Company has adopted a provision in its Charter exempting acquisitions by George Jimenez and his respective associates provided any such acquisition does not cause them to acquire more than 49.9% of the outstanding Common Stock in the aggregate.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Common Stock  is
    .

                     CERTAIN CHARTER AND BY-LAW PROVISIONS

    The Company's Charter and by-laws will be amended as of the closing of this Offering and, as a result of such amendment, will contain several provisions that may make the acquisition of control of the Company by means of a proxy fight, open market purchases, tender offer, or otherwise more difficult. The following is a summary of certain of these provisions. The forms of Charter and By-laws, as amended, are filed as exhibits to the Registration Statement filed with the Commission of which this Prospectus is a part, and the following summary is qualified in its entirety by reference to such documents.

NUMBER OF DIRECTORS

    The Charter and By-laws provide that the number of directors shall be fixed from time to time by resolution adopted by a majority of the entire Board of Directors, but may not consist of fewer than three or such lesser number of stockholders, nor more than 11 members. The size of the Board of Directors has initially been set at five members.

CLASSIFIED BOARD OF DIRECTORS

    The Charter divides the Board of Directors into three classes, with one class having a term of one year, one class having a term of two years, and one class having a term of three years. Each class is to be as nearly equal in number as possible. At each annual meeting of stockholders, commencing with the annual meeting of stockholders to be held in 1997, directors will be elected to succeed those directors whose terms have expired, and each newly elected director will serve for a three-year term.

    The classification of directors and the provisions in the Charter that limit the ability of stockholders to increase the size of the Board of Directors, together with the provisions in the Charter described below that limit the ability of stockholders to remove directors and that permit the remaining directors to fill any vacancies on the Board, will have the effect of making it more difficult for stockholders to change the composition of the Board of Directors. As a result, at least two annual meetings of stockholders may be required for the stockholders to change a majority of the directors, whether or not a change in the Board of Directors would be beneficial to the Company and its stockholders and whether or not a majority of the Company's stockholders believes that such a change would be desirable.

REMOVAL OF DIRECTORS AND FILLING VACANCIES

    The Charter and By-laws provide that a director may be removed by stockholders only "for cause" and with the approval of the holders of 80% of the total voting power of all outstanding securities of the Company then entitled to vote generally in the election of directors, voting together as a single class at a special meeting of stockholders called for that purpose. (Article VI of the Charter; Section 6).

    The  Charter  and  By-laws  provide  that  all  vacancies  on  the  Board of
Directors, including those resulting from an increase in the number of directors, may be filled solely by a majority of the remaining directors even if they do not constitute a quorum. If the vacancy occurs as a result of the removal of a director, the stockholders may elect a successor at the meeting at which such removal occurs. If the entire Board becomes vacant, any stockholder may call a special meeting in order to elect directors. (Article II, Section 7 of the By-laws).

ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

    The By-laws establish advance notice procedures with regard to stockholder proposals and the nomination, other than by or at the direction of the Board of Directors or a committee thereof, of candidates for election as directors. (Sections 11 and 12). These procedures require that a notice of stockholder proposals and stockholder nominations for the election of directors at any meeting of stockholders must be in writing, containing certain specified information and received by the Secretary of the Company not less than 20 nor more than 30 days prior to the meeting (or if less than 30 days' notice or prior public disclosure of the date of the meeting is given, the notice of stockholder proposals or nominations must be in writing and received by the Secretary of the Company no later than the close of business on the tenth day following the day on which notice of the meeting was mailed or public disclosure thereof was made, whichever occurs first). The Company may reject a stockholder proposal or nomination that is not made in accordance with such procedures.

LIMITATIONS ON CALLING STOCKHOLDER MEETINGS

    The Charter and By-laws provide that special meetings of stockholders can be called only by the Chairman of the Board of Directors, the President, the Board of Directors, or by the Secretary at the request of holders of at least 25% of all votes entitled to be cast. (Article I, Section 2 of the By-laws). These provisions may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by the Board of Directors, the Chairman of the Board, the President, or the Secretary of the Company upon the request of holders of a sufficient number of shares.

AMENDMENT OF CERTAIN PROVISIONS OF THE CHARTER AND BY-LAWS

    The Charter of the Company provides that the affirmative vote of the holders of at least 80% of the aggregate combined voting power of all classes of capital stock entitled to vote thereon, voting as one class, is required to amend certain provisions of the Charter, including those provisions relating to the number, election and term of directors; the removal of Directors; the amendment of the by-laws; the provision governing applicability of the Maryland Control Share Act (Section 3-702 of the Maryland General Corporation Law); and the supermajority voting requirements in the Charter. (Article VII, Section 1). The Charter further provides that Board of Directors shall have the exclusive right to make, alter, amend or repeal the By-laws. (Article VII, Section 5). These requirements will have the effect of making more difficult any amendment by stockholders, even if a majority of the Company's stockholders believe that such amendment would be in their best interests.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no market for the Common Stock of the Company. Sales of substantial shares of Common Stock in the public market following this offering, or the perception that such sales could occur, could adversely affect the market price of the Common Stock prevailing from time to time and could impair the Company's future ability to raise capital through an offering of its equity securities. See "Risk Factors -- Shares Eligible for Future Sale."

    Upon completion of this offering, the Company will have approximately 8,418,442 shares of Common Stock outstanding (assuming no exercise of the Underwriters' over-allotment option.) Of these shares, the 2,518,203 shares sold in this offering will be freely transferable without restriction or registration under the Securities Act, except for any shares purchased by an existing "affiliate" of the Company, as that term is defined under the Securities Act (an "Affiliate"), which shares will be subject to the resale limitations of Rule 144 adopted under the Securities Act. The remaining 5,900,239 outstanding shares of Common Stock which were issued by the Company in private transactions not involving a public offering (and any shares issued upon the exercise of stock options granted pursuant to the Stock Plan and the Directors Stock Plan), are "restricted securities" for purposes of Rule 144 and may not be resold in a public distribution, except in compliance with the registration requirements of the Securities Act, pursuant to a valid exemption from registration or pursuant to Rule 144. Of such shares, and without consideration of the contractual restrictions described below, 350,440 shares would be available for immediate sale in the public market without restriction pursuant to Rule 144(k) and 5,153,289 additional shares would be available for immediate sale subject to compliance with the restrictions of Rule 144. Beginning 90 days after the date of this Prospectus, and without consideration of the contractual restrictions described below, 192,708 additional shares would be eligible for sale without restrictions in reliance upon Rule 701 promulgated under Securities Act and 111,662 additional shares would be eligible for sale subject to compliance with the restrictions of Rule 144. The remaining 92,140 restricted shares will not be transferable pursuant to Rule 144 until the expiration of their respective two year holding periods.

    The holders of 5,727,774 shares of Common Stock in the aggregate, including each officer and director of the Company, have agreed not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or enter into any swap or similar agreement that transfers, in whole or in part, the economic risk of ownership of the Common Stock, for a period of 180 days after the date of this Prospectus, without the prior written consent of Furman Selz LLC. Furman Selz LLC may, in its sole discretion and at any time without notice, waive the lock-up restrictions as to all or a portion of the securities subject to lock-up agreements. Furman Selz LLC currently has no plans to grant any such waivers. As a result of these contractual restrictions and the provisions of Rules 144(k), 144 and 701, the restricted shares will be available for sale in the public market as follows: (i) 107,424 shares will be eligible for immediate sale on the date of this Prospectus, (ii) 65,041 shares will be eligible for sale 90 days after the date of this Prospectus, (iii) 5,635,634 shares will be eligible for sale 180 days after the date of this Prospectus upon expiration of lock-up agreements, and (iv) 92,140 shares will become eligible for sale in the public market pursuant to Rule 144 upon the expiration of their respective two year holding periods.

    In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least two years (including the holding period of any prior owner except an affiliate of the Company) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of: (i) one percent of the number of shares of Common Stock then outstanding (which will equal approximately 84,184 shares immediately after this offering); or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding such sale, subject to the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an Affiliate at any time during the 90 days immediately preceding a sale, and who has beneficially owned the shares proposed to be sold for at least three years (including the holding period of any prior owner except an Affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Subject to the contractual restrictions described above, "144(k) shares" may therefore be sold immediately upon the completion of this offering. Persons deemed to be Affiliates must always sell pursuant to Rule 144, even after the applicable holding periods have been satisfied.

    The Commission has recently proposed amendments to Rule 144 that would permit resales of restricted securities after a one-year, rather than a two-year holding period, subject to compliance with the other provisions of Rule 144, and would permit resale of restricted securities by non-Affiliates under Rule 144(k) after a two-year, rather than a three-year holding period. If adopted, such amendments could result in resales of restricted securities sooner than would be the case under Rule 144 as currently in effect.

    Subject to certain limitations on the aggregate offering price of a transaction and other conditions, Rule 701 may be relied upon with respect to the resale of securities originally purchased from the Company by its employees, directors, officers, consultants or advisors prior to the date the issuer becomes subject to the reporting requirements of the Exchange Act pursuant to written compensatory benefit plans or written contracts relating to the compensation of such persons. In addition, the Commission has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options (including exercises after the date of this Prospectus). Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this Prospectus, may be sold by persons other than Affiliates subject only to the manner of sale provisions of Rule 144 and by Affiliates under Rule 144 without compliance with its two-year minimum holding period requirements.

    At June 1, 1996, options to purchase 1,276,957 shares of Common Stock were outstanding, of which options to purchase approximately 1,114,357 shares were then vested and exercisable. Shortly after this offering, the Company intends to file registration statements on Form S-8 under the Securities Act covering shares of Common Stock reserved for issuance under the Company's stock plans. See "Management -- Amended and Restated Omnibus Stock Option Plan." Shares of Common Stock issued upon exercise of options under the Forms S-8 will be available for sale in the public market, subject to Rule 144 manner of sale and volume limitations in the case of Affiliates and subject to the contractual restrictions described above. Beginning 180 days after the Effective Date, approximately 889,508 shares issuable upon the exercise of vested stock options will become eligible for sale in the public market, if such options are exercised.

REGISTRATION RIGHTS

    After this offering, the holders of 1,575,740 shares of Common Stock (the "Registrable Securities") will be entitled to certain rights with respect to the registration of such shares under the Securities Act. Under the terms of the agreement between the Company and the holders of such Registrable Securities, if the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders exercising registration rights, such holders are entitled to notice of such registration and are entitled to include shares of such Common Stock therein. Additionally, beginning six months after the date of this offering, holders of the Registrable Securities are also entitled to certain demand registration rights pursuant to which they may require the Company to file a registration statement under the Securities Act at its expense with respect to their shares of Common Stock, and the Company is required to use its best efforts to effect such registration. Further, the holders of the Registrable Securities may require the Company to file additional registration statements on Form S-3. All of these registration rights are subject to certain conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in such registration.

                                  UNDERWRITING

    Each of the Underwriters named below (the "Underwriters"), for which Furman Selz LLC, Oppenheimer & Co., Inc. and Rodman & Renshaw, Inc. are acting as representatives (the "Representatives"), has severally agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company and the Selling Stockholder, and the Company and the Selling Stockholder have agreed to sell to each of the Underwriters, the number of shares of Common Stock set forth opposite its name below:

                                                                                              NUMBER OF
UNDERWRITERS                                                                                   SHARES
- -------------------------------------------------------------------------------------------  -----------
Furman Selz LLC............................................................................
Oppenheimer & Co., Inc. ...................................................................
Rodman & Renshaw, Inc. ....................................................................

                                                                                             -----------
    Total..................................................................................    2,518,203
                                                                                             -----------
                                                                                             -----------

    The Underwriting Agreement provides that the obligations of the Underwriters to purchase the shares of Common Stock listed above are subject to the approval of certain legal matters by counsel and various other conditions. The Underwriting Agreement also provides that the Underwriters are committed to purchase all of the shares of Common Stock offered hereby, if any are purchased (without consideration of any shares that may be purchased through the Underwriters' over-allotment option).

    The Representatives have advised the Company and the Selling Stockholder that the Underwriters propose to offer the shares of Common Stock to the public initially at the public offering price set forth on the cover of this Prospectus and to certain dealers at such price less a concession not in excess of $
per share. The Underwriters may allow, and such selected dealers may reallow, a concession not in excess of $ per share to certain other dealers. After the initial public offering of the shares, the public offering price and other selling terms may be changed by the Representatives.

    Prior to the offering made hereby, there has been no public market for the Common Stock. Accordingly, the initial public offering price for the Common Stock will be determined by negotiation among the Company, the Selling Stockholder and the Representatives. Among the factors to be considered are the Company's results of operations and current financial condition, estimates of the business potential and prospects of the Company, the market for the Company's products, the experience of the Company's management, the economics of the industry in general, the general condition of the equities market and other relevant factors. There can be no assurance that any active trading market will develop for the Common Stock or as to the price at which the Common Stock may trade in the public market from time to time subsequent to the offering made hereby.

    The Company has granted the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 377,730 additional shares of Common Stock at the public offering price set forth on the cover page of this Prospectus, less underwriting discounts and commissions. To the extent the Underwriters exercise this option, each Underwriter will have a firm commitment, subject to certain conditions, to purchase such number of additional shares of Common Stock as is proportionate to such Underwriter's initial commitment to purchase shares from the Company. The Underwriters may exercise such option solely to cover over-allotments, if any, incurred in connection with the sale of shares of Common Stock offered hereby.

    The Company and the Selling Stockholder have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

    The Company and the holders of 5,635,634 shares of Common Stock in the aggregate, including each officer and director of the Company, have agreed, subject to certain exceptions, not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or securities exchangeable or exercisable for or convertible into shares of Common Stock (other than, in the case of the Company, the granting of options pursuant to the Company's Stock Plan and Directors Stock Plan) for a period of 180 days from the date of the Underwriting Agreement, without the prior written consent of Furman Selz LLC.

    The Representatives have informed the Company and the Selling Stockholder that the Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

    The Company has applied for listing of the Common Stock on the Nasdaq National Market under the symbol "ACEC."

                                 LEGAL MATTERS

    The validity of the Common Stock offered hereby will be passed upon for the Company by its counsel, Venable, Baetjer and Howard, LLP, Baltimore, Maryland. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Stroock & Stroock & Lavan, New York, New York.

                                    EXPERTS

    The financial statements as of June 30, 1995 and 1994, and for each of the three years in the period ended June 30, 1995, included in the Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

    A Registration Statement on Form S-1, including amendments thereto, relating to the Common Stock offered hereby has been filed by the Company with the Securities and Exchange Commission, Washington, D.C. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to the Company and the Common Stock offered hereby, reference is made to such Registration Statement, exhibits and schedules. A copy of the Registration Statement may be inspected by anyone without charge at the Commission's principal office located at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, the Northeast Regional Office located at 7 World Trade Center, 13th Floor, New York, New York 10048, and the Midwest Regional Office located at Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661-2511, and copies of all or any part thereof may be obtained from the Public Reference Branch of the Commission upon the payment of certain fees prescribed by the Commission. In addition, the Registration Statement may be accessed electronically at the Commission's site on the World Wide Web located at http://www.sec.gov.

    The Company currently is not a reporting company. The Company intends to furnish to its stockholders annual reports containing audited financial statements and quarterly reports containing unaudited interim financial information for each of the first three quarters of each fiscal year of the Company.

                               GLOSSARY OF TERMS

Asynchronous Transfer Mode
(ATM)...............................  A  recently commercialized switching and transmission technology that is one of  a general class of  packet
                                      technologies  that relay traffic by way of an address
                                      contained within the  first five bits  of a  standard
                                      fifty-three bit-long packet or cell. ATM-based packet
                                      transport   was   specifically  developed   to  allow
                                      switching and transmission of  mixed voice, data  and
                                      video   (sometimes   referred  to   as  "multi-media"
                                      information) at varying rates. The ATM format can  be
                                      used by many different information systems, including
                                      LANs.
Bandwidth...........................  The  range of  frequencies or  bit rates  that can be
                                      transmitted   by   a   communications   channel,    a
                                      transmission facility or a transmission medium.
Broadband...........................  Broadband  communications systems  can transmit large quantities of voice, data and video by way of digital
                                      or   analog    signals.   Examples    of    broadband
                                      communication   systems  include   DS-3  fiber  optic
                                      systems, which  can transmit  672 simultaneous  voice
                                      conversations,  or  a  broadcast  television  station
                                      signal, that  transmits  high  resolution  audio  and
                                      video  signals into the  home. Broadband connectivity
                                      is  also   an  essential   element  for   interactive
                                      multimedia applications.
Carrier.............................  A company providing telephone services.
Central Office......................  The switching centers or central switching facilities of the local telephone companies.
CENTREX.............................  CENTREX  is a service that offers features similar to those of a Private Branch Exchange (PBX), except  the
                                      equipment  is located  at the  carrier's premises and
                                      not at the premises  of the customer. These  features
                                      include  direct dialing within  a given phone system,
                                      direct  dialing  of  incoming  calls,  and  automatic
                                      identification  of outbound calls.  This is a service
                                      that local telephone companies can provide to a  wide
                                      range  of customers who  do not have  the size or the
                                      funds to support their own on-site PBX.
Digital.............................  A method  of  storing,  processing  and  transmitting information through the use of distinct electronic or
                                      optical  pulses that represent the binary code digits
                                      0  and   1.   Digital  transmission   and   switching
                                      technologies  employ  a sequence  of these  pulses to
                                      represent information as opposed to the  continuously
                                      variable  analog  signal.  Digital  transmission  and
                                      switching technologies offer a threefold  improvement
                                      in   speed  and  capacity   over  analog  techniques,
                                      allowing  much  more  efficient  and   cost-effective
                                      transmission of voice, video and data.
Fiberoptic..........................  A  technology  in which  light  is used  to transport information from  one  point  to  another.  Fiber  is
                                      immune  to electrical  interference and environmental
                                      factors  that  affect  copper  wiring  and  satellite
                                      transmission.

Frame Relay.........................  Frame  relay is  a high  speed data  packet switching service used  to  transmit  data  between  computers.
                                      Frame  relay supports data  units of variable lengths
                                      at access  speeds ranging  from  56 kilobits  to  1.5
                                      megabits.  This service is appropriate for connecting
                                      LANs, but  is not  appropriate  for voice  and  video
                                      applications  due  to the  variable delays  which can
                                      occur. Frame relay  was designed to  operate at  high
                                      speed on modern fiber optic networks.
Graphical User Interface............  A   means  of   communicating  with   a  computer  by
                                      manipulating icons and windows rather than using text
                                      commands.
Hybrid Fiber Coaxial................  A telecommunications network  composed of both  fiber and  coaxial cable,  typically used  to deliver video
                                      and/or voice services to residences.
ISO.................................  International Standards Organization, an
                                      international standards group that is concerned  with
                                      defining standards for data communication and network
                                      management.    Committees   throughout    the   world
                                      contribute to the ISO standards set forth.
Internet............................  The  global  system  of  networks  interconnected  by
                                      TCP/IP (and IP-related protocols), which include over
                                      30 million users from the private sector, educational
                                      institutions, government, nonprofits, and
                                      individuals.  Internet users  gain access  to e-mail,
                                      file transfer,  remote  log-in, gopher,  news,  World
                                      Wide Web, and other related services.
Local Area Networks (LANs)..........  The  interconnection of computers  for the purpose of sharing files, programs and  various devices such  as
                                      work  stations, printers and  high-speed modems. LANs
                                      may include dedicated computers or file servers  that
                                      provide  a  centralized  source of  shared  files and
                                      programs.
Local Exchange Carrier..............  A company providing local telephone services.
Local Exchange Carrier Lines........  Local  Exchange  Carrier   or  local  phone   company
                                      telephone lines used to supply telephone service to a
                                      location. These lines are needed by all organizations
                                      to handle local telephone traffic.
Object-Oriented.....................  A  form of software development  that models the real world through representation of "objects" or  systems
                                      that  contain data as well  as instructions that work
                                      upon that data.
Personal Communications Service
(PCS)...............................  A type of wireless telephone system that uses  light, inexpensive  handheld sets  and communicates  via low
                                      power antennas.
Protocols...........................  A formal set of standards governing the establishment of a communications link  and controlling the  format
                                      and timing of transmissions between two devices.
Request for Proposal (RFP)..........  The  process of compiling a set of specifications for any  procurement  (telephone  system,  telemanagement
                                      system,  voice mail,  etc.) to clearly  define all of
                                      the requirements of

                                      said procurement. The RFP is then distributed to  all
                                      prospective vendors, so they may respond in detail to
                                      the  requirements  and  provide a  quotation  for the
                                      project as defined  within the RFP.  The goal of  the
                                      RFP  process  is  to  procure  the  item(s)  that are
                                      detailed within the RFP.
Simple Network Management Protocol
(SNMP)..............................  A   standard   protocol   that   gathers   management
                                      information from network devices and provides a means
                                      to set and monitor configuration parameters.
Switch..............................  A computer that accepts instructions from a caller in the form of a telephone number. Like an address on an
                                      envelope,  the numbers tell the switch where to route
                                      the call.  The switch  opens  or closes  circuits  or
                                      selects   the  paths  or  circuits  to  be  used  for
                                      transmission of information.  Switching is a  process
                                      of  interconnecting circuits  to form  a transmission
                                      path between users. Switches allow local carriers  to
                                      connect  calls directly  to their  destination, while
                                      providing advanced features and recording  connection
                                      information for future billing.
Telecommunications Service
Provider............................  Carriers    and   operators    of   networks   within
                                      enterprises.
X.25................................  A protocol  that  defines the  connection  between  a terminal  and the public packet-switching network for
                                      computer to computer communications.

                              ACE*COMM CORPORATION
                                    INDEX TO
                              FINANCIAL STATEMENTS

Report of Independent Accountants.....................................................         F-2

Balance Sheets at June 30, 1994 and 1995 and at March 31, 1996 (Unaudited)............         F-3

Statements of Operations for the years ended June 30, 1993, 1994 and 1995 and for the
 nine months ended March 31, 1995 (Unaudited) and March 31, 1996 (Unaudited)..........         F-4

Statements of Stockholders' Equity (Deficit) for the years ended June 30, 1993, 1994
 and 1995 and for the nine months ended March 31, 1996 (Unaudited)....................         F-5

Statements of Cash Flows for the years ended June 30, 1993, 1994 and 1995 and for the
 nine months ended March 31, 1995 (Unaudited) and March 31, 1996 (Unaudited)..........         F-6

Notes to Financial Statements.........................................................         F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of ACE*COMM Corporation

The recapitalization described in Note 11 to the financial statements has not been consummated as of June 24, 1996. When it is consummated, we will be in a position to furnish the following report:

    "In our opinion, the accompanying balance sheets and the related statements of operations, of changes in stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of ACE*COMM Corporation at June 30, 1994 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above."

    PRICE WATERHOUSE LLP

    Washington, DC
    December 8, 1995
    except as to Note 5, which is as of
    January 25, 1996

                                ACE*COMM CORPORATION
                                   BALANCE SHEETS

                                                                 JUNE 30,
                                                          ----------------------
                                                             1994        1995
                                                          ----------  ----------
                                                                                  MARCH 31,
                                                                                     1996
                                                                                  ----------
                                                                                  (UNAUDITED)
                                           ASSETS
Current assets:
  Cash..................................................  $  147,310  $  189,903  $    2,407
  Accounts receivable, less allowance for doubtful
   accounts of $10,000..................................   4,364,666   4,702,740   4,916,683
  Inventories...........................................     798,797     964,501   1,360,289
  Prepaid expenses and other............................     135,135     130,392     248,168
                                                          ----------  ----------  ----------
Total current assets....................................   5,445,908   5,987,536   6,527,547
Property and equipment, net.............................     889,817   1,168,648   1,124,403
Capitalized software development costs, net.............     946,318   1,007,910   1,097,480
Other assets............................................     125,199     129,243     111,766
                                                          ----------  ----------  ----------
Total assets............................................  $7,407,242  $8,293,337  $8,861,196
                                                          ----------  ----------  ----------
                                                          ----------  ----------  ----------

   LIABILITIES, MANDATORILY REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
  Current borrowings....................................  $2,077,787  $4,301,544  $   41,667
  Accounts payable......................................   1,414,886   1,245,757   2,058,212
  Accrued expenses......................................     100,651     290,905     461,948
  Accrued compensation..................................     481,920     430,596     681,125
  Officer loan..........................................      95,833      95,833      78,572
  Deferred revenue......................................     685,300     997,077     617,810
                                                          ----------  ----------  ----------
Total current liabilities...............................   4,856,377   7,361,712   3,939,334
                                                          ----------  ----------  ----------
Noncurrent borrowings...................................      86,117      52,083   3,228,440
                                                          ----------  ----------  ----------
Total liabilities.......................................   4,942,494   7,413,795   7,167,774
                                                          ----------  ----------  ----------
Mandatorily redeemable Class C Preferred Stock, $5.14
 par value, 340,211 shares authorized, issued and
 outstanding............................................   1,981,839   2,121,733   2,226,654
                                                          ----------  ----------  ----------
Commitments
Stockholders' equity (deficit):
  Class B Preferred Stock, $1.00 par value, 1,000 shares
   authorized, issued and outstanding...................       1,000       1,000       1,000
  Common stock, $.01 par value, 45,000,000 shares
   authorized, 3,927,988, 3,971,348 and 4,230,993 shares
   issued and outstanding...............................      39,280      39,713      42,310
  Additional paid-in capital............................     440,121     313,134     348,571
  Stock subscriptions receivable........................      --          (5,900)   (113,633)
  Retained earnings (accumulated deficit)...............       2,508  (1,590,138)   (811,480)
                                                          ----------  ----------  ----------
Total stockholders' equity (deficit)....................     482,909  (1,242,191)   (533,232)
                                                          ----------  ----------  ----------
Total liabilities, mandatorily redeemable preferred
 stock and stockholders' equity (deficit)...............  $7,407,242  $8,293,337  $8,861,196
                                                          ----------  ----------  ----------
                                                          ----------  ----------  ----------

                  See accompanying notes to financial statements.

                                ACE*COMM CORPORATION
                              STATEMENTS OF OPERATIONS

                                                                         NINE MONTHS ENDED MARCH
                                          YEARS ENDED JUNE 30,                     31,
                                  -------------------------------------  ------------------------
                                     1993         1994         1995         1995         1996
                                  -----------  -----------  -----------  -----------  -----------
                                                                               (UNAUDITED)
Revenue -- products and
 services.......................  $11,136,806  $14,522,681  $12,415,331  $ 9,237,692  $13,111,225
                                  -----------  -----------  -----------  -----------  -----------
Costs and operating expenses:
  Cost of products and
   services.....................    5,869,081    7,674,999    6,579,504    4,757,644    6,671,913
  Selling, general and
   administrative...............    4,065,494    5,472,776    6,048,700    4,675,437    4,744,241
  Research and development......      779,823      572,652    1,044,968      711,547      630,808
                                  -----------  -----------  -----------  -----------  -----------
Total costs and operating
 expenses.......................   10,714,398   13,720,427   13,673,172   10,144,628   12,046,962
                                  -----------  -----------  -----------  -----------  -----------
Income (loss) from operations...      422,408      802,254   (1,257,841)    (906,936)   1,064,263
Interest income.................       73,577        3,455      --           --           --
Interest expense................     (126,837)    (159,993)    (334,805)    (228,619)    (285,605)
                                  -----------  -----------  -----------  -----------  -----------
Income (loss) before income
 taxes and extraordinary item...      369,148      645,716   (1,592,646)  (1,135,555)     778,658
Income taxes....................     (151,000)     --           --           --           --
                                  -----------  -----------  -----------  -----------  -----------
Income (loss) before
 extraordinary item.............      218,148      645,716   (1,592,646)  (1,135,555)     778,658
                                  -----------  -----------  -----------  -----------  -----------
Extraordinary item -- tax
 benefit of net operating loss
 carryforwards..................      151,000      --           --           --           --
                                  -----------  -----------  -----------  -----------  -----------
Net income (loss)...............  $   369,148  $   645,716  $(1,592,646) $(1,135,555) $   778,658
                                  -----------  -----------  -----------  -----------  -----------
                                  -----------  -----------  -----------  -----------  -----------
Pro forma (loss) income per
 share (unaudited)..............                            $      (.26)              $      0.12
                                                            -----------               -----------
                                                            -----------               -----------
Shares used in computing pro
 forma (loss) income per share
 (unaudited)....................                              6,200,992                 6,510,335
                                                            -----------               -----------
                                                            -----------               -----------

                See accompanying notes to financial statements.

                                ACE*COMM CORPORATION
                    STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                PREFERRED STOCK
                             ----------------------                                                   RETAINED
                                                         COMMON STOCK      ADDITIONAL      STOCK      EARNINGS
                                    CLASS B          --------------------    PAID-IN    SUBSCRIPTIONS (ACCUMULATED
                               SHARES     PAR VALUE   SHARES    PAR VALUE    CAPITAL    RECEIVABLE    DEFICIT)      TOTAL
                             -----------  ---------  ---------  ---------  -----------  -----------  -----------  ---------
Balance, June 30, 1992.....       1,000   $   1,000  3,927,988  $  39,280   $ 673,277       --       ($1,012,356) $(298,799)
Accretion of preferred
 stock dividends...........      --          --         --         --         (93,262)      --           --         (93,262)
Net income for the year
 ended June 30, 1993.......      --          --         --         --          --           --          369,148     369,148
                                  -----   ---------  ---------  ---------  -----------  -----------  -----------  ---------
Balance, June 30, 1993.....       1,000       1,000  3,927,988     39,280     580,015       --         (643,208)    (22,913)
Accretion of preferred
 stock dividends...........      --          --         --         --        (139,894)      --           --        (139,894)
Net income for the year
 ended June 30, 1994.......      --          --         --         --          --           --          645,716     645,716
                                  -----   ---------  ---------  ---------  -----------  -----------  -----------  ---------
Balance, June 30, 1994.....       1,000       1,000  3,927,988     39,280     440,121       --            2,508     482,909
Accretion of preferred
 stock dividends...........      --          --         --         --        (139,894)      --           --        (139,894)
Issuance of common stock...      --          --         43,360        433      12,907    $  (5,900)      --           7,440
Net loss for the year ended
 June 30, 1995.............      --          --         --         --          --           --       (1,592,646)  (1,592,646)
                                  -----   ---------  ---------  ---------  -----------  -----------  -----------  ---------
Balance, June 30, 1995.....       1,000       1,000  3,971,348     39,713     313,134       (5,900)  (1,590,138)  (1,242,191)
Payment of stock
 subscriptions receivable
 (unaudited)...............      --          --         --         --          --            5,900       --           5,900
Accretion of preferred
 stock dividends
 (unaudited)...............      --          --         --         --        (104,921)      --           --        (104,921)
Issuance of common stock
 (unaudited)...............      --          --        259,645      2,597     140,358     (113,633)      --          29,322
Net income for the nine
 months ended March 31,
 1996 (unaudited)..........      --          --         --         --          --           --          778,658     778,658
                                  -----   ---------  ---------  ---------  -----------  -----------  -----------  ---------
Balance, March 31, 1996
 (unaudited)...............       1,000   $   1,000  4,230,993  $  42,310   $ 348,571    $(113,633)   $(811,480)  $(533,232)
                                  -----   ---------  ---------  ---------  -----------  -----------  -----------  ---------
                                  -----   ---------  ---------  ---------  -----------  -----------  -----------  ---------

              See accompanying notes to the financial statements.

                                ACE*COMM CORPORATION
                              STATEMENTS OF CASH FLOWS

                                                                                                   NINE MONTHS ENDED MARCH
                                                                     YEARS ENDED JUNE 30,                    31,
                                                              -----------------------------------  ------------------------
                                                                 1993        1994        1995         1995         1996
                                                              -----------  ---------  -----------  -----------  -----------
                                                                                                         (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)...........................................  $   369,148  $ 645,716  $(1,592,646) $(1,135,555) $   778,658
Adjustments to reconcile net income (loss) to net cash (used for) provided by operating activities:
  Depreciation..............................................      156,024    186,967      243,245      176,383      204,777
  Amortization of capitalized software......................      522,492    396,636      418,373      182,914      389,766
Changes in operating assets and liabilities
  Accounts receivable.......................................   (2,306,162)  (720,346)    (338,074)     (65,805)    (213,943)
  Inventories...............................................       38,168   (426,502)    (165,704)    (415,539)    (395,788)
  Other assets..............................................      (60,224)      (674)      (6,108)     (17,949)    (100,299)
  Accounts payable..........................................    1,173,797   (429,936)    (169,129)     (62,625)     812,455
  Accrued expenses..........................................      (18,192)   154,651      190,254      (74,340)     171,043
  Accrued compensation......................................       80,244    (12,195)     (51,324)      (6,448)     250,529
  Taxes receivable..........................................       72,428     --          --           --           --
  Deferred revenue..........................................     (535,262)   204,750      311,777       74,200     (379,267)
                                                              -----------  ---------  -----------  -----------  -----------
Net cash (used for) provided by operating activities........     (507,539)      (933)  (1,159,336)  (1,344,764)   1,517,931
                                                              -----------  ---------  -----------  -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment.........................     (336,134)  (280,352)    (522,076)    (485,001)    (160,532)
Additions to capitalized software development costs.........     (338,650)  (686,033)    (473,158)    (254,929)    (479,336)
Sales of short-term investments.............................    1,115,611    790,623      --           --           --
Purchases of short-term investments.........................     (790,623)    --          --           --           --
                                                              -----------  ---------  -----------  -----------  -----------
Net cash used for investing activities......................     (349,796)  (175,762)    (995,234)    (739,930)    (639,868)
                                                              -----------  ---------  -----------  -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in line of credit..............................      779,303    336,349    1,465,000    1,400,000      719,626
Other borrowings............................................      322,715    182,129    1,144,376    1,093,600      105,539
Payments on debt............................................     (234,660)  (256,513)    (419,653)    (326,155)  (1,925,946)
Exercise of stock options...................................      --          --            7,440      --            29,322
Repayment of stock subscriptions receivable.................      --          --          --           --             5,900
                                                              -----------  ---------  -----------  -----------  -----------
Net cash provided by (used for) financing activities........      867,358    261,965    2,197,163    2,167,445   (1,065,559)
                                                              -----------  ---------  -----------  -----------  -----------
Net increase (decrease) in cash.............................       10,023     85,270       42,593       82,751     (187,496)
Cash at beginning of period.................................       52,017     62,040      147,310      147,310      189,903
                                                              -----------  ---------  -----------  -----------  -----------
Cash at end of period.......................................  $    62,040  $ 147,310  $   189,903  $   230,061  $     2,407
                                                              -----------  ---------  -----------  -----------  -----------
                                                              -----------  ---------  -----------  -----------  -----------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for interest....................  $   125,090  $ 160,839  $   329,048  $   225,919  $   282,904
                                                              -----------  ---------  -----------  -----------  -----------
                                                              -----------  ---------  -----------  -----------  -----------
Supplemental schedule of non cash financing activities:
Accretion of preferred stock dividends......................  $   139,894  $ 139,894  $   139,894  $   104,921  $   104,921
                                                              -----------  ---------  -----------  -----------  -----------
                                                              -----------  ---------  -----------  -----------  -----------
Issuance of common stock....................................                          $        20               $       350
                                                                                      -----------               -----------
                                                                                      -----------               -----------
Notes received for exercise of common stock options.........                          $     5,900               $   113,633
                                                                                      -----------               -----------
                                                                                      -----------               -----------

                See accompanying notes to financial statements.

                              ACE*COMM CORPORATION
                         NOTES TO FINANCIAL STATEMENTS
            (INFORMATION SUBSEQUENT TO JUNE 30, 1995 AND PERTAINING
               TO MARCH 31, 1996 AND THE NINE-MONTH PERIODS ENDED
                     MARCH 31, 1995 AND 1996 IS UNAUDITED)

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    ORGANIZATION

    ACE*COMM Corporation ("ACE*COMM" or the "Company") develops, markets and services operations support systems ("OSS") products for networks deployed by telecommunications service providers, such as telephone companies, other public carriers and large enterprises operating data and voice networks using intranets and the Internet. The Company's products perform such functions as billing data collection, network surveillance, alarm processing and network management for some of the largest carriers and enterprises in the world.

    INTERIM FINANCIAL INFORMATION (UNAUDITED)

    The financial statements at March 31, 1996 and for the nine-month periods ended March 31, 1995 and 1996 are unaudited, but include all adjustments (consisting only of normal recurring adjustments) which management considers necessary for a fair statement of the financial position at such date and the operating results and cash flows for those periods. Results for interim periods are not necessarily indicative of results for the entire year or any future periods.

    PRO FORMA STOCKHOLDERS' EQUITY (UNAUDITED)

    If the offering contemplated by this Prospectus is consummated under the terms presently anticipated, all of the mandatorily redeemable Class C preferred stock will convert to common stock. Unaudited pro forma stockholders' equity as of March 31, 1996, is adjusted for the conversion of the mandatorily redeemable Class C preferred stock into common stock as follows:

                                                                                 PRO FORMA
                                                                                 STOCKHOLDERS'
                                                                                 EQUITY AT
                                                                     MARCH 31,   MARCH 31,
                                                                        1996        1996
                                                                     ----------  ----------
                                                                          (UNAUDITED)
Mandatorily redeemable Class C Preferred Stock, $5.14 par value,
 340,211 shares authorized, issued and outstanding.................  $2,226,654
                                                                     ----------
Stockholders' (deficit) equity:
  Class B Preferred Stock, $1.00 par value, 1,000 shares
   authorized, Issued and outstanding..............................       1,000  $    1,000
  Common stock, $.01 par value, 45,000,000 shares authorized,
   4,230,993 shares issued and outstanding.........................      42,310      45,712
  Additional paid-in capital.......................................     348,571   2,572,021
  Stock subscriptions receivable...................................    (113,633)   (113,633)
  Accumulated deficit..............................................    (811,480)   (811,480)
                                                                     ----------  ----------
  Total stockholders' (deficit) equity.............................    (533,232)  1,693,422
                                                                     ----------  ----------
  Total mandatorily redeemable preferred stock and stockholders'
   equity..........................................................  $1,693,422  $1,693,422
                                                                     ----------  ----------
                                                                     ----------  ----------

    REVENUE RECOGNITION

    The Company recognizes revenue principally under long-term contracts involving significant production, modification or customization of hardware and software using the percentage-of-completion method, based on performance milestones specified in the contract where such milestones fairly reflect progress toward contract completion.

                              ACE*COMM CORPORATION
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
            (INFORMATION SUBSEQUENT TO JUNE 30, 1995 AND PERTAINING
               TO MARCH 31, 1996 AND THE NINE-MONTH PERIODS ENDED
                     MARCH 31, 1995 AND 1996 IS UNAUDITED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Revenue from maintenance and other post contract customer support services is recognized ratably over the term of the related agreements.

    SIGNIFICANT CUSTOMERS

    The Company extends credit to its customers in the normal course of business. Three customers in the telecommunications industry represented approximately 74%, 57% and 59% of revenues during 1993, 1994 and 1995, respectively. International customers represented approximately 29.8%, 37.1% and 62.9% of revenues during 1993, 1994 and 1995, respectively.

    CAPITALIZED SOFTWARE DEVELOPMENT COSTS

    The Company owns certain propriety rights to computer software systems that the Company has either developed or purchased and licensed to customers. Purchased computer software and the related copyrights are capitalized at their costs.

    Research and development costs are expensed as incurred. However, computer software development costs incurred after technological feasibility of a product is established and until the product is available for release to customers are capitalized. Capitalized software and purchased technology costs are amortized on a product by product basis based on the greater of the ratio of current sales to estimated total future sales or a straight-line basis over the remaining estimated economic life of the product (no greater than three years) including the current year.

    INVENTORIES

    Inventories, which consists principally of purchased materials to be used in the production of finished goods, are stated at the lower of cost, determined on the first-in, first-out (FIFO) method, or market.

    PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the related equipment, fixtures and vehicles of seven years. Leasehold improvements are amortized on a straight-line method over the shorter of the improvements' estimated useful lives or related remaining lease terms.

    INCOME TAXES

    Effective   July  1,  1993,  the  Company  adopted  Statement  of  Financial
Accounting Standards No. 109 (SFAS No. 109) "Accounting for Income Taxes." Previously, the Company used the deferred method for computing income taxes. The adoption of SFAS No. 109 did not have a material impact on the Company's financial position or results of operations.

    Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of fixed and intangible assets and revenue recognition for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

    PRO FORMA NET (LOSS) INCOME PER SHARE (UNAUDITED)

    Historical net (loss) income per share is not considered relevant as it would differ materially from pro forma net (loss) income per share given the contemplated changes in the capital structure of the Company. Except as noted below, pro forma net (loss) income per share is computed using the

                              ACE*COMM CORPORATION
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
            (INFORMATION SUBSEQUENT TO JUNE 30, 1995 AND PERTAINING
               TO MARCH 31, 1996 AND THE NINE-MONTH PERIODS ENDED
                     MARCH 31, 1995 AND 1996 IS UNAUDITED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) weighted average number of shares of common stock, assuming conversion of mandatorily redeemable preferred Class C stock, and dilutive common stock equivalent shares from common stock options. Common stock equivalent shares are calculated using the treasury stock method. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common stock and common stock equivalent shares issued by the Company at prices below the public offering price during the twelve month period prior to the proposed offering date (using the treasury stock method and an offering price of $10 per share) have been included in the calculation as if they were outstanding for all of 1995 regardless of whether they are dilutive.

2.  ACCOUNTS RECEIVABLE
    Accounts receivable net of allowance for doubtful accounts of $10,000 consist of the following:

                                                            JUNE 30,
                                                     ----------------------
                                                        1994        1995
                                                     ----------  ----------
Billed.............................................  $3,182,718  $3,685,109
Unbilled...........................................   1,181,948   1,017,631
                                                     ----------  ----------
                                                     $4,364,666  $4,702,740
                                                     ----------  ----------
                                                     ----------  ----------

    Unbilled receivables include costs and estimated earnings on contracts in progress which have been recognized as revenue but not yet billed to customers under the provisions of specific contracts. Substantially all unbilled receivables are expected to be billed and collected within one year.

3.  PROPERTY AND EQUIPMENT
    Property and equipment consists of the following:

                                                            JUNE 30,
                                                     ----------------------
                                                        1994        1995
                                                     ----------  ----------
Computer equipment.................................  $1,139,210  $1,569,618
Furniture and fixtures.............................     206,651     261,761
Vehicles...........................................      42,384      42,384
Leasehold improvements.............................      16,889      19,654
                                                     ----------  ----------
                                                      1,405,134   1,893,417
Less accumulated depreciation and amortization.....    (515,317)   (724,769)
                                                     ----------  ----------
                                                     $  889,817  $1,168,648
                                                     ----------  ----------
                                                     ----------  ----------

4.  CAPITALIZED SOFTWARE DEVELOPMENT COSTS

                                                            JUNE 30,
                                                    ------------------------
                                                       1994         1995
                                                    -----------  -----------
Capitalized software development costs............  $ 3,169,099  $ 3,642,257
Less accumulated amortization.....................   (2,222,781)  (2,634,347)
                                                    -----------  -----------
                                                    $   946,318  $ 1,007,910
                                                    -----------  -----------
                                                    -----------  -----------

    Amortization expense of capitalized software amounted to $522,492, $396,636 and $418,373 in 1993, 1994 and 1995, respectively.

                              ACE*COMM CORPORATION
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
            (INFORMATION SUBSEQUENT TO JUNE 30, 1995 AND PERTAINING
               TO MARCH 31, 1996 AND THE NINE-MONTH PERIODS ENDED
                     MARCH 31, 1995 AND 1996 IS UNAUDITED)

5.  BORROWINGS
    The Company's borrowings consist of the following:

                                                                            JUNE 30,
                                                                     ----------------------
                                                                        1994        1995
                                                                     ----------  ----------
Bank line of credit, credit limit up to $2,500,000, due on demand, renewable November 1995, bearing interest at the bank's prime rate
 (9% at June 30, 1995) plus 1/2%, collateralized by accounts receivable (advances limited to 90% of eligible balance) and inventory. .......................................................  $1,720,000  $2,500,000
Bank line of credit, credit limit up to $1,350,000, renewable
 November 1995, bearing interest at the bank's prime rate (9% at
 June 30, 1995) plus 1/2%, collateralized by accounts receivable,
 inventory and specific equipment. ................................      --       1,185,096
Installment demand notes, due in varying monthly installments through August 1999, bearing interest at the bank's prime rate (9%
 at June 30, 1995) plus 1%, collateralized by certain
 equipment. .......................................................     310,014     571,999
Unsecured note payable for the purchase of technology and product rights, principal due in quarterly installments of $10,417 plus
 interest at 8% through April 1997. ...............................     125,000      93,750
Note payable to bank, due in monthly installments of $574 including interest at 13% through December 1995, collateralized by a
 vehicle. .........................................................       8,890       2,782
                                                                     ----------  ----------
Total borrowings...................................................   2,163,904   4,353,627
Less current portion...............................................  (2,077,787) (4,301,544)
                                                                     ----------  ----------
Noncurrent portion.................................................  $   86,117  $   52,083
                                                                     ----------  ----------
                                                                     ----------  ----------

    Annual maturities of long term debt are as follows:

YEAR ENDING JUNE 30,
- -------------------------------------------------------------------
1997...............................................................  $  41,667
1998...............................................................     10,416
                                                                     ---------
                                                                     $  52,083
                                                                     ---------
                                                                     ---------

    On January 25, 1996, the Company was notified of the bank's intention to extend their lines of credit facilities to July 1, 1996. In accordance with this extension, the Company must comply with certain financial covenants, such as a minimum current ratio, minimum net worth, and minimum total liabilities to net worth.

6.  TRANSACTIONS WITH RELATED PARTIES
    In connection with the purchase of certain assets by the Company at its inception, the Company's president loaned $150,000 to the Company to assist in financing the acquisition. The note bears interest at the Federal short-term rate established periodically by the U.S. Treasury (5.6% at June 30, 1995). Principal and interest is paid quarterly. The outstanding loan balance totaled $95,833 at June 30, 1994 and 1995.

                              ACE*COMM CORPORATION
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
            (INFORMATION SUBSEQUENT TO JUNE 30, 1995 AND PERTAINING
               TO MARCH 31, 1996 AND THE NINE-MONTH PERIODS ENDED
                     MARCH 31, 1995 AND 1996 IS UNAUDITED)

6.  TRANSACTIONS WITH RELATED PARTIES (CONTINUED)
    During 1993, 1994 and 1995, the Company purchased inventories totaling approximately $631,000, $1,036,000 and $62,000, respectively, from a company whose Board of Directors included the Company's president and another member of the Company's Board of Directors. The Company's president retired from the other company's Board of Directors in January 1994. Accounts payable at June 30, 1994 and 1995 include approximately $381,000 and $125,000, respectively, which is payable to this company.

7.  RETIREMENT PLAN
    The Company has a simplified-employee pension plan (SEPP) covering substantially all employees. Under the SEPP, the Company makes contributions to the plan subject to Company performance and the maximum contribution allowable by the IRS. The contribution rate is set annually at the discretion of management. Contributions made during 1993, 1994 and 1995, were approximately $45,800, $120,300 and $0, respectively.

    On April 1, 1994, the Company established a 401(k) plan. To be eligible, employees must have completed six months of service and be at least 21 years of age and be credited with 1,000 hours of service. No employer contributions were made during 1994 and 1995.

8.  INCOME TAXES
    Deferred tax assets (liabilities) are comprised of the following:

                                                            JUNE 30,
                                                     ----------------------
                                                        1994        1995
                                                     ----------  ----------
Tax assets:
  Costs capitalized to inventory...................  $   54,665  $  134,572
  Accruals not deducted for tax....................      70,778      55,368
  Net operating loss carryforwards.................     741,521   1,203,675
  Tax credit carryforwards.........................     251,283     251,283
  Copyright and patents............................      27,625      23,857
  Other............................................       3,900       3,963
                                                     ----------  ----------
    Gross deferred tax assets......................   1,149,772   1,672,718
                                                     ----------  ----------
Tax liabilities:
  Income on contracts..............................    (457,060)   (333,297)
  Software costs deducted for tax..................    (369,064)   (393,137)
  Depreciation.....................................    (119,337)   (163,829)
  Other............................................      (3,900)     (3,900)
                                                     ----------  ----------
    Gross deferred tax liabilities.................    (949,361)   (894,163)
                                                     ----------  ----------
  Net deferred tax asset...........................     200,411     778,555
                                                     ----------  ----------
Valuation allowance................................    (200,411)   (778,555)
                                                     ----------  ----------
Net deferred tax asset/(liability).................  $   --      $   --
                                                     ----------  ----------
                                                     ----------  ----------

    At June 30, 1994 and 1995, a valuation allowance was recorded for the full value of net deferred tax assets as realization of these benefits cannot be reasonably assured.

                              ACE*COMM CORPORATION
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
            (INFORMATION SUBSEQUENT TO JUNE 30, 1995 AND PERTAINING
               TO MARCH 31, 1996 AND THE NINE-MONTH PERIODS ENDED
                     MARCH 31, 1995 AND 1996 IS UNAUDITED)

8.  INCOME TAXES (CONTINUED)
    In 1993, the provision for income taxes contains a charge in lieu of Federal and state income taxes that would be required to be paid had the Company not been able to utilize its net operating loss carryforwards. The tax benefit for 1993 of $151,000 resulting from such utilization is shown as an extraordinary item in the statements of operations. In 1994, the provision for income taxes was comprised of a Federal and state provision of $258,000, which was offset by a reduction in the valuation allowance of the same amount. The change during 1995 in the valuation allowance was largely attributable to the increase in net operating losses.

    At June 30, 1995, the Company has available research credit carryforwards of approximately $251,000 which are available to offset future income tax and expire in years through 2005. The Company also has net operating loss carryforwards for income tax purposes of approximately $3,086,000 which expire in years through 2010. Ownership changes, as defined in the Internal Revenue Code, may limit the amount of net operating loss carryforwards that can be utilized annually to offset future taxable income or tax liability.

    The total income tax provision (benefit) for each year varied from the amount computed by applying the statutory U.S. Federal income tax rates to income before income taxes and extraordinary items as follows:

                                                   YEAR ENDED JUNE 30,
                                             -------------------------------
                                               1993       1994       1995
                                             ---------  ---------  ---------
Income tax provision/(benefit) at statutory
 rate......................................  $ 129,047  $ 219,543  $(541,500)
State income taxes net of Federal
 benefit...................................     21,953     32,286    (79,632)
Nondeductible expenses.....................     --         --         30,555
Other......................................     --          5,981     12,433
Change in valuation allowance..............     --       (257,810)   578,144
                                             ---------  ---------  ---------
    Actual provision.......................  $ 151,000  $  --      $  --
                                             ---------  ---------  ---------
                                             ---------  ---------  ---------

9.  MANDATORILY REDEEMABLE PREFERRED STOCK
    On October 31, 1991, in connection with an investment agreement, the Company sold 340,211 shares of Class C, convertible preferred stock at $5.14 per share. The Class C shares consist of two series. Series 1 stock (211,727 shares) provides voting rights equal to the same number of shares of common stock and Series 2 stock (128,484 shares) provides no voting rights but, if elected by a majority of the Class C preferred stockholders, will become voting shares on a one-to-one basis.

    Each share of Class C preferred stock may be converted into common stock at any time by the holder. Additionally, the shares will be converted automatically upon an underwritten, public offering of the Company's common stock. The number of shares of common stock into which the preferred stock can be converted is determined by a conversion price, as defined under the agreement. Currently, the conversion price is $0.95 per share and if converted now, the shares would be exchanged on a 5.42 to 1 basis. No dividends are payable with respect to any converted shares. The Company has reserved 1,843,945 shares of common stock for the purpose of conversion.

    Any shares not converted by designated dates will be redeemed by the Company as follows: one-third of the shares on September 15, 1995, one-half of the remaining shares on September 15, 1996, and all the remaining shares on
September  15,  1997.  The  redemption  price  is  equal  to  $5.14  per   share

                              ACE*COMM CORPORATION
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
            (INFORMATION SUBSEQUENT TO JUNE 30, 1995 AND PERTAINING
               TO MARCH 31, 1996 AND THE NINE-MONTH PERIODS ENDED
                     MARCH 31, 1995 AND 1996 IS UNAUDITED)

9. MANDATORILY REDEEMABLE PREFERRED STOCK (CONTINUED) plus accrued dividends. In the case of redemption, the holders are entitled to receive accrued dividends, at a semi-annual rate of four percent, from November 1, 1992. The Company also has the right to force redemption, if certain triggering events occur, at a price of $5.14 per share plus accrued dividends from November 1, 1992, calculated at an annual rate of twelve percent. As of June 30, 1995, the Company had no right to force redemption. The holders of the securities postponed the September 15, 1995 redemption until September 15, 1996.

    Activity with respect to mandatorily redeemable preferred stock is as follows:

Balance, June 30, 1992.............................  $1,748,683
Accretion of dividends.............................      93,262
                                                     ----------
Balance, June 30, 1993.............................   1,841,945
Accretion of dividends.............................     139,894
                                                     ----------
Balance, June 30, 1994.............................   1,981,839
Accretion of dividends.............................     139,894
                                                     ----------
Balance, June 30, 1995.............................  $2,121,733
                                                     ----------
                                                     ----------

10. STOCKHOLDERS' EQUITY
    All common shares are subject to restriction upon resale. Shares may only be offered to the Company for sale, and upon termination, employees holding common shares are subject to the Company's right or obligation to repurchase all such shares at a price based on the stock purchase agreement. As of June 30, 1995, the Company had no obligation to repurchase any shares held by employees.

    The Class B preferred stock contains no voting rights, bears no rights to receive dividends, is nonconvertible, and is redeemable for $308,000 at the option of the Company, or must be redeemed upon transfer of substantially all assets or of majority control of the Company.

    STOCK OPTIONS

    Prior to the establishment of the Company's formal option plan, the Company granted options to various employees for performance and hiring incentives. Under this plan, 1,094,840 options were granted and 1,067,740 were exercised or expired prior to 1993 with an option price of $.14 - $.51. During 1995, the remaining 27,000 shares were exercised at a price of $.14. The Company no longer issues options under this plan.

    The Company has reserved 2,168,000 common shares in connection with a Board of Directors approved plan to grant nonqualified stock options to officers and key employees and 108,400 common shares in connection with a plan to grant nonqualified stock options to the Company's nonemployee directors. The exercise price on all options granted are equivalent to the fair market value of the Company's stock on the date of grant. Options for employees vest immediately and expire upon the earlier of the employee's termination or 3 to 5 years from the date of grant. Options for directors vest 1,000 shares each year from the date of grant and expire the earlier of 5 years from date of grant, 6 months upon resignation or immediately upon removal for cause. All of the options outstanding at June 30, 1993, 1994 and 1995 are exercisable. The stock option plan also provides for the issuance of

                              ACE*COMM CORPORATION
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
            (INFORMATION SUBSEQUENT TO JUNE 30, 1995 AND PERTAINING
               TO MARCH 31, 1996 AND THE NINE-MONTH PERIODS ENDED
                     MARCH 31, 1995 AND 1996 IS UNAUDITED)

10. STOCKHOLDERS' EQUITY (CONTINUED)
restricted stock, stock appreciation rights and phantom stock options. As of June 30, 1993, 1994 and 1995, no restricted stock, stock appreciation rights or phantom stock options have been granted. As of June 30, 1995, options available for granting were 915,731.

    Information relating to all the plans is summarized as follows:

                                                                       SHARES        PRICE
                                                                     -----------  -----------
Options outstanding, June 30, 1992.................................      333,910  $ .14 - .51
Granted............................................................      315,406          .25
                                                                     -----------  -----------
Options outstanding, June 30, 1993.................................      649,316    .14 - .51
Granted............................................................      468,402    .34 - .69
                                                                     -----------  -----------
Options outstanding, June 30, 1994.................................    1,117,718    .14 - .69
Granted............................................................      288,100          .69
Exercised..........................................................      (43,360)   .14 - .51
Expired............................................................      (18,049)   .14 - .69
                                                                     -----------  -----------
Options outstanding, June 30, 1995.................................    1,344,409  $ .14 - .69
                                                                     -----------
                                                                     -----------

    During 1995, the Company issued 10,840 shares of common stock which was recorded as a subscription receivable.

11. RECAPITALIZATION
    On June 23, 1996, the Board of Directors approved a 5.42-for-one stock split, to be effected in the form of a stock dividend to be distributed on
                 , to stockholders of record on                  . In  addition,
authorized shares of common stock were increased from 6,292,000 to 45,000,000. The Board also authorized 5,000,000 shares of undesignated preferred stock. All references in the financial statements to number of shares, per share amounts and market prices of the Company's common stock have been retroactively restated to reflect the increased number of shares of common stock outstanding.

12. COMMITMENTS

    OPERATING LEASES

    The Company leases its office facilities and certain equipment under operating leases expiring on July 31, 1996. Future minimum lease payments under noncancelable operating leases, for the Company's fiscal year ending, are approximately as follows:

YEAR ENDING JUNE 30,
- -----------------------------------------------------------------
1996.............................................................  $   246,900
1997.............................................................       20,900
                                                                   -----------
                                                                   $   267,800
                                                                   -----------
                                                                   -----------

    Total rental expense was approximately $170,000, $221,500 and $222,800 in 1993, 1994 and 1995, respectively.

13. SUBSEQUENT EVENTS (UNAUDITED)
    Effective March 1, 1996, the Company entered into a credit agreement with a bank to finance inventory for a large foreign contract. The Company can borrow up to $1,000,000 at 1.25% over the

                              ACE*COMM CORPORATION
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
            (INFORMATION SUBSEQUENT TO JUNE 30, 1995 AND PERTAINING
               TO MARCH 31, 1996 AND THE NINE-MONTH PERIODS ENDED
                     MARCH 31, 1995 AND 1996 IS UNAUDITED)

13. SUBSEQUENT EVENTS (UNAUDITED) (CONTINUED) bank's prime rate. The agreement requires the Company to comply with certain financial covenants. On behalf of the Company, the U.S. Export-Import Bank guarantees to the bank 90% of the outstanding balance, which is collateralized by the inventory and the foreign receivables generated by the contract. This agreement expires on August 31, 1996.

    Effective May 29, 1996, the Company entered into new loan agreements with its bank. The Company's $2,500,000 line of credit was extended to November 30, 1997. The new line bears interest payable monthly, at 0.5% over the bank's prime rate and the principal is due November 30, 1997. In addition, a second
$1,350,000 line of credit was replaced with a revolving line of credit of $1,000,000. This facility bears interest at 0.5% over the bank's prime rate, payable monthly, and the principal is due on November 30, 1997. The Company also replaced $600,000 of demand notes with a $600,000 promissory note. This note bears interest at 1.0% over the bank's prime rate, payable monthly, and the principal is due on November 30, 1997. These new credit facilities are secured by accounts receivable and inventory certain of which are subordinated to the security interests of the credit agreement described above, and the agreement contains certain financial covenants.

    In connection with these new agreements, the Company reclassified $2,893,338 of current borrowings at March 31, 1996 to noncurrent borrowings in accordance with SFAS No. 6, "Classification of Short-Term Obligations Expected to be Refinanced."

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                            ------------------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                    -----
Prospectus Summary.............................           3
Risk Factors...................................           8
Use of Proceeds................................          14
Dividend Policy................................          14
Capitalization.................................          15
Dilution.......................................          16
Selected Financial Data........................          17
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations....................................          18
Business.......................................          25
Management.....................................          38
Certain Transactions...........................          45
Principal and Selling Stockholders.............          46
Description of Capital Stock...................          47
Certain Charter and By-Law Provisions..........          49
Shares Eligible for Future Sale................          50
Underwriting...................................          53
Legal Matters..................................          54
Experts........................................          54
Additional Information.........................          54
Glossary of Terms..............................          55
Index to Financial Statements..................         F-1

                            ------------------------

    UNTIL               , 1996 (25 DAYS AFTER  THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                2,518,203 SHARES

                              ACE*COMM CORPORATION

                                  COMMON STOCK

                               ------------------

                                  FURMAN SELZ

                            OPPENHEIMER & CO., INC.

                             RODMAN & RENSHAW, INC.

                                          , 1996

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

SEC Registration Fee...........................................  $10,984.66
NASD Filing Fee................................................    3,686.00
Nasdaq National Market Listing Fee.............................      *
Blue Sky Fees and Expenses (including legal fees)..............      *
Transfer Agent and Registrar Fees..............................      *
Accounting Fees and Expenses...................................      *
Legal Fees and Expenses........................................      *
Printing, Engraving and Mailing Expenses.......................      *
Miscellaneous..................................................      *
                                                                 ----------
    Total......................................................  $   *
                                                                 ----------
                                                                 ----------

- ------------------------
* To be completed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    (a) Section 2-418 of the Corporations and Associations Article of the Annotated Code of Maryland permits a corporation to indemnify its present and former directors, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their services in those or other capacities, unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to such proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; or (b) the director or officer actually received an improper personal benefit in money, property, or services; or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. Maryland law permits a corporation to indemnify a present and former officer to the same extent as a director, and to provide additional indemnification to an officer who is not also a director. In addition, Section 2-418(f) of the Corporations and Associations Article of the Annotated Code of Maryland permits a corporation to pay or reimburse, in advance of the final disposition of a proceeding, reasonable expenses (including attorney's fees) incurred by a present or former director or officer made a party to the proceeding by reason of his service in that capacity, provided that the corporation shall have received (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and (b) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

    The Registrant has provided for indemnification of directors, officers, employees, and agents in Article VIII of its charter, as amended. This provision reads as follows:

        Section 1.  Mandatory Indemnification.

        The Corporation shall indemnify its currently acting and its former directors and officers against any and all liabilities and expenses incurred in connection with their services in such capacities to the maximum extent permitted by the Maryland General Corporation Law, as from time to time amended.

        Section 2.  Discretionary Indemnification.

        If approved by the Board of Directors, the Corporation may indemnify its employees, agents and persons who serve and have served, at its request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture or other enterprise or employee benefit plan to the extent determined to be appropriate by the Board of Directors.

        Section 3.  Advancing Expenses Prior to a Decision.

        The Corporation shall advance expenses to its directors and officers entitled to mandatory indemnification to the maximum extent permitted by the Maryland General Corporation Law, as from time to time amended, and may in the discretion of the Board of Directors advance expenses to employees, agents and others who may be granted indemnification.

        Section 4.  Other Provisions for Indemnification.

        The Board of Directors may, by bylaw, resolution or agreement, make further provision for indemnification of directors, officers, employees and agents.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    Under Maryland law, a corporation is permitted to limit by provision in its charter the liability of directors and officers, so that no director or officer of the corporation shall be liable to the corporation or to any stockholder for money damages except to the extent that (i) the director or officer actually received an improper benefit in money, property, or services, for the amount of the benefit or profit in money, property or services actually received, or (ii) a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding in the proceeding that the director's or officer's action, or failure to act, was the result or active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

    The Registrant has limited the liability of its directors and officers for money damages in Article VIII of its charter, as amended. This provision reads as follows:

    Section 5.  Limitation of Liability of Directors and Officers.

    To the fullest extent that limitations on the liability of directors and officers are permitted by the Maryland General Corporation Law, no director or officer of the Company shall have any liability to the Company or its stockholders for damages. This limitation on liability applies to events occurring at the time a person serves as a director or officer of the Company, whether or not such person is serving as such at the time of any proceeding in which liability is asserted.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    The following sets forth certain information regarding sales of, and other transactions with respect to, securities of the Company issued within the past three years, which sales and other transactions were not registered pursuant to the Securities Act of 1933, as amended (the "Securities Act"). All of such sales and transactions were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof or as otherwise indicated herein.

    On September 15, 1993, the Company granted options to purchase an aggregate of 343,742 shares of Common Stock of the Company to certain employees of the Company under the Company's Omnibus Stock Plan. The exercise price of these options was $0.34 per share.

    On October 30, 1993, the Company granted to each of Messrs. Casner, Hartwell and Wetzel, three non-employee members of the Board of Directors, options to purchase 5,420 shares of Common Stock of the Company under the Company's Stock Option Plan for Directors. The exercise price of these options was $0.34 per share.

    On June 1, 1994, the Company granted options to purchase an aggregate of 108,400 shares of Common Stock of the Company to an employee of the Company under the Company's Omnibus Stock Plan. The exercise price of these options was $0.64 per share.

    On September 12, 1994, the Company granted options to purchase an aggregate of 261,000 shares of Common Stock of the Company to certain employees of the Company under the Company's Omnibus Stock Plan. The exercise price of these options was $0.69 per share.

    On November 5, 1994, the Company granted to each of Messrs. Casner, Hartwell and Wetzel, three non-employee members of the Board of Directors, options to purchase 5,420 shares of Common Stock of the Company under the Company's Stock Option Plan for Directors. The exercise price of these options was $0.69 per share.

    On March 27, 1995 the Company granted options to purchase an aggregate of 10,840 shares of Common Stock of the Company to an employee of the Company under the Company's Omnibus Stock Plan. The exercise price of these options was $0.69 per share.

    On December 9, 1995, the Company granted to each of Messrs. Casner and Wetzel, two non-employee members of the Board of Directors, options to purchase 5,420 shares of Common Stock of the Company under the Company's Amended Stock Option Plan for Directors. The exercise price of these options was $0.53 per share.

    On March 20, 1996 the Company granted options to purchase an aggregate of 132,123 shares of Common Stock of the Company to certain employees of the Company under the Company's Omnibus Stock Plan. The exercise price of these options was $0.53 per share.

    Between July 15, 1994 and March 20, 1996, the Company issued 303,005 shares of its Common Stock to certain directors and employees of the Company upon the exercise of options at exercise prices ranging from $0.14 to $0.69.

    Except as set forth above, no underwriters were engaged in connection with any of the foregoing sales of securities. The securities issued in the above transactions were offered and sold in reliance upon the exemption from registration under Section 4(2) of the Securities Act or Regulation D or Rule 701 promulgated under the Securities Act, relative to sales by an issuer not involving any public offering.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) The following exhibits are filed as part of this Registration Statement:

      1.1*   Form of Underwriting Agreement.
      3.1**  Form of Charter of the Company.
      3.2**  Form of By-Laws of the Company.
      4.1**  Form of Specimen of Common Stock Certificate.
      5.1**  Opinion of Venable, Baetjer and Howard, LLP re: legality of securities being registered.
     10.1*   Supplier Agreement dated December 16, 1992 between the Registrant and AT&T
              World Services, Inc.

     10.2*+  Marketing Agreement dated June 18, 1990 between the Registrant and AT&T World
              Services, Inc.
     10.3*+  Subcontract Agreement dated February 24, 1994 between Registrant and AT&T
              Corporation, Government Integrated Solutions.
     10.4*+  Authorized Distributor Agreement dated July 23, 1991 between the Registrant and AmerInd, Inc.
     10.5*   Supply Contract dated August 17, 1994 between the Registrant and Teleglobe
              Canada, Inc.
     10.6*+  License Agreement dated August 1, 1995 between the Registrant and Teleglobe
              Canada, Inc.
     10.7*   Subcontract No. 95-1350-01 dated November 8, 1995 between the Registrant and
              ANSTEC, Inc.
     10.8**  Agreement of Subcontract dated April 24, 1994 between the Registrant and the
              Communications Systems Division of GTE Government Systems Corporation.
     10.9*+  Agreement to Purchase Hardware, Render Services and License and Sublicense the
              Use of Software dated October 11, 1995 between the Registrant and Telefonos de Mexico, S.A. de C.V.
    10.10**  1994 Amended Stock Option Plan for Directors.
     10.11** Amended and Restated Omnibus Stock Option Plan.
     11.1  * Computation of Pro Forma Earnings Per Share.
     23.1  * Consent of Price Waterhouse LLP.
     23.2  ** Consent of Venable, Baetjer and Howard, LLP (included in their opinion filed as Exhibit 5.1).
     24.1  * Powers of Attorney (included in Part II of this Registration Statement).
     27.1  * Financial Data Schedule.

- ------------------------
*   Filed herewith.

**  To be filed by amendment.

+ Confidential treatment requested as to certain portions, which portions are omitted and filed separately with the Commission.

ITEM 17.  UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions contained in the Articles of Amendment and Restatement of the Registrant and the laws of the State of Maryland, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be a part of this Registration Statement as of the time it was declared to be effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Gaithersburg, Maryland, on this 24th day of June, 1996.

                                          ACE*COMM CORPORATION

                                          By:        /s/ George T. Jimenez

                                             -----------------------------------
                                                      George T. Jimenez
                                                          PRESIDENT
                                                (PRINCIPAL EXECUTIVE OFFICER)

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints George T. Jimenez and James M. Moore, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and all documents relating thereto and any registration statement relating to any offering made pursuant to this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                         NAME                                           TITLE                         DATE
- ------------------------------------------------------  --------------------------------------  -----------------

                      /s/ George T. Jimenez             President, Treasurer and Director
     -------------------------------------------         (PRINCIPAL EXECUTIVE OFFICER AND         June 24, 1996
                  George T. Jimenez                      PRINCIPAL FINANCIAL OFFICER)

                     /s/ Jeffrey C. Johnson
     -------------------------------------------        Accounting Manager                        June 24, 1996
                  Jeffrey C. Johnson                     (PRINCIPAL ACCOUNTING OFFICER)

                     /s/ Paul G. Casner, Jr.
     -------------------------------------------        Director                                  June 24, 1996
                 Paul G. Casner, Jr.

                       /s/ Gary P. Golding
     -------------------------------------------        Director                                  June 24, 1996
                   Gary P. Golding

                      /s/ Gilbert A. Wetzel
     -------------------------------------------        Director                                  June 24, 1996
                  Gilbert A. Wetzel

                               INDEX TO EXHIBITS

 EXHIBIT NO.                                        DESCRIPTION OF EXHIBIT
- -------------  ------------------------------------------------------------------------------------------------

      1.1 *    Form of Underwriting Agreement.
      3.1 **   Form of Charter of the Company.
      3.2 **   Form of By-Laws of the Company.
      4.1 **   Form of Specimen of Common Stock Certificate.
      5.1 **   Opinion of Venable, Baetjer and Howard, LLP re: legality of securities being registered.
     10.1 *    Supplier Agreement dated December 16, 1992 between the Registrant and AT&T World Services, Inc.
     10.2 *+   Marketing Agreement dated June 18, 1990 between the Registrant and AT&T World Services, Inc.
     10.3 *+   Subcontract Agreement dated February 24, 1994 between Registrant and AT&T Corporation,
                Government Integrated Solutions.
     10.4 *+   Authorized Distributor Agreement dated July 23, 1991 between the Registrant and AmerInd, Inc.
     10.5 *    Supply Contract dated August 17, 1994 between the Registrant and Teleglobe Canada, Inc.
     10.6 *+   License Agreement dated August 1, 1995 between the Registrant and Teleglobe Canada, Inc.
     10.7 *    Subcontract No. 95-1350-01 dated November 8, 1995 between the Registrant and ANSTEC, Inc.
     10.8 **   Agreement of Subcontract dated April 24, 1994 between the Registrant and the Communications
                Systems Division of GTE Government Systems Corporation.
     10.9 *+   Agreement to Purchase Hardware, Render Services and License and Sublicense the Use of Software
                dated October 11, 1995 between the Registrant and Telefonos de Mexico, S.A. de C.V.
      10.10**  1994 Amended Stock Option Plan for Directors.
      10.11**  Amended and Restated Omnibus Stock Option Plan.
      11.1   * Computation of Pro Forma Earnings Per Share.
      23.1   * Consent of Price Waterhouse LLP.
      23.2   ** Consent of Venable, Baetjer and Howard, LLP (included in their opinion filed as Exhibit 5.1).
      24.1   * Powers of Attorney (included in Part II of this Registration Statement).
      27.1   * Financial Data Schedule.

- ------------------------
*   Filed herewith.

**  To be filed by amendment.

+ Confidential treatment requested as to certain portions, which portions are omitted and filed separately with the Commission.